   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1997

                                                      REGISTRATION NO. 333-30005
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            VIROPHARMA INCORPORATED
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                     2834                    23-2789550
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S.EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            76 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                 (610) 651-0200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 CLAUDE H. NASH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            VIROPHARMA INCORPORATED
                            76 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                 (610) 651-0200
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
          DAVID R. KING, ESQ.                       ALAN DEAN, ESQ.
      MORGAN, LEWIS & BOCKIUS LLP                DAVIS POLK & WARDWELL
         2000 ONE LOGAN SQUARE                    450 LEXINGTON AVENUE
         PHILADELPHIA, PA 19103                    NEW YORK, NY 10017
             (215) 963-5000                          (212) 450-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effec-tive registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                            Dated July 22, 1997

PROSPECTUS

2,000,000 Shares

[LOGO OF VIROPHARMA INCORPORATED APPEARS HERE]

Common Stock
(par value $.002 per share)

All of the 2,000,000 shares of Common Stock, par value $.002 per share (the "Common Stock"), offered hereby (the "Offering") are being offered by ViroPharma Incorporated ("ViroPharma" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "VPHM." On July 21, 1997, the last reported sale price of the Common Stock was $16.50 per share. See "Price Range of Common Stock."

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                              UNDERWRITING
                           PRICE TO           DISCOUNTS AND       PROCEEDS TO
                           PUBLIC             COMMISSIONS (1)     COMPANY (2)(3)
--------------------------------------------------------------------------------
Per Share                  $                  $                   $
--------------------------------------------------------------------------------
Total (3)                  $                  $                   $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain lia-bilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
  to be $   .

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 300,000 additional shares, at the Price to Public less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
Company will be $   , $    and $   , respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the
shares of Common Stock will be made against payment therefor on or about    ,
1997 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.                                                COWEN & COMPANY

     , 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFI-CALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEM-BERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

No person has been authorized to give any information or to make any represen-tation other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                                               PAGE                                                           PAGE
Available Information........................     2                 Business.................................   23
Prospectus Summary...........................     3                 Management...............................   39
Risk Factors.................................     6                 Certain Transaction......................   47
Use of Proceeds..............................    15                 Principal Stockholders...................   49
Price Range of Common Stock..................    16                 Description of Capital Stock.............   52
Dividend Policy..............................    16                 Shares Eligible for Future Sale..........   54
Capitalization...............................    17                 Underwriting.............................   55
Dilution.....................................    18                 Legal Matters............................   56
Selected Financial Data......................    19                 Experts..................................   56
Management's Discussion and Analysis of                             Index to Financial Statements............  F-1
  Financial Condition and Results of
  Operations.................................    20


"ViroPharma" and the Company's logo are trademarks and service marks of the Company. The Company has filed applications to register these trademarks and service marks in the United States and Canada. All other brand names or trade-marks appearing in this Prospectus are the property of their respective owners.


                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance there-with files reports, proxy, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facili-ties maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission:
500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Cen-ter, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Com-mission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed infor-mation and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context requires otherwise, the "Company" refers to ViroPharma Incorporated, a Delaware corporation. This Prospectus contains for-ward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors." Except as otherwise noted, all information contained in this Prospectus assumes no exer-cise of the Underwriters' over-allotment option.

                                  THE COMPANY

ViroPharma Incorporated ("ViroPharma" or the "Company") is a development stage company engaged in the discovery and development of proprietary antiviral phar-maceuticals for the treatment of diseases caused by RNA viruses. The Company has focused its current drug development and discovery activities on a number of RNA virus diseases, including viral meningitis, enterovirus respiratory dis-ease ("summer flu"), hand-foot-and-mouth disease, the common cold, influenza, hepatitis C and viral pneumonia. Each year, a major portion of the world's pop-ulation is afflicted by at least one of these diseases, for which antiviral therapies are currently either inadequate or unavailable.

ViroPharma's most advanced product candidate, pleconaril, is currently being developed for the treatment of four RNA virus diseases. Initial preclinical studies indicated that pleconaril is a potent, broad-spectrum, orally-active inhibitor of several RNA viruses. In June 1996, ViroPharma completed a Phase IIa challenge study in "summer flu" with pleconaril, in which all evaluated disease measures were significantly reduced in treated subjects. In June 1997, ViroPharma completed a Phase IIb clinical trial for viral meningitis which dem-onstrated that pleconaril significantly reduced disease duration, the trial's primary endpoint. No serious adverse events attributable to pleconaril have been observed in the 139 participants in the clinical trials conducted by the Company to date.

ViroPharma has commenced additional Phase II clinical trials for viral meningi-tis, one in adolescents/adults and one in pediatric patients, and for "summer flu". ViroPharma initiated a Phase II clinical trial of pleconaril for hand-foot-and-mouth disease in March 1997 and anticipates initiating a Phase II clinical trial for the common cold in asthmatics in late 1997. ViroPharma has additional compounds in research and preclinical stages of development for the treatment of influenza, hepatitis C, and viral pneumonia.

ViroPharma believes its drug discovery and development technologies and expertise have potential applicability to a broad range of diseases caused by RNA viruses. RNA viruses are responsible for the majority of human viral dis-eases, causing illnesses ranging from acute and chronic ailments to fatal infections. RNA viruses continue to emerge, spreading from rural and developing regions of the world to urbanized centers. Despite efforts by the scientific and medical communities to develop vaccines and pharmaceuticals to prevent and treat certain of these diseases, medicines are currently inadequate or are not available for the majority of RNA virus diseases. The Company believes the sig-nificance and prevalence of RNA virus diseases, and the limited availability and effectiveness of current antiviral pharmaceuticals, has created a compel-ling need for new pharmaceuticals to treat these diseases.

ViroPharma, based on its experienced RNA virologists and its focus on RNA viral diseases, believes it is a leader in RNA virology and RNA antiviral drug dis-covery and development. The Company has focused its drug discovery and develop-ment efforts on identifying and advancing inhibitors of the process of viral RNA uncoating and replication. The Company believes that this process repre-sents an attractive target for therapeutic intervention in disease caused by RNA viruses. For RNA viruses to cause disease, they must replicate. Therefore, inhibiting RNA virus replication can prevent, limit or stop disease. The viral activities involved in this replication process are unique to RNA viruses, yet universal among all RNA viruses. Therefore, technologies used for the develop-ment of inhibitors of this process have potential applicability to a broad range of diseases caused by RNA viruses. ViroPharma has discovered and charac-terized RNA uncoating and replication activities, identified critical molecular targets, developed novel high throughput screening assays and discovered and optimized proprietary small molecule compounds identified by screening chemical libraries, including the Company's specialized library. The Company believes that it is the first company to utilize these technologies in combination to develop antiviral pharmaceutical products.

The Company's objective is to become the leading discoverer, developer and mar-keter of proprietary antiviral pharmaceuticals for RNA virus diseases through the implementation of the following strategies: (1) focusing on RNA virus dis-eases to capitalize on the significant market opportunity that they present,
(2) broadly applying its technological expertise in RNA virology to establish a substantial product pipeline, (3) conducting parallel drug assessments to accelerate, and enhance the efficiency of, drug discovery and development, (4) pursuing disease indications which allow for rapid demonstration of efficacy to expedite product development and (5) pursuing strategic relationships by leveraging its leadership position in RNA virology to enhance its drug dis-covery capabilities and licensing opportunities and to facilitate the commer-cialization of its products. The Company has entered into an agreement with respect to patents held by Sanofi S.A. ("Sanofi") to secure the exclusive development and marketing rights for pleconaril in the United States and Canada for use in a broad class of disease indications. Pleconaril was discovered at Sanofi by scientists who are now with ViroPharma. The Company has also entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim Pharmaceuticals, Inc. ("Boehringer Ingelheim") for one hepatitis C target identified by ViroPharma. In addition, the Company is collaborating with other pharmaceutical and technology companies, as well as academic institu-tions, to access enabling technologies and compound libraries as they pertain to the treatment of RNA virus diseases.

The Company is a development stage company which was incorporated in Delaware on September 16, 1994 and commenced operations on December 5, 1994. The Company's executive offices and research facility are located at 76 Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number is (610) 651-0200 and the Internet e-mail address is vp@viropharma.com. ViroPharma also has a home page on the World Wide Web.

                              RECENT DEVELOPMENTS

In June 1997, the Company completed a preliminary evaluation of data from its Phase IIb clinical trial with the oral liquid formulation of pleconaril for the treatment of viral meningitis. The Company's preliminary evaluation demon-strated that pleconaril treatment resulted in a statistically significant shortening of disease duration (58% reduction), the primary endpoint of the study. This primary endpoint evaluates the time required for disease severity (as measured by a multidimensional score, comprised of headache, nausea/vomiting, photophobia, stiff neck, fever and myalgia) to be reduced to a predetermined level indicating wellness. Statistical significance also was observed in the secondary endpoints of time to complete absence of headache (64% reduction), duration of analgesic use (54% reduction) and total analgesic use (48% reduction). Clinically meaningful trends were observed in two addi-tional secondary endpoints, while no adverse trends were observed in the three remaining secondary endpoints. The trial results were based on a 39 patient, multinational, double-blind, placebo-controlled study. In June 1997, the Com-pany initiated two additional Phase II clinical trials with pleconaril in the United States and Canada for viral meningitis, one in adolescents/adults and one in pediatric patients.

                                  THE OFFERING

 COMMON STOCK OFFERED.........................  2,000,000 shares

 COMMON STOCK OUTSTANDING AFTER THE OFFERING..  11,148,911 shares(1)

 USE OF PROCEEDS..............................  For the further development of pleconaril, including clinical
                                                trials and certain pre-
                                                marketing activities, ongoing
                                                research and development
                                                programs and general corporate
                                                purposes, which may include
                                                capital equipment expenditures.

 NASDAQ NATIONAL MARKET SYMBOL................  VPHM

(1) Excludes 707,037 shares issuable upon exercise of options outstanding as of July 1, 1997 at a weighted average exercise price of $4.07 per share and (ii) shares issuable upon exercise of warrants to purchase 21,675 shares of Common Stock at an exercise price of $2.94 per share. Includes 357,000 unvested shares of Common Stock purchased by certain founders and a director of the Company and 71,795 shares issued in connection with the exercise of certain warrants. See "Management--Executive Compensation," "Management--Stock Options," "Certain Transactions--Transactions with Founders" and "--Right Grant and Exercise," "Description of Capital Stock--Warrants" and Note 11 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION

                          ----------------------------------------------------------------
                           PERIOD FROM
                           DECEMBER 5,
                                  1994
                           (INCEPTION)                              THREE MONTHS ENDED
                               THROUGH  YEAR ENDED DECEMBER 31,          MARCH 31,
                          DECEMBER 31,  ------------------------  ------------------------
                                  1994         1995         1996         1996         1997
                          ------------  -----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA
License fee.............  $        --   $       --   $ 1,000,000  $       --   $       --
Milestone revenue.......           --           --           --           --       750,000
Grant revenue...........           --        90,813      436,081          --           --
                          ------------  -----------  -----------  -----------  -----------
Total revenues..........           --        90,813    1,436,081          --       750,000
                          ------------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and
   development..........        75,779    2,930,106    6,694,703    1,415,429    1,908,252
  General and
   administrative.......       243,318    1,091,299    1,421,524      220,173      764,569
                          ------------  -----------  -----------  -----------  -----------
Total operating
 expenses...............       319,097    4,021,405    8,116,227    1,635,602    2,672,821
                          ------------  -----------  -----------  -----------  -----------
Interest income, net....           --        75,730      285,142       55,824      191,407
                          ------------  -----------  -----------  -----------  -----------
Net loss................  $   (319,097) $(3,854,862) $(6,395,004) $(1,579,778) $(1,731,414)
                          ============  ===========  ===========  ===========  ===========
Pro forma net loss per
 share(1)...............                $     (0.98) $     (0.93) $     (0.32) $     (0.19)
Shares used in computing
 pro forma net loss
 per share(1)...........                  3,931,743    6,839,674    4,933,093    9,076,986

                                                     --------------------------
                                                         AT MARCH 31, 1997
                                                          ACTUAL AS ADJUSTED(2)
                                                     ----------- --------------
                                                            (UNAUDITED)
BALANCE SHEET DATA
Cash, cash equivalents and investments.............. $21,743,998    $52,463,998
Working capital.....................................  18,277,315     48,997,315
Total assets........................................  22,940,505     53,660,505
Loan Payable and Capital Leases--non-current........     583,312        583,312
Total stockholders' equity..........................  18,970,466     46,690,466

-------
(1) See Note 2 of Notes to Financial Statements.

(2) Reflects the sale of 2,000,000 shares of Common Stock offered by the Com-pany (at an assumed public offering price of $16.50 per share) and the applica-tion of net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Pro-spectus contains forward-looking statements which involve risks and uncertain-ties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such a difference include, but are not limited to, those discussed in the following risk factors.

EARLY STAGE OF DEVELOPMENT; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

The Company is a development stage company which currently has no sources of operating revenues and has incurred net operating losses since its inception in 1994. At March 31, 1997, the Company had an accumulated deficit of $12,300,377. Such losses have resulted principally from costs incurred in research, develop-ment, clinical trials and general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue at increasing levels for at least the next several years as its research, product development, clinical testing and marketing activities expand. Such losses will continue unless and until such time as product approvals are obtained and product sales generate sufficient revenue to offset expenses. The Company's ability to achieve profitability will depend, in part, on its ability to successfully develop, clinically test and obtain regulatory approvals for its drug candidates, as well as its ability to manufacture and market any approved products either by itself or in collaboration with others. There can be no assurance that the Company will successfully complete its product devel-opment efforts in a timely manner, if at all, that it will receive any regula-tory approvals required for the clinical development, commercial manufacture or marketing of its proposed products or that product sales based on such regula-tory approvals will be profitable to the Company. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncer-tain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PRODUCTS; PRODUCT DEVELOPMENT RISKS

The Company has not completed the development of any products. Some of the Company's drug candidates are currently undergoing clinical trials while others are in research or preclinical development. The Company's drug candidates, other than pleconaril, are not expected to be commercially available for at least several years, if at all, and pleconaril is not expected to be commer-cially available for at least three years, if at all. The Company has not begun to market or generate revenues from the commercialization of any products. The majority of the Company's drug candidates will require significant additional research and development and laboratory testing prior to submission of any reg-ulatory application, and all of its drug candidates will require significant clinical testing and regulatory approval prior to commercialization. There can be no assurance that the Company will be permitted by regulatory authorities to conduct additional clinical testing of the Company's compounds or that, if per-mitted, such additional clinical testing will prove that such drugs are safe and efficacious to the extent necessary to permit the Company to obtain mar-keting approvals for them from regulatory authorities. There can be no assur-ance that the results of preclinical studies and completed clinical trials will be indicative of results obtained in future clinical trials. Adverse or incon-clusive clinical trial results concerning any of the Company's drug candidates could result in increased costs and significantly delay the filing for mar-keting approval for such drug candidates with the FDA or result in a filing for a narrower indication. In such event, further studies would be required with respect to other indications to support any filing of a supplemental applica-tion covering such indications. There can be no assurance that the Company's research and development, preclinical testing or clinical trials will be suc-cessfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable costs or that any products, if intro-duced, will achieve market acceptance. Any problems or delays relating to research and development, regulatory approval and manufacturing, and the failure to address such problems or delays, could have a material adverse effect on the Company. See "Business--Product Development and Research."

The Company's drug candidates and future product development efforts are sub-ject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that any or all of the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to either meet applicable regulatory standards or receive neces-sary regulatory approvals or clearances. There can be no assurance that unac-ceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or human clinical trials of the Company's drugs. The appearance of any such unacceptable toxicities or side effects in toxicology studies or human clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's drugs and could ultimately prevent their approval for any of the targeted indications. Even after receiving approval, prod-ucts may later exhibit adverse effects that prevent their widespread use and necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients. Furthermore, there is a risk that the Company's drug candidates, even if safe and effective, will be difficult to develop into commercially viable products, difficult to manufacture on a large scale or uneconomical to market and that proprietary rights of third parties may preclude the Company from marketing such drug candidates. Moreover, the Company's competitors may succeed in developing technologies or products that are more effective or cost effective than those of the Company. Rapid technological changes or develop-ments by others may result in the Company's drug candidates becoming obsolete or noncompetitive. See "--Competition," "--Rapid Technological Change and Uncertainty."

DEPENDENCE ON MOST ADVANCED DRUG CANDIDATE

The Company's research and development resources are primarily dedicated to its most advanced drug candidate, pleconaril. Significant delays in the Company's clinical trials of pleconaril, unfavorable results in such trials, failure to obtain regulatory approval for the commercialization of pleconaril or any related product or failure to achieve market acceptance of pleconaril or any related product could have a material adverse effect upon the Company. There can be no assurance that pleconaril will be successfully developed. Although the Company is currently seeking to develop other drug candidates and expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. Fur-thermore, the proceeds of this offering are not expected to be sufficient to complete all clinical studies and other required testing for pleconaril or any other of the Company's product development candidates. See "--Government Regu-lation; No Assurance of Regulatory Approval" and "Business--Product Develop-ment and Research."

UNCERTAINTY REGARDING CLINICAL TRIALS

The results of preclinical studies and initial clinical trials of the Company's product candidates are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its product candidates are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming.

The rate of completion of clinical trials is dependent upon, among other fac-tors, the rate of enrollment of patients. Enrollment may be impacted by the acute nature and the seasonality of certain of the Company's disease targets and the impossibility of anticipating the geographic locations of disease out-breaks. Failure to accrue an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs. Such delays and increased costs could have a material adverse effect on the Company's drug development program. Furthermore, there can be no assurance that if the Company's clinical trials are completed, the Company will be able to submit a New Drug Application (an "NDA") as scheduled or that any such application will be approved by the FDA in a timely manner, if at all.

The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate collaborators. The Company may have difficulty obtaining sufficient patient populations, clinicians or sup-port to conduct its clinical trials as planned and may have to expend substan-tial additional funds to obtain access to such resources, or delay or modify its plans significantly.

While the Company designs and manages its preclinical studies and clinical trials, the Company engages contract research organizations to perform certain aspects of such preclinical studies and clinical trials. As a result, the Com-pany depends on such contract research organizations to assist in the comple-tion of its studies and trials.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

The production and marketing of products under development by the Company, as well as its ongoing research and development activities, are and will be sub-ject to regulation by governmental agencies, including the FDA in the United States and similar regulatory authorities in other countries. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations adminis-tered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's drug candidates will involve significant time and expenditures. There can be no assurance that the Company will be able to successfully com-plete the clinical development of, and file its NDA for, pleconaril or any other drug candidate. See "Business--Government Regulation."

Rigorous preclinical and clinical testing and the regulatory approval process can take many years and require the expenditure of substantial resources. There can be no assurance that the FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining, or any failure to obtain, such approvals would materially and adversely affect the marketing of the Company's drug can-didates and the Company's business, financial position and results of opera-tions. In addition, legislation may be enacted, or regulations promulgated in the future which might adversely affect the Company's ability to develop, manu-facture or market its drug candidates. If regulatory approval of a drug is obtained, such approval may be conditioned upon certain limitations and restrictions on the drug's use. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in warning letters, fines, withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, injunctions or criminal prosecu-tion. See "Business--Government Regulation."

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

The Company will require substantial additional funds for its research, preclinical and clinical testing, operating expenses, regulatory applications, manufacturing, marketing and sales programs. The Company has incurred losses from its operations since inception. The Company expects to incur additional operating losses over at least the next several years. The Company expects such losses to increase over historical levels as the Company's research and devel-opment expenses increase due to further clinical trials, manufacture of drug substance and preclinical development of pleconaril, and further research and development related to other product candidates. Moreover, the Company's cap-ital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes and developments in the Company's existing collaborative, licensing and other relationships, the terms of any new collaborative, licensing and other arrangements that the Company may establish and the development of commercial-ization activities and arrangements. The Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. The Company believes that the net proceeds of this offering, together with proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim, available cash and interest income, should be adequate to fund its current and anticipated levels of opera-tions through the middle of 1999. The Company's cash requirements may vary materially and could be significantly higher than those now planned because of results of research and development and drug candidate testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA and foreign regulatory requirements and other factors. See "Use of Pro-ceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Strategic Relationships," "Business--Patents," "Management" and Notes to Financial State-ments.

The Company will need to raise substantial additional capital to fund its future operations. The proceeds of this offering, together with available cash, are not expected to be sufficient to complete all clinical studies and other development and required testing for pleconaril or any other of the Company's product candidates. The Company will likely seek such additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result, and future investors may be granted rights superior to those of existing stockhold-ers. There can be no assurance, however, that additional financing will be available when needed or, if available, will be available on acceptable terms. Insufficient funds may prevent the Company from executing its business plan or may require the Company to delay, scale back or eliminate certain of its research and product development programs or license to third parties rights to develop or commercialize products or technologies that the Company would other-wise seek to develop or commercialize itself.

DEPENDENCE ON CORPORATE COLLABORATIONS; NEED FOR ADDITIONAL COLLABORATORS

The Company's strategy for the research, development and commercialization of its drug candidates may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. The Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary tech-nologies and compounds from other entities, individuals and research institu-tions, to which it will be obligated to pay license fees and, if it develops products based upon the licensed technology, to also make milestone payments and pay royalties. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its drug candi-dates, or that any or all of the contemplated benefits from such collabora-tive, license or other arrangements will be realized. Certain of the collabo-rative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and sub-mission of applications for regulatory approval for potential pharmaceutical or other products. Other collaborations may place responsibility on partners for marketing, sales and distribution support for product commercialization. Should any collaborative partner fail to develop or successfully commercialize any drug candidate to which it has rights, the Company's business may be mate-rially adversely affected. Moreover, these arrangements may require the Com-pany to transfer certain material rights to such corporate partners, licensees and others. In the event that the Company decides to license or sublicense certain of its commercial rights, there can be no assurance that such arrange-ments will not result in reduced product revenue to the Company. There can be no assurance that any revenues or profits will be derived from the Company's collaborative and other arrangements, that any of the Company's current stra-tegic arrangements will continue or that the Company will enter into any future collaborations. Furthermore, there can be no assurance that current or future collaborators will not pursue alternative technologies or drug candi-dates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business--Strategic Relationships."

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND
INFORMATION

Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the market place, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's ability to compete effectively depends, in part, on its ability to protect its proprietary technology, both in the United States and abroad. The Company intends to file applications as appropriate for patents covering the composition of matter of its drug candidates, the proprietary processes for producing such compositions, as well as the uses of its drug candidates. The Company has one issued U.S. patent, one allowed U.S. patent application and four patent applications pending with the U.S. Patent and Trademark Office ("PTO"). The Company has licensed from Sanofi S.A. the exclusive U.S. and Canadian rights to antiviral agents for use in enterovirus and rhinovirus indications, which are the subject of two issued U.S. patents and two related Canadian patent applications owned by Sanofi S.A. The Company will be depen-dent on Sanofi S.A. to prosecute such patent applications and may be dependent on Sanofi S.A. to protect such patent rights. The Company also has filed four patent applications in certain foreign jurisdictions on inventions developed by the Company. There can be no assurance that the PTO or such foreign juris-dictions will grant the Company's pending patent applications or that the Com-pany will obtain any patents on its proprietary products for which it subse-quently applies. No assurance can be given that any patents issued to, or licensed by, the Company will not be challenged, invalidated or circumvented by other parties, or that the rights granted thereunder will provide any com-petitive advantage. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or, if patents are issued to the Company, design around the patented products developed by the Company.

The Company also relies on trade secrets, know-how and continuing technolog-ical advancements to support its competitive position. Although the Company has entered into confidentiality and invention rights agreements with its employees, consultants, advisors and collaborators, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, many of the Company's scientific and management personnel have been recruited from other pharmaceutical companies where they were conducting research in areas similar to those being pursued by the Company. As a result, the Company and these individuals could be subject to allegations of trade secret violations and similar claims.

In addition, to facilitate development of its proprietary technology base, the Company may be required to obtain licenses to patents or other proprietary rights from other parties, and such requirements could substantially delay the Company's drug development or commercialization. There can be no assurance that the patents of other parties will not have a material adverse effect on the ability of the Company to do business or that any licenses required under any patents or proprietary rights of other parties would be made available on acceptable terms, if at all. If the Company does not obtain any such required licenses, it could encounter delays in introducing products to market or may be unable to develop, manufacture or sell products requiring such licenses. The Company has not conducted any searches or made any independent investiga-tions of the existence of any patents or proprietary rights of other parties.

The Company may, from time to time, collaborate with, and support research conducted by, universities and governmental research organizations. There can be no assurance that the Company will have, or be able to acquire, exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in related research programs con-ducted by the Company or such collaborators. See "Business--Strategic Relation-ships."

In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to the Company by third parties, and in defending suits against it or its employees relating to ownership of, or rights to, intellectual property, even if the outcome is not adverse to the Company. Such disputes could substantially delay the Company's drug development or commercialization. The PTO or a private party could institute an interference proceeding involving the Company in con-nection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of inven-tion, in which case the Company would not be entitled to a patent on the inven-tion at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving the Company in connection with one or more of the Company's patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. Opposition or revocation proceedings could be instituted in the patent offices of foreign jurisdictions, which proceedings, if decided adversely to the Company would prevent the Company from establishing a patent position in such jurisdiction based on the opposed or revoked patent. See "Business--Patents."

ABSENCE OF MARKETING AND SALES CAPABILITY

The Company is currently conducting market research on the multiple disease indications for which pleconaril is being developed. The Company intends to establish its marketing strategy based upon the results of this market research coupled with information gained through its clinical trials. The Company may elect to seek a marketing partner for certain disease indications, establish its own sales force or pursue both alternatives. In order to develop its mar-keting strategy, the Company has recently hired an Executive Director of Mar-keting. The Company does not currently have a sales and marketing staff. Sig-nificant additional expenditures, management resources and time will be required to develop a marketing and sales capability, and there can be no assurance that the Company will be successful either in developing a sales force, entering into commercialization arrangements, penetrating the markets for any proposed products it may develop or achieving market acceptance of its products. The Company has entered, and in the future may enter, into marketing, distribution, manufacturing, development or other third party arrangements, which grant rights that may be exclusive to certain products to corporate part-ners in return for royalties to be received on sales, if any. There can be no assurance that the Company will be able to enter into any additional arrange-ments, that any such arrangements will be successful or that the Company will be able to obtain additional capital to conduct such activities directly. See "Risk Factors--Dependence on Corporate Collaborations; Need for Additional Col-laborators" and "Business--Marketing."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
REIMBURSEMENT

The future revenues and profitability of, and availability of capital for, pharmaceutical companies such as the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been, and the Company expects there will continue to be, a number of federal, state and foreign pro-posals to control the cost of drugs through governmental regulation. It is uncertain what form any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the pro-posed reforms. The Company cannot predict when, if ever, any suggested reforms will be implemented or the effect of any implemented reform on the Company's business. Moreover, there can be no assurance that any implemented reform will not have a material adverse effect on the Company's business, financial posi-tion or results of operations.

The Company's ability to commercialize any products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which med-ical care typically is not sought, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's prod-ucts, the market acceptance of those products could be adversely affected.

COMPETITION

There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing pharmaceuticals for human thera-peutic applications similar to the applications targeted by the Company. Many of these companies have substantially greater financial, research and development, manu-facturing, marketing and human resources than the Company. In addition, many of the Company's competitors have significantly greater experience than the Com-pany in conducting drug discovery, conducting preclinical testing and human clinical trials of new pharmaceutical products, obtaining FDA and other regula-tory approvals of products, manufacturing and marketing. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Such companies may suc-ceed in developing products that are more effective or less costly than any that may be developed by the Company and also may prove to be more successful than the Company in the manufacture and marketing of any such products. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE AND UNCERTAINTY

The Company is engaged in the pharmaceutical business, which is characterized by extensive research efforts and rapid technological progress. New develop-ments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and acade-mia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or drug candidates non-competitive or obsolete.

The Company's proposed business strategy is based, in part, upon the applica-tion of the Company's technology platform, which encompasses various elements from the fields of biotechnology and chemistry, and the application of these technologies to the discovery and development of pharmaceutical products for the treatment of infectious human diseases. This strategy is subject to the risks inherent in the development of new products using new and emerging tech-nologies and approaches. There are no approved drugs on the market for the treatment of certain of the disease indications being targeted by the Company, and the Company believes that it is the first company to use these technologies in combination to develop antiviral pharmaceutical products. There can be no assurance that unforeseen problems will not develop with the Company's technol-ogies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Com-pany. See "--Competition" and "Business--Competition."

NO ASSURANCE OF MARKET ACCEPTANCE

There can be no assurance that the Company's drug candidates, if approved by the FDA and other regulatory authorities, will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and suc-cessfully market its drug candidates even if they perform successfully in clin-ical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any therapeutic prod-ucts that may be developed by the Company.

ABSENCE OF MANUFACTURING CAPABILITIES

The Company presently does not have the internal capability to manufacture pharmaceutical products under the current Good Manufacturing Practices ("GMP") prescribed by the FDA. The Company believes that it has sufficient quantities of bulk drug substance to complete its clinical programs for viral meningitis, "summer flu" and hand-foot-and-mouth disease. The Company will require addi-tional quantities of pleconaril drug substance to complete its planned clinical trials for the common cold. In February 1997, the Company amended its agreement with Sanofi to permit the Company to engage a third party to manufacture bulk drug substance. In April 1997, the Company entered into a Development Agreement with SICOR S.A. and SELOC AG, related companies and subsidiaries of Schwarz Pharma AG, for the manufacture of pleconaril bulk drug substance and the devel-opment of a process for commercial-scale production of pleconaril. The Company also is evaluating alternatives for the commercial manufacture of drug sub-stance and drug product. FDA pre-approval inspection is required for all com-mercial manufacturing sites.

Any contract manufacturers that the Company may use must adhere to GMP regula-tions enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will issue a pre-market approval of the product. Moreover, while the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. The Company has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. Should the Company decide to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to risks regarding delays or difficulties encoun-tered in manufacturing any such pharmaceutical products and would require sub-stantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any such products successfully and in a cost-effective manner. See "Business--Manufacturing" and "Business--Government Regulation."

If the Company should encounter delays or difficulties with contract manufac-turers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. In the event that the Company is required to seek alternative sources of supply, it may incur additional costs or delays in product commercialization. If the Company changes the source or location of supply or modifies the manufacturing proc-ess, regulatory authorities will require the Company to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials conducted by the Company. Under the terms of the Development Agreement, SICOR is obligated to deliver the first batch of pleconaril bulk drug substance in the fourth quarter of 1997. If such bulk drug substance is not shown to be equivalent, the Company's ability to seek FDA or other regulatory approval could be delayed until additional clin-ical trials are completed. Furthermore, there can be no assurance that the Company will be able to enter into alternative supply arrangements at commer-cially acceptable rates, if at all. No assurance can be given that the manu-facturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that the products supplied to the Company will meet the Company's specifications or delivery, cost and other requirements.

DEPENDENCE ON KEY PERSONNEL

Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel, as well as the failure to recruit addi-tional key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. Much of the know-how developed by the Company resides in its scientific and technical personnel and is not readily transferable to other personnel. The Company does not maintain "key man" life insurance on any of its employees. Furthermore, the Company's anticipated growth and expansion into areas and activities requiring additional expertise will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business--Human Resources" and "Management."

ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS

The Company's research and development processes involve the controlled use of hazardous, infectious and radioactive materials. The Company is subject to stringent federal, state and local laws, rules, regulations and policies gov-erning the use, generation, manufacture, storage, air emission, effluent dis-charge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, rules, regulations and policies or that the business, financial position or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous.

In its research activities, the Company utilizes radioactive and other mate-rials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. Although the Company believes that its safety procedures for handling and disposing of such mate-rials comply with federal, state and local laws, rules, regulations and poli-cies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company does not maintain a separate insurance policy for these types of risks.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company maintains claims made insurance against product lia-bility and defense costs incurred in connection with clinical testing in the amount of five million dollars per occurrence and five million dollars in the aggregate. The Company does not currently have any insurance coverage with regard to the commercial sale of products. There can be no assurance that claims against the Company arising with respect to clinical testing or sale of products will be successfully defended, that the insurance carried by the Com-pany, if any, will be sufficient or that the Company will be able to obtain additional, or maintain its current level of, product liability insurance on acceptable terms. In addition, there can be no assurance that any collaborators and licensees of the Company will agree to indemnify the Company from, be ade-quately insured against or have a sufficient net worth to protect the Company from product liability claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

The market price of the Common Stock is likely to be highly volatile as is fre-quently the case with publicly traded emerging growth companies and biotech-nology companies. Announcements by the Company or its competitors of technolog-ical innovations or new products, existing and future collaborations, scien-tific discoveries and results of clinical trials, as well as government regula-tory action, developments or disputes concerning patent or proprietary rights, market conditions and period-to-period fluctuations in financial results, could have a significant impact on the Company's business and the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many emerging growth and biotechnology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

Upon the closing of this offering, directors and officers of the Company and related stockholders, who in the aggregate currently own beneficially 5,907,591 shares of Common Stock (excluding outstanding options and warrants to purchase shares of Common Stock), will own beneficially in the aggregate shares of Common Stock representing approximately 53.0% of the outstanding shares of Common Stock. Accordingly, the Company's officers and directors and related stockholders together will have the ability to elect a majority of the Company's directors and thereby control the officers and management of the Com-pany and will be able to control effectively all matters requiring stockholder approval, including amendments to the Company's Second Amended and Restated Certificate of Incorporation, mergers, share exchanges, the sale of all or sub-stantially all of the Company's assets, going private transactions and other fundamental transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE; ANTI-TAKEOVER PROVISIONS

In addition to its authorized shares of Common Stock, the Company's Second Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). No shares of Preferred Stock of the Company currently are outstanding, none will be outstanding upon the closing of this offering, and the Company has no present intention to issue any shares of Preferred Stock. However, because the rights and preferences of any series of Preferred Stock may be set by the Board of Directors at its sole discretion, the rights and preferences of any such Preferred Stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock--Preferred Stock."

The Company's Second Amended and Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law contain certain provisions that could prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise, or could discourage a third party from attempting to acquire control of the Company, even if such events would be ben-eficial to the interests of the stockholders. These provisions, among other things (i) divide the Board of Directors into three classes, each of which serves for a staggered three-year term, (ii) prohibit the removal of directors without cause by the stockholders and (iii) grant the Board of Directors the authority, without action by the stockholders, to fix the rights and prefer-ences of, and issue shares of, Preferred Stock. The Company is also subject to
Section 203 of the Delaware General Corporation Law which contains certain anti-takeover provisions which prohibit a "business combination" between a cor-poration and an "interested stockholder" within three years of the stockhold-er's becoming an "interested stockholder" except in certain limited circum-stances. The business combination provisions of Section 203 of the Delaware General Corporation Law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors. See "Descrip-tion of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, the Company will have a total of 11,148,911 shares of Common Stock outstanding (11,448,911 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, 4,587,500 shares (4,887,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the

Company, as defined under the Securities Act. The remaining 6,561,411 shares are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act, and are eligible for immediate resale under Rule 144, subject to the conditions and limitations of that rule. Of such "restricted securities," 714,000 shares will be subject in varying degrees to the addi-tional restrictions of stock purchase agreements. Holders of 5,851,277 of these shares have agreed not to directly or indirectly sell or dispose of their shares without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days from the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

The Company also has outstanding options to purchase 707,037 shares of Common Stock and outstanding warrants to purchase 21,675 shares of Common Stock. The shares of Common Stock underlying these options and warrants may also be sold in the public market pursuant to Rule 144.

Stockholders of the Company are entitled to certain piggyback and demand regis-tration rights with regard to 5,659,979 shares of Common Stock. In addition, the founders of the Company are entitled to certain piggyback registration rights with regard to 879,750 shares of Common Stock. By exercising such regis-tration rights, subject to certain limitations, such holders could cause a sig-nificant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All such rights in connection with this offering have been waived.

No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock under Rule 144, pursuant to reg-istration rights or otherwise, will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market (and distributions by the Company's principal venture capital investors and sales by such distributees who may qualify for resales under Rule 144(k) without any volume limitation), or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

NO DIVIDENDS

The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stock-holders in the foreseeable future. See "Dividend Policy" and "Management's Dis-cussion and Analysis of Financial Condition and Results of Operations."

DILUTION

Upon completion of this offering, purchasers of Common Stock in this offering will incur immediate dilution of $12.01 in the per share net tangible book value of their Common Stock from the assumed public offering price. See "Dilu-tion."

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $30.7 million ($35.4 million if the Underwriter's over-allotment option is exercised in full), at an assumed public offering price of $16.50 per share and after deducting the Underwriters' fees and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds of this offering as follows: (i) approximately $20.0 million to fund further development of pleconaril, including ongoing clinical trials and certain related pre-marketing activi-ties, (ii) approximately $5.0 million for other ongoing research and develop-ment programs and (iii) the balance for general corporate purposes and capital equipment expenditures, including approximately $800,000 in initial construc-tion costs related to new laboratory and office space, pursuant to a lease which the Company entered into on July 21, 1997.

The amounts actually expended for any single purpose will vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, determi-nations as to commercial potential of product candidates and the status of competitive products. In addition, expenditures will be dependent upon the establishment of collaborative arrangements with other companies, the avail-ability of financing and other factors. See "Business--Product Development and Research."

The Company believes that the net proceeds of this offering, together with the proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim, available cash and expected interest income, will be adequate to fund its current and anticipated levels of operations through the middle of 1999. This estimate is based on assumptions about numerous factors, including the factors described above. The Company also expects from time to time to evaluate the possible licensing or acquisition of products, businesses and technologies which complement the Company's business. The Company does not currently have any understandings, commitments or agreements with respect to any such possible licensing or acquisition. In addition, future unanticipated events may make shifts in the allocation of funds necessary or desirable. The proceeds of this offering are not expected to be sufficient to complete all clinical studies for pleconaril and other development and required testing for any other of the Company's product candidates. Moreover, additional funding will be required before the Company is able to generate positive cash flows from commercial activities. Pursuant to its agreement with Boehringer Ingelheim, the Company has the right to obtain a loan in the amount of $1.0 million from Boehringer Ingelheim, creditable against future milestone pay-ments that may be payable to the Company under the Agreement, at any time during 1997. The Company does not have any other commitments to obtain any additional funds, and there can be no assurance that required funds will be available to the Company. See "Risk Factors--Uncertain Ability to Meet Capital Needs."

Pending the application of the proceeds of this offering, the Company intends to invest such proceeds in short-term interest-bearing United States govern-ment securities and in short-term, interest-bearing investment grade securi-ties. The Company intends to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded on the Nasdaq National Market under the symbol "VPHM." The Company commenced trading on the Nasdaq National Market on November 19, 1996. The following table sets forth the high and low closing sale price per share of the Common Stock, as quoted on the Nasdaq National Market, since the Company's initial public offering in November 1996.

                                                                 --------------
                                                                    HIGH    LOW
                                                                 ------- ------
Year ended 1996
Fourth Quarter (Nov. 19 through Dec. 31)........................ $ 8.750 $7.000
Year ending 1997
First Quarter................................................... $13.750 $9.375
Second Quarter.................................................. $17.875 $9.688
Third Quarter (through July 21)................................. $17.875 $16.50

On July 21, 1997, the last reported closing price of the Common Stock on the Nasdaq National Market was $16.50 per share. As of July 21, 1997, there were 41 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

The Company has never declared or paid dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the operations, development and growth of its business.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $16.50 per share (after deducting the Under-writers' fees and estimated offering expenses payable by the Company). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                 -----------------------------
                                                      AT MARCH 31, 1997
                                                       ACTUAL  AS ADJUSTED (1)
                                                 ------------  ---------------
                                                         (UNAUDITED)
Loan payable and capital leases--non-current.... $    583,312     $    583,312
Stockholders' equity:
  Preferred Stock, par value $.001 per share,
   5,000,000 shares authorized, none issued and
   outstanding, actual and as adjusted..........          --             --
  Common Stock, par value $.002 per share,
   27,000,000 shares authorized; 9,077,116
   shares issued and outstanding, actual; and
   11,077,116 shares issued and outstanding, as
   adjusted(1)..................................       18,154           22,154
  Additional paid-in capital....................   31,763,030       62,479,030
  Deferred compensation.........................     (608,598)        (608,598)
  Unrealized gain on available for sale
   securities...................................       98,257           98,257
  Deficit accumulated during the development
   stage........................................  (12,300,377)     (12,300,377)
                                                 ------------     ------------
Total stockholders' equity......................   18,970,466       49,690,466
Total capitalization............................ $ 19,553,778     $ 50,273,778
                                                 ============     ============

-------

(1) Excludes (i) 684,578 shares issuable upon exercise of options outstanding as of March 31, 1997 at a weighted average exercise price of $3.87 per share and (ii) 103,272 shares issuable upon exercise of warrants outstanding as of March 31, 1997 at a weighted average exercise price of $2.17 per share. As of July 1, 1997, there were (i) 707,037 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.07 per share and (ii) 21,675 shares issuable upon exercise of warrants at an exercise price of $2.94 per share. See "Management--Executive Compensation," "Management--Stock Options," "Certain Transactions--Transactions with Founders," "Description of Capital Stock" and Note 11 of Notes to Financial Statements.

                                    DILUTION

Purchasers of the Common Stock offered hereby will experience an immediate dilution in the net tangible book value of their Common Stock from the assumed public offering price. The net tangible book value of the Company's Common Stock as of March 31, 1997 was $18,970,466 or $2.09 per share. "Net tangible book value" per share is equal to the Company's net tangible assets (tangible assets less total liabilities) divided by the 9,077,116 shares of Common Stock. "Dilution per share" represents the difference between the assumed public offering price per share of the Common Stock and the pro forma net tangible book value per share of the Company after giving effect to this offering. After reflecting the sale of 2,000,000 shares of Common Stock offered by the Company hereby at the assumed public offering price of $16.50 per share (after deducting Underwriters' fees and estimated offering expenses) and the initial application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $49,690,466 or $4.49 per share. The change represents an immediate increase in net tangible book value of $2.40 per share to existing stockholders and an immediate dilution of $12.01 per share to new investors purchasing the shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price......................................       $16.50
  Net tangible book value per share before the offering............ $2.09
  Increase per share attributable to new investors in the
   offering........................................................  2.40
Pro forma net tangible book value per share after this offering....         4.49
                                                                          ------
Dilution per share to new investors................................       $12.01
                                                                          ======

The above information excludes (i) 684,578 shares issuable upon exercise of options outstanding as of March 31, 1997 at a weighted average exercise price of $3.87 per share and (ii) 103,272 shares issuable upon exercise of warrants outstanding as of March 31, 1997 at a weighted average exercise price of $2.17 per share. As of July 1, 1997, there were (i) 707,037 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.07 per share and (ii) 21,675 shares issuable upon exercise of warrants at an exer-cise price of $2.94 per share. See "Management--Executive Compensation," "Man-agement--Stock Options," "Description of Capital Stock" and Note 11 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

The selected financial data presented below under the caption "Balance Sheet Data" as of December 31, 1995 and 1996, and under the caption "Statement of Operations Data" for the period from December 5, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and December 31, 1996 are derived from and are qualified by reference to the financial statements of the Company and the related notes thereto, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants and which are included elsewhere in this Prospectus. The "Balance Sheet Data" as of December 31, 1994 are derived from audited financial statements not included in this Prospectus. The selected financial data as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (con-sisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and the Notes thereto and the other financial information included elsewhere in this Report. The Company is considered a "development stage company" as described in Note 1 of the Company's Financial Statements.


                          ----------------------------------------------------------------
                           PERIOD FROM
                           DECEMBER 5,
                                  1994                                 THREE MONTHS
                           (INCEPTION)  YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                               THROUGH  ------------------------  ------------------------
                          DECEMBER 31,
                                  1994         1995         1996         1996         1997
                          ------------  -----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
License fee.............  $        --   $       --   $ 1,000,000  $       --   $       --
Milestone revenue.......           --           --           --           --       750,000
Grant revenue...........           --        90,813      436,081          --           --
                          ------------  -----------  -----------  -----------  -----------
Total revenues..........           --        90,813    1,436,081          --       750,000
                          ------------  -----------  -----------  -----------  -----------
Operating expenses:
Research and
 development............        75,779    2,930,106    6,694,703    1,415,429    1,908,252
General and
 administrative.........       243,318    1,091,299    1,421,524      220,173      764,569
                          ------------  -----------  -----------  -----------  -----------
Total operating
 expenses...............       319,097    4,021,405    8,116,227    1,635,602    2,672,821
Interest income, net....           --        75,730      285,142       55,824      191,407
                          ------------  -----------  -----------  -----------  -----------
Net loss................  $   (319,097) $(3,854,862) $(6,395,004) $(1,579,778) $(1,731,414)
                          ============  ===========  ===========  ===========  ===========
Pro forma net loss per
 share(1)...............                $     (0.98) $     (0.93) $     (0.32) $     (0.19)
Shares used in computing
 pro forma net loss per
 share(1)...............                  3,931,743    6,839,674    4,933,093    9,076,986

                              ------------------------------------------------
                                       AT DECEMBER 31,
                              ----------------------------------- AT MARCH 31,
                                   1994         1995         1996         1997
                              ---------  -----------  ----------- ------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
 investments................. $  22,870  $ 4,713,426  $22,547,679  $21,743,998
Working capital (deficit)....  (243,172)   3,270,375   20,001,703   18,277,315
Total assets.................    24,870    4,873,845   23,452,879   22,940,505
Loan payable and capital
 leases non-current..........       --           --       104,571      583,312
Mandatorily redeemable
 convertible preferred
 stock.......................    60,000    7,416,604          --           --
Total stockholders' equity
 (deficit)...................  (303,172)  (4,089,758)  20,605,161   18,970,466

-------
(1) See Note 2 of Notes to Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

This Prospectus contains forward-looking statements that involve risk and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those dis-cussed in "Risk Factors."

OVERVIEW

Since inception, the Company has devoted substantially all of its resources to its research and product development programs. ViroPharma has generated no revenues from product sales and has been dependent upon funding primarily from equity financing. The Company does not expect any revenues from product sales for at least the next three year period. The Company has not been profitable since inception and has incurred a cumulative net loss of $12,300,377 through March 31, 1997. Losses have resulted principally from costs incurred in research and development activities and general and administrative expenses. The Company expects to incur additional operating losses over at least the next several years. The Company expects such losses to increase over histor-ical levels as the Company's research and development expenses increase due to further clinical trials, manufacture of drug substance and preclinical devel-opment of pleconaril, and further research and development related to other product candidates. The Company's ability to achieve profitability is depen-dent on developing and obtaining regulatory approvals for its product candi-dates, successfully commercializing such product candidates, which may include entering into collaborative agreements for product development and commercial-ization, and securing contract manufacturing services.

RESULTS OF OPERATIONS

Three months ended March 31, 1997 and 1996
The Company earned and received a milestone payment of $750,000 from Boehr-inger Ingelheim during the three month period ended March 31, 1997. The Com-pany earned no revenues during the three months ended March 31, 1996. Net interest income increased to $191,407 for the three months ended March 31, 1997 from $55,824 for the three months ended March 31, 1996, principally due to larger invested balances provided by the proceeds of the Company's initial public offering completed in November 1996.

Research and development expenses increased to $1,908,252 for the three months ended March 31, 1997 from $1,415,429 for the three months ended March 31, 1996. The increase was principally due to the cost of clinical trials related to pleconaril and the advancement of drug candidates in the Company's influ-enza, hepatitis C and viral pneumonia programs.

General and administrative expenses increased to $764,569 for the three months ended March 31, 1997 from $220,173 for the three months ended March 31, 1996. The increase was principally due to increased personnel expenses and public company costs, as well as to increased costs associated with the pursuit of corporate collaborations.

The net loss increased to $1,731,414 for the three months ended March 31, 1997 from $1,579,778 for the three months ended March 31, 1996.

Years ended December 31, 1996 and 1995
The Company received a non-refundable technology access fee of $1,000,000 from Boehringer Ingelheim and earned $436,081 of grant revenue for the year ended December 31, 1996. The Company earned $90,813 in grant revenues during the year ended December 31, 1995. Net interest income increased to $285,142 for the year ended December 31, 1996 from $75,730 for the year ended December 31, 1995, principally due to larger invested balances provided by the proceeds of the Company's initial public offering.

Research and development expenses increased to $6,694,703 for the year ended December 31, 1996 from $2,930,106 for the year ended December 31, 1995. The increase was principally due to clinical trials related to pleconaril, a mile-stone payable to Sanofi and the advancement of drug candidates in the Company's influenza, hepatitis C and viral pneumonia programs.

General and administrative expenses increased to $1,421,524 for the year ended December 31, 1996 from $1,091,299 for the year ended December 31, 1995. The increase was principally due to increased salary expenses and facilities costs, as well as to increased costs associated with the pursuit of corporate collaborations.

The net loss increased to $6,395,004 for the year ended December 31, 1996 from $3,854,862 for the year ended December 31, 1995.

Year ended December 31, 1995 and period ended December 31, 1994
The Company commenced operations on December 5, 1994. Therefore, the period ended December 31, 1994 was 26 days long. Comparisons between such period and the complete year 1995 may not be meaningful.

Grant revenue for the year ended December 31, 1995 was $90,813. The Company earned no revenues for the period ended December 31, 1994. Interest income aggregated $75,730 in 1995. There was no interest income in 1994. Research and development expenses increased to $2,930,106 for the year ended December 31, 1995 from $75,779 for the period ended December 31, 1994. The increase was due to 12 months of expenses being reflected in 1995, as well as expenses related to the commencement of clinical development of pleconaril and increased spending related to the Company's drug discovery efforts.

General and administrative expenses increased to $1,091,299 for the year ended December 31, 1995 from $243,318 for the period ended December 31, 1994. The increase was due to 12 months of expenses being reflected in 1995, as well as to increased facilities costs and costs associated with the pursuit of corpo-rate collaborations.

Net loss for the year ended December 31, 1995 was $3,854,862. Net loss for the period ended December 31, 1994 was $319,097.

LIQUIDITY AND CAPITAL RESOURCES

The Company commenced operations in December 1994. The Company is a development stage company and to date has not generated revenues from product sales. The cash used in operations is for research and development activities and sup-porting general and administrative expenses. Through March 31, 1997, the Com-pany has used approximately $8.9 million in operating activities. The Company invests its cash in short-term investments. Through March 31, 1997, the Company has used approximately $15.0 million in investing activities, including approx-imately $14.0 million in short-term investments and $1.0 million in equipment purchases. Through March 31, 1997, the Company has financed its operations pri-marily through an initial public offering of Common Stock and private place-ments of redeemable preferred stock and Common Stock totaling approximately $32.7 million. At March 31, 1997, the Company had cash and cash equivalents and investments aggregating approximately $21.7 million.

The Company leases its corporate and research and development facilities under an operating lease expiring in 1998. On July 21, 1997, the Company entered into an operating lease for laboratory and office space commencing after the current operating lease expires. The term of the new lease is ten years with two five-year renewal options. Under the lease terms, the Company is required to con-tribute approximately $800,000 in 1997 to the cost of the laboratory construc-tion. The Company also has the right, under certain circumstances, to purchase the new facility at a purchase price based on a pre-determined formula. The Company has financed substantially all of its equipment under two master lease agreements and one bank term loan. The bank term loan, in the principal amount of $600,000, was entered into in February 1997, is payable in equal install-ments over 72 months and bears interest at approximately 9% per annum. The Com-pany is required to repay amounts outstanding under the two leases within periods ranging from 32 to 48 months. As of May 31, 1997, outstanding borrowings under these arrangements totaled approximately $1.3 million. The Company is required to make a milestone payment to Sanofi, S.A. of up to $2 million upon the earlier of a future milestone event as defined in the agree-ment with Sanofi or December 1998. In addition, the Company would also be required to make certain significant additional payments, including royalties, as defined, should agreed-upon future milestones be attained.

The Company believes that the net proceeds of this offering, future proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim (including a right to obtain a loan in the amount of $1 million at the Company's option at any time in 1997, which will be creditable against a future milestone payment), available cash and expected interest income, will be adequate to fund its current and anticipated levels of operations through the middle of 1999. The Company has incurred losses from its operations since inception. The Company expects to incur additional operating losses over at least the next several years. The Company expects such losses to increase over historical levels as the Company's research and development expenses increase due to the cost of further clinical trials, manufacture of drug substance and preclinical development of pleconaril, and further research and development related to other product candidates. The Company will require additional financing for operations and expansion of its facilities prior to achieving positive cash flows from its commercial activities. The Company expects that it will need additional financing to complete all clinical studies for pleconaril and other development and required testing for the Company's other product can-didates.

To obtain this financing, the Company may seek to access the public or private equity markets or enter into additional arrangements with corporate collabora-tors. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders may result. There can be no assurance, however, that additional financing will be available on acceptable terms from any source.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128"). The provisions of Statement 128 specify the computation, presentation and dis-closure requirements for earnings (loss) per share effective for the year ended December 31, 1997. Statement 128 will have no effect on earnings (loss) per share calculations due to the antidilutive nature of the common stock equiva-lents issued to date by the Company.

                                    BUSINESS

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

ViroPharma Incorporated ("ViroPharma" or the "Company") is a development stage company engaged in the discovery and development of proprietary antiviral phar-maceuticals for the treatment of diseases caused by RNA viruses. The Company has focused its current drug development and discovery activities on a number of RNA virus diseases, including viral meningitis, enterovirus respiratory dis-ease ("summer flu"), hand-foot-and-mouth disease, the common cold, influenza, hepatitis C and viral pneumonia. Each year, a major portion of the world's pop-ulation is afflicted by at least one of these diseases, for which antiviral therapies are currently either inadequate or unavailable.

ViroPharma's most advanced product candidate, pleconaril, is currently being developed for the treatment of four RNA virus diseases. Initial preclinical studies indicated that pleconaril is a potent, broad-spectrum, orally-active inhibitor of several RNA viruses. In June 1996, ViroPharma completed a Phase IIa challenge study in "summer flu" with pleconaril, in which all evaluated disease measures were significantly reduced in treated subjects. In June 1997, ViroPharma completed a Phase IIb clinical trial for viral meningitis which dem-onstrated that pleconaril significantly reduced disease duration, the trial's primary endpoint. No serious adverse events attributable to pleconaril have been observed in the 139 participants in the clinical trials conducted by the Company to date.

ViroPharma has commenced additional Phase II clinical trials for viral meningi-tis, one in adolescents/adults and one in pediatric patients, and for "summer flu". ViroPharma initiated a Phase II clinical trial of pleconaril for hand-foot-and-mouth disease in March 1997 and anticipates initiating a Phase II clinical trial for the common cold in asthmatics in late 1997. ViroPharma has additional compounds in research and preclinical stages of development for the treatment of influenza, hepatitis C, and viral pneumonia.

ViroPharma believes its drug discovery and development technologies and expertise have potential applicability to a broad range of diseases caused by RNA viruses. RNA viruses are responsible for the majority of human viral dis-eases, causing illnesses ranging from acute and chronic ailments to fatal infections. RNA viruses continue to emerge, spreading from rural and developing regions of the world to urbanized centers. Despite efforts by the scientific and medical communities to develop vaccines and pharmaceuticals to prevent and treat certain of these diseases, medicines are currently inadequate or are not available for the majority of RNA virus diseases. The Company believes the sig-nificance and prevalence of RNA virus diseases, and the limited availability and effectiveness of current antiviral pharmaceuticals, has created a compel-ling need for new pharmaceuticals to treat these diseases.

DISEASES CAUSED BY RNA VIRUSES

Viruses are intracellular parasites that require a living host cell within which to reproduce. They are composed of genetic material enclosed in a protec-tive protein coat. The genetic material of a virus, which may be in the form of either deoxyribonucleic acid ("DNA") or ribonucleic acid ("RNA"), is unique and characteristic of that virus and provides the blueprint for virus reproduction.

There are three fundamental classes of viruses: DNA viruses, retroviruses and RNA viruses. DNA viruses store their genetic material as DNA and replicate their DNA in a manner similar to human cells. Retroviruses and RNA viruses store their genetic material as RNA. Retroviruses reproduce by first converting their RNA into DNA in infected cells, then converting this DNA back into RNA. RNA viruses, on the other hand, have the unique ability to directly reproduce their RNA to create new RNA virus offspring through a process known as RNA rep-lication. This ability to directly replicate RNA distinguishes RNA viruses from DNA viruses, retroviruses and human cells.

Infection by viruses, and their ensuing replication, can lead to disease. Viral epidemics, pandemics, acute outbreaks and chronic diseases continue to cause an enormous amount of human suffering and death. DNA viruses cause diseases such as herpes, hepatitis B and papillomas (warts). The retrovirus HIV (human immu-nodeficiency virus) causes AIDS. RNA viruses, however, are responsible for the majority of human viral diseases, causing a multitude of illnesses ranging from acute and chronic ailments to fatal infections.

The following is a list of selected diseases caused by RNA viruses:

---------------------------------------------------------------------------------------------------------------
                                           RNA VIRUS DISEASES/1/
 Bronchiolitis                                   Enterovirus meningitis             Myocarditis
 Dengue fever                                    Hantavirus pulmonary syndrome      Pneumonia
 Diarrhea diseases                               Hemorrhagic conjunctivitis         Rabies
 Ebola fever                                     Hemorrhagic fevers                 Rhinovirus common cold
 Encephalitis                                    Hepatitis C, A, D and E            Rubella
 Enterovirus respiratory disease "summer flu"    Influenza                          Tick fevers
 Enterovirus hand-foot-and-mouth                 Measles                            Yellow fever

------------
 /1/ The Company has focused its current drug development and discovery activities on the italicized diseases.
---------------------------------------------------------------------------------------------------------------

The medical community has attempted to address several of these diseases with vaccines, which are prophylactic in nature and intended to prevent disease, and antiviral pharmaceuticals, which are therapeutic in nature and intended to treat disease. For most RNA virus diseases, however, medicines are either inad-equate or simply not available.

Vaccines are designed to prevent disease by eliciting a protective antiviral immune response in vaccinated individuals. This response involves the produc-tion by the body of specific antibodies and white blood cells, both of which attempt to destroy the virus and virus-infected cells. Vaccines do not exist for most RNA virus diseases. Of those that are available, most are unable to effectively control disease for one or more reasons. Many viruses constantly and rapidly change their outer surface, thereby rendering existing vaccines obsolete. Moreover, many individuals at greatest risk for serious disease, including the young, the elderly and the immunocompromised, respond poorly to vaccines. Finally, existing vaccines are not readily available to certain sus-ceptible populations and, even when available, are often not widely used.

Antiviral pharmaceuticals to treat RNA virus diseases are limited. While there are, in some cases, medicines available to reduce disease symptoms, there are few drugs to effectively treat the underlying disease. Of these, amantadine and the related drug rimantadine are used for influenza, ribavirin has been used for viral pneumonia due to respiratory syncytial virus ("RS virus"), and inter-feron alfa ("IFN") is currently used to treat hepatitis due to hepatitis C virus ("HCV"). Additionally, immunoglobulin products are occasionally used for treatment of some RNA virus diseases.

Based on the significance and prevalence of disease associated with RNA virus infections and the limited means to prevent or treat these diseases, the Com-pany believes that there is a significant market opportunity for the develop-ment of effective therapeutics for RNA virus diseases. Moreover, the continued emergence of RNA virus diseases and the recent spread of RNA viruses from rural and developing regions of the world to urbanized centers underscores the com-pelling need for new antiviral pharmaceuticals.

TREATING RNA VIRUS DISEASES

The RNA Virus Replication Process
Essential to the discovery and development of antiviral pharmaceuticals is the ability to analyze the virus in a laboratory setting and to dissect the molec-ular and biochemical events critical to virus replication. The manipulation of RNA viruses and, in particular, the virus's RNA genome, requires special tech-niques and skills. Historically, technical limitations have hampered investiga-tion of RNA virus replication. Consequently, the scientific community's under-standing of the molecular events of RNA virus replication is incomplete. How-ever, significant recent advancements in biological and molecular technologies related to the manipulation of RNA and RNA viruses have enabled the Company to pursue the discovery and development of effective treatments for RNA virus dis-eases.

The Company believes that the process of viral RNA uncoating and replication represents an attractive target for the therapeutic intervention in disease caused by RNA viruses. For RNA viruses to cause disease, they must replicate. This process of RNA replication is depicted in the following diagram.


                             RNA VIRUS REPLICATION

                 [CHART OF RNA VIRUS REPLICATION APPEARS HERE]

  When an RNA virus enters a cell (1), its RNA is released from the virus's coat (2), allowing the unique multi-step process of RNA replication to proceed (3-4), after which new RNA virus offspring are created (5) and subsequently released from the infected cell (6). Each RNA virus offspring that infects a new cell repeats this replication process.

Inhibiting RNA virus replication can prevent, limit or stop disease. In addi-tion to thwarting disease, the direct inhibition of viral RNA uncoating and replication will reduce the possibility for generation of drug-resistant virus offspring and decrease virus transmission from infected individuals to healthy persons. RNA replication is a complicated process involving several viral pro-teins that must act together in a coordinated fashion. Due to the nature of this process, changes or mutations in these proteins are not readily tolerated. Consequently, viral proteins required for RNA replication are not only specific to the virus, they are among the least variable proteins of the virus. This is in contrast to the highly variable viral surface proteins generally involved in immune responses to virus infections. This invariability of the viral proteins responsible for viral RNA replication represents an important attribute in their selection as molecular targets for antiviral drug discovery and develop-ment.

The ViroPharma Approach
ViroPharma, based on its experienced RNA virologists and its focus on RNA viral diseases, believes that it is a leader in RNA virology and RNA antiviral drug discovery and development. As a result of its focus on, and expertise in, RNA virus replication, unique molecular target selection and assay development technologies, and its development and possession of proprietary chemical inhib-itors and its specialized chemical library, the Company believes that it is well-positioned to develop effective antiviral pharmaceuticals for RNA virus diseases.

While the RNA replication process is common among all RNA viruses, the detailed molecular and biochemical mechanisms of RNA replication are currently not fully understood. However, the Company has used its experience in RNA virology, RNA virus uncoating and RNA replication, along with recent advances in biological, molecular and informatics technologies, to gain an understanding of several aspects of the RNA virus uncoating and replication process. Company scientists have elucidated fundamental processes involved in virus uncoating and used this knowledge to design compounds to inhibit these processes. They have also suc-ceeded in discovering new virus enzyme activities that are essential to RNA replication, which are the subject of a U.S. patent application filed by the Company. Company scientists have further characterized several RNA virus repli-cation activities and used the resulting information to develop novel drug screening assays. The Company's assays are optimized for high sensitivity and specificity and are validated for reproducibility. These assays are automated using state-of-the-art robotics technologies to facilitate the high throughput screening of large chemical libraries. Using its novel assays, the Company has discovered proprietary small molecule compounds that inhibit the targeted virus-specific activities.

Once active compounds are identified, the Company advances such compounds to clinical drug candidates through a process of chemical optimization. This process involves the rapid generation of an expanded chemical analog series based on the initial active compounds and utilizes an array of technologies including computer-assisted pharmacophore modeling and drug design techniques, two-dimen-sional and three-dimensional structure and substructure chemical database searches and conventional medicinal chemistry, combinatorial chemistry and automated high capacity chemical synthetic methods. The Company then evaluates analog series in various biochemical and biological assays that assess compound selectivity, potency, safety and bioavailability. Importantly, the Company chemically optimizes active compounds for these four key parameters in paral-lel, not sequentially. The Company believes that its combination of chemical and biological technologies and parallel compound optimization process allows it to accelerate drug discovery and development. The generation of large num-bers of specific chemical analogs by the Company also enables it to rapidly expand its valuable chemical library that is biased toward inhibitors of enzymes and activities essential to RNA replication. The Company believes that this library provides a significant advantage in its efforts to discover inhib-itors for additional RNA virus diseases. The Company believes that its combined technologies have never been applied to develop an approved pharmaceutical product.

STRATEGY

The Company's objective is to become the leading discoverer, developer and mar-keter of proprietary antiviral pharmaceuticals for RNA virus diseases. The Com-pany seeks to achieve this objective through the implementation of the fol-lowing strategies:

Focus on RNA Virus Diseases
RNA viruses cause the majority of human viral diseases, yet few effective antiviral drugs are available to address these diseases. Based on the signifi-cance and prevalence of disease associated with RNA viruses and the limited means to effectively prevent or treat these diseases, the Company believes there is a significant market opportunity for the development of effective therapeutics for RNA virus diseases. The Company has focused a major portion of its resources on this market opportunity.

Broadly Apply Technological Expertise in RNA Virology
The Company has leading expertise in RNA antiviral drug discovery, focusing on RNA replication and involving the selection of specific molecular targets and the development of novel drug screening assays, proprietary chemical inhibitors and a specialized chemical library. Since RNA replication is unique to RNA viruses, yet common to all RNA viruses, this process provides a broadly appli-cable platform for drug discovery. The Company intends to continue to expand and apply its expertise in RNA virology, RNA replication, chemical synthesis methodologies and antiviral drug design to address the medical needs of dis-eases caused by RNA viruses.

Conduct Parallel Drug Discovery Assessments
The key parameters in the drug discovery process are selectivity, potency, safety and bioavailability. The Company accelerates and enhances the efficiency of its drug discovery programs by simultaneously optimizing chemical compounds for each of these parameters during the drug discovery process.

Pursue Indications for Rapid Demonstration of Efficacy
In order to expedite drug development, the Company initially targets disease indications based upon the likelihood for rapid demonstration of efficacy in clinical trials. The Company then pursues follow-on clinical development for expanded disease indications.

Pursue Strategic Relationships by Leveraging RNA Virology Expertise
The Company leverages its leadership position in RNA virus antiviral drug dis-covery and its broad antiviral clinical development capabilities through stra-tegic relationships with pharmaceutical companies, specialized technology com-panies and academic institutions. With these relationships, the Company enhances its drug discovery capabilities and licensing opportunities and facil-itates the commercialization of its potential products.

PRODUCT DEVELOPMENT AND RESEARCH

The Company has focused its current drug discovery and development activities on a number of RNA virus diseases including viral meningitis, "summer flu," hand-foot-and-mouth disease, the common cold, influenza, hepatitis C and viral pneumonia. The Company has drug candidates in various stages of research and development for each of these RNA virus diseases. The following chart sets forth the target disease indications and the status of the Company's lead product candidates:

DISEASE INDICATION  PRODUCT CANDIDATE       DEVELOPMENT STATUS (1)
------------------  ----------------------  -------------------------------------------
Viral               Pleconaril (oral)       Phase IIb clinical trial completed June
Meningitis                                  1997; additional trials in
                                            adolescents/adults and pediatric patients
                                            commenced in June 1997
"Summer Flu"        Pleconaril (oral)       Phase IIa challenge study completed April
                                            1996; Phase II clinical trial in natural
                                            infections commenced June 1997
Hand-Foot-          Pleconaril (oral)       Phase II clinical trial commenced March
and-Mouth                                   1997
Disease
Common Cold         Pleconaril (oral)       Phase II clinical trial in asthmatics
                                            anticipated in late 1997
                    Pleconaril (intranasal) Preclinical; IND anticipated late 1997
Influenza           VP 14221 series         Preclinical safety and pharmacokinetics
                                            studies
Hepatitis C         VP 31593 series         Chemical optimization
Viral               VP 36676 series         Chemical optimization
Pneumonia

-------
(1) For a discussion of preclinical testing and the phases of human clinical trials, see "--Government Regulation."

The Company's most advanced product candidate, pleconaril, based on preclinical studies, is a potent, broad spectrum, orally active inhibitor of enteroviruses and rhinoviruses. Enteroviruses and rhinoviruses are closely related members of a large, very prevalent group of RNA viruses that are responsible for wide-spread human disease. According to the Center for Disease Control (the "CDC"), there are 10 to 15 million enterovirus infections every year in the United States. Enteroviruses cause viral meningitis, "summer flu," hand-foot-and-mouth disease, myocarditis, pericarditis, encephalitis, herpangina, otitis media and perinatal enteroviral disease. Rhinoviruses are responsible for up to 50% of all acute respiratory illnesses and are the leading cause of the common cold.

The Company is currently developing pleconaril for four indications: viral men-ingitis, "summer flu," hand-foot-and-mouth disease and the common cold. While antibiotics are commonly prescribed by physicians to patients with these dis-eases, they are ineffective at treating these virus infections. Prescription and over-the-counter cough and cold remedies, analgesics and antipyretics are also used to reduce symptoms of hand-foot-and-mouth disease, "summer flu" and the common cold, but do not treat the underlying diseases. Currently, there are no antiviral therapies available for any of the diseases caused by enteroviruses or rhinoviruses. Pleconaril is not expected to be commercially available for at least three years, if at all.

ViroPharma scientists have demonstrated that pleconaril inhibits enterovirus and rhinovirus replication by a novel, virus- specific mode of action. The com-pound binds to a specific site inside the coat protein of the virus, thereby preventing the release of the viral RNA inside the cell and blocking the initi-ation of the RNA replication process. In preclinical studies conducted by the Company, pleconaril was shown to effectively inhibit the cell culture replica-tion of 96% of the rhinoviruses and enteroviruses isolated from 332 human patients. The patient population from which these viruses were isolated exhib-ited the complete range of diseases caused by these viruses, including a number of fatal infections. Moreover, orally administered pleconaril protected mice from lethal infection by enteroviruses in three distinct animal model systems and was effective even when therapy was initiated after infection in these mod-els. Based on these results, the Company believes that pleconaril will be effective against a broad spectrum of rhinoviruses and enteroviruses. There can be no assurance that pleconaril will be clinically efficacious against diseases caused by these viruses. See "Risk Factors--Uncertainty Regarding Clinical Tri-als."

In Phase I single ascending dose studies with a capsule formulation of pleconaril, plasma concentrations of drug increased proportionally to the oral dose administered up to the highest dose tested (1000 mg). Maximum drug plasma levels 20 times that required to inhibit the replication of the majority of the clinical virus isolates referred to above were achieved with a single 200 mg dose. In Phase I multidose studies conducted by the Company, doses up to 400 mg administered three times per day for seven consecutive days were well-tolerated by all subjects in the study. No serious adverse events attributable to the drug were observed in the 50 subjects who received pleconaril during the course of these Phase I studies. There can be no assurance that unacceptable toxicities or side effects will not occur during development or that any product will be effective or safe when administered to patients.

The Company has developed an oral liquid formulation of pleconaril, which the Company has demonstrated is bioequivalent to the capsule formulation used in Phase I studies. The liquid formulation is self-preserving, stable and contains only GRAS (Generally Regarded As Safe) ingredients. This formulation provides considerable flexibility in dosing and is being used in clinical trials for the viral meningitis, "summer flu" and hand-foot-and-mouth disease indications and will be used in clinical trials for the common cold indication. The Company is also developing an intranasal formulation of pleconaril for use in the common cold indication.

The Company has initiated a compassionate use, open-label protocol to provide pleconaril to patients with chronic enterovirus meningoencephalitis and acute enterovirus myocarditis. Patients with chronic meningoencephalitis are unable to develop an antibody response to enterovirus central nervous system infec-tions and suffer progressive neurological deterioration which can lead to sei-zures, paralysis and death. Acute enteroviral myocarditis is an infection of the heart muscle which may lead to congestive heart failure. The Company believes that there are less than 500 patients afflicted with these diseases worldwide.

The Company has entered into an agreement with Sanofi S.A. under which it has received exclusive rights to develop and market all products relating to pleconaril and related compounds for use in enterovirus and rhinovirus disease indications in the United States and Canada, as well as a right of first refusal in respect of any other indications in the United States and Canada. Pleconaril was discovered at Sanofi by scientists now with ViroPharma. See "-- Strategic Relationships--Sanofi S.A." and "--Patents." Pleconaril has been approved as a generic name for the Company's compound VP 63843 by the United States Names Council (USAN) and is awaiting final approval from the World Health Organization ("WHO").

Viral Meningitis
Infection of the central nervous system by enteroviruses can cause meningitis, which is characterized by a severe headache, stiffness of the neck or back, fever, nausea and malaise. The disease is typically severe and requires emer-gency medical care. The disease occasionally progresses to serious neurologic sequelae, particularly among infants infected before age one year. There is currently no antiviral pharmaceutical for viral meningitis.

In order to establish the incidence and clinical course of enteroviral menin-gitis and assess potential clinical endpoints for future drug efficacy studies, the Company conducted an Adult Viral Meningitis Observational Study at three medical centers (the University of Colorado, the University of Pennsylvania and the University of Virginia) during the 1995 summer enterovirus season. The results of this study demonstrated the severity and duration of the illness. Adults presenting at emergency rooms complaining of severe headaches were con-firmed to be enterovirus-infected by detection of viral RNA in their cerebro-spinal fluid. Approximately 80% of these enterovirus-infected patients required hospitalization, with an average stay of four days. Patients were unable to resume full normal activities for an average of 16 days. All subjects received some form of analgesic (70% received a narcotic) for an average of seven days to manage their severe headache pain. From this study, the Company estimates that 500,000 Americans contract enteroviral meningitis annually.

In June 1997, the Company completed a preliminary evaluation of data resulting from a 39 patient, international multi- center, double blind, placebo con-trolled Phase IIb trial with the oral liquid formulation of pleconaril for the treatment of viral meningitis. The Company initiated this study at sites in the United States in June 1996 and in Australia and South Africa in November 1996. The results of the preliminary evaluation of the data for the endpoints in which statistical significance was demonstrated are depicted in the graph below for both the placebo-treated (light bars) and pleconaril-treated (dark bars) groups. The data indicate that pleconaril treatment resulted in a statistically significant shortening of disease duration (58% reduction), the primary end-point of the study. This primary endpoint evaluates the time required for dis-ease severity (as measured by a multidimensional score, comprised of headache, nausea/vomiting, photophobia, stiff neck, fever and myalgia) to be reduced to a predetermined level indicating wellness. Statistical significance also was observed in the secondary endpoints of the time to complete absence of headache (64% reduction), duration of analgesic use (54% reduction), and total analgesic use (48% reduction). Clinically meaningful trends were observed in two addi-tional secondary endpoints, while no adverse trends were observed in the three remaining secondary endpoints. In June 1997, the Company initiated two addi-tional Phase II clinical trials with pleconaril in the United States and Canada for viral meningitis, one in adolescents/adults and one in pediatric patients. There can be no assurance that these trials will be successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Trials."


                      Phase IIB Study - Viral Meningitis
             Statistically Significant Disease Measure Reductions

                           [BAR GRAPH APPEARS HERE]

-------
 /1/ This primary endpoint evaluates the time required for disease severity
     (as measured by a multidimensional score, comprised of headache, nausea/vomiting, photophobia, stiff neck, fever and myalgia) to be reduced to a predetermined level indicating wellness.

"Summer flu" (Enterovirus respiratory disease)
"Summer flu," or enterovirus respiratory disease, is an upper respiratory ill-ness caused by enteroviruses and characterized initially by a sore throat and cough, followed by a general influenza-like syndrome. While this disease occurs throughout the year, it is most prevalent in the summer. The clinical illness can persist for several weeks and typically results in a physician visit. According to the CDC, there are an estimated 10 to 15 million cases of enterovirus infection each year in the United States, many of which result in "summer flu." There is currently no antiviral pharmaceutical for the treatment of "summer flu."

During the spring of 1996, the Company conducted a Phase IIa challenge study with pleconaril for "summer flu." In this double-blind, placebo-controlled "summer flu" challenge study, the oral capsule formulation of pleconaril demon-strated that all disease measures evaluated in the study were significantly reduced in volunteers treated with pleconaril. Eight hours after the randomized administration of either placebo or pleconaril, 33 volunteers were infected with the enterovirus coxsackievirus A21. Subjects were then administered either placebo or a 200 mg dose of pleconaril twice daily for seven days. Placebo-treated subjects developed notable "summer flu" symptoms, while volunteers treated with pleconaril showed pronounced and clinically significant reductions in disease measures, including symptoms and virus load. Assessment of clinical disease by five measures (subject and physician rating of disease symptoms, nasal mucus production, fever and virus load in nasal secretions) showed, in all cases, a significant reduction in the pleconaril-treated group. Depicted in the graph below are the results of these disease measures for both the placebo-treated (light bars) and pleconaril-treated (dark bars) subjects.

The Company initiated a Phase IIb multicenter, placebo-controlled, dose-ranging clinical efficacy trial for the "summer flu" indication in June 1997. There can be no assurance that this trial will be successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Trials."


       PHASE IIA STUDY - ENTEROVIRUS RESPIRATORY DISEASE ("SUMMER FLU")
                          DISEASE MEASURE REDUCTIONS


                          [BAR GRAPH APPEARS HERE]



Hand-Foot-and-Mouth Disease
Hand-foot-and-mouth disease is a highly communicable enterovirus syndrome afflicting all age groups, but predominantly affecting children and adoles-cents. Following initial symptoms of fever, malaise and respiratory or abdom-inal complaints, painful ulcerative lesions develop in the mouth and on the palms and soles of the hands and feet. Affected individuals may have substan-tial difficulty drinking and eating, which may necessitate hospitalization. The Company initiated a placebo-controlled exploratory safety and efficacy trial in children with hand-foot-and-mouth disease in March 1997. There can be no assur-ance that this trial will be successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors-- Uncertainty Regarding Clinical Trials."

Common Cold
Rhinoviruses are the leading cause of the common cold. Many people experience two or three colds per year with the accompanying symptoms of sneezing, nasal obstruction, nasal discharge, headache and general malaise. The median duration of illness is seven days, with symptoms persisting for two weeks in approxi-mately 25% of persons. Complications associated with rhinovirus infections include otitis media, pneumonia and asthmatic exacerbations resulting in serious respiratory distress. Although there are cold remedies, analgesics and antipyretics that may reduce cold symptoms, there is no antiviral pharmaceu-tical to treat the common cold.

The Company's clinical development plan for the oral and intranasal formula-tions of pleconaril contemplates initially treating patients with asthma and upper respiratory tract rhinovirus infections. These individuals often develop a concurrent lower respiratory tract rhinovirus infection, which can lead to pronounced lower airway dysfunction lasting for weeks to months. Treatment of this patient population provides an opportunity for both prophylactic and ther-apeutic dosing. The Company anticipates initiating a clinical trial of the oral liquid formulation of pleconaril in the treatment of rhinovirus infections in moderate to severe asthmatics in late 1997. Should the product be approved for use in this patient population, the Company would expect to expand clinical development to include the general population.

The Company, in collaboration with Minnesota Manufacturing and Mining Company, is developing an additional formulation of pleconaril for use in an intranasal aerosol delivery system. The Company anticipates filing an IND application for the intranasal formulation of pleconaril for the common cold indication in late 1997. There can be no assurance that these activities will be initiated, suc-cessfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Tri-als."

Influenza
Influenza virus is a major cause of human illness. In the United States, approximately 10% to 20% of the population is infected with the influenza virus each year. This disease is characterized by the sudden onset of head-ache, chills and a dry cough, which is rapidly followed by fever, significant myalgias and malaise. Fever and upper respiratory tract symptoms generally last for three to five days, while the cough and weakness persist for an addi-tional one to two weeks. Influenza can also be fatal. According to the WHO, approximately 10,000 to 40,000 deaths occur each year in the United States as a result of influenza. The very young, elderly and immunocompromised, and those with medical conditions such as cardiovascular disease, pulmonary dis-ease and pregnancy, are at greatest risk for serious or fatal complications associated with influenza virus infections. The National Science and Tech-nology Council currently estimates that the direct medical costs due to influ-enza in the United States are $5 billion per year.

Immunization for influenza has demonstrated only limited success in control-ling the disease. Due to the highly variable nature of the influenza virus surface proteins, vaccines used one year are ineffective and obsolete the next. New vaccines with components predicted to be important in the next year's influenza season must be developed, manufactured and administered each year. Even when forecasts result in vaccines with components closely matching that year's actual circulating influenza virus strain, the immunity induced by these vaccines is incomplete and short-lived. Reinfection with the same virus strain or a variant strain can occur and result in disease in previously immu-nized individuals. Finally, compliance with national immunization campaigns has generally been insufficient to prevent epidemics.

The Company's principal molecular target in its influenza virus program is the viral RNA transcriptase complex, which is required by the virus for RNA repli-cation. The Company has developed a quantitative high throughput drug screening assay that simultaneously measures several essential virus-encoded replication activities. Using this assay, ViroPharma scientists have discov-ered several specific inhibitors of influenza virus replication. The Company has applied its chemical optimization process to establish structure-activity relationships for these inhibitors with respect to potency and selectivity. The Company's preclinical acute safety studies conducted to date indicate that several of its lead compounds, currently designated the VP 14221 Series, are well tolerated and are orally bioavailable. In addition, ViroPharma has filed two patent applications with the PTO and one application in certain foreign jurisdictions related to its active influenza virus compounds, has received a Notice of Allowance from the PTO in respect of one of these applications, and is preparing additional patent applications for influenza virus compounds. There can be no assurance that clinical trials for this compound series will be initiated or, if initiated, will lead to a determination that the compound is safe and efficacious. No assurance can be given that such patents will issue. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Uncertainty Regarding Clinical Trials," "Risk Factors--Uncer-tain Ability to Protect Patents and Proprietary Technology and Information" and "--Patents."

Hepatitis C
HCV, first identified in 1989, is recognized as a major cause of chronic hepa-titis worldwide. According to the CDC, there are currently approximately 4 million HCV infected individuals in the United States, with 150,000 new cases identified each year. The WHO estimates that an additional 10 million individ-uals are infected with HCV in Europe and a total of 170 million people are infected worldwide. Populations in some geographic areas, such as Japan, Spain, Hungary, Saudi Arabia, Southern Italy and Egypt, have particularly high rates of infection. Approximately 85% of HCV infected persons will develop chronic hepatitis, of which 20% will progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure.

There is currently no vaccine for HCV, an immunologically diverse virus, with many naturally occurring variants in circulation. Such diversity, in combina-tion with HCV's ability to change its surface proteins, may represent the mechanism by which the virus escapes attack by the immune system and estab-lishes persistent infections.

IFN is currently the only approved drug in the United States for treatment of hepatitis due to HCV. While IFN treatment has been reported to improve serum liver enzyme response in 20% to 40% of patients, the remainder do not respond to IFN treatment. For patients who do respond, a sustained improvement of liver function reportedly is seen in only 10% to 20% of patients; the majority of patients relapse upon cessation of IFN treatment. Thus, while IFN repre-sents the first treatment for chronic hepatitis C, its effectiveness is lim-ited and its cure rate is low. Nevertheless, the Company estimates the current market for IFN use in the treatment of hepatitis C to be over $1 billion worldwide.

The Company focuses on key enzyme targets involved in the HCV RNA replication process. Company scientists have discovered several key enzyme activities associated with particular HCV proteins. These activities have been character-ized and used to establish validated high throughput assays. The HCV RNA helicase activity represents one such target. As a result of screening com-pounds in the HCV RNA helicase assay, the Company has identified several active and selective compounds, currently designated the VP 31593 Series, and has begun chemical optimization on such compounds. Based on its RNA helicase-related technology, the Company has established a collaborative drug discovery and development agreement with Boehringer Ingelheim. The Company is also developing assays for additional HCV molecular targets. The Company has filed two patent applications with the PTO, and two patent applications in certain foreign jurisdictions, related to the HCV inhibitor compound series. The PTO has granted a patent on one of these applications. The Company anticipates that it will file additional patent applications within the next year. No assurance can be given that such patents will issue. See "Risk Factors--Dependence on Corporate Collaborations; Need for Additional Collaborators," "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information," "--Strategic Relation-ships--Boehringer Ingelheim Pharmaceuticals, Inc." and "--Patents."

Viral Pneumonia
RS virus is the major pediatric viral respiratory tract pathogen, causing pneu-monia and bronchiolitis in infants and young children. During seasonal epidem-ics, approximately 250,000 infants contract RS virus pneumonia, and up to 35% are hospitalized. Of those hospitalized, mortality rates of up to 5% have been reported. Children with underlying conditions such as prematurity, congenital heart disease, bronchopulmonary dysplasia and various congenital or acquired immunodeficiency syndromes are at greatest risk of serious RS virus morbidity and mortality. RS virus is also implicated as a significant cause of mortality in the elderly.

Vaccines are not currently available for prevention of RS virus disease. Recently, the prophylactic use of an intravenous hyperimmune globulin infusion was approved for RS virus disease in certain high risk infants. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is generally reserved for only the most serious cases of RS virus pneumonia and bronchio-litis. In both cases, drug administration can be difficult and inconvenient in young patients.

The Company has developed a high throughput drug screening assay for RS virus replication. Company scientists have discovered several inhibitory compounds, currently designated the VP 36676 Series, with high potency and selectivity in initial profiling evaluations. The Company has initiated chemical optimization of these compounds. There can be no assurance that such chemical optimization will be successfully completed or completed in a timely manner. See "Risk Fac-tors--Absence of Products; Product Development Risks," "Risk Factors--Depen-dence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Trials."

Other Potential RNA Virus Disease Targets
The Company believes that its drug discovery technologies and development expertise are potentially applicable to a broad range of RNA virus diseases. The Company also believes that certain RNA virus diseases represent immediate extensions of the Company's current research and development programs. In addi-tion to viral meningitis, "summer-flu," hand-foot-and-mouth disease, chronic meningoencephalitis and myocarditis, enteroviruses cause additional diseases for which the Company's most advanced drug candidate, pleconaril, may be effec-tive. Of these, the Company is currently considering exploratory clinical trials for pleconaril for enterovirus neonatal disease. There can be no assur-ance that the Company will pursue this indication or, if the Company does pursue this indication, that the Company will be able to successfully demon-strate clinical efficacy. See "Risk Factors--Absence of Products; Product Development Risks" and "Risk Factors--Uncertainty Regarding Clinical Trials."

Similarly, the Company's lead anti-influenza compound series acts by a virus-specific mechanism that may make it potentially applicable to a large family of viruses called bunyaviruses. Bunyaviruses cause widespread disease globally including encephalitis, hemorrhagic fevers and the recently identified hantavirus pulmonary syndrome. In the midwestern United States alone, there are approximately 300,000 infections of La Crosse encephalitis virus annually resulting in approximately 900 deaths. In Asia and Eastern Europe, a bunyavirus called hantavirus is responsible for Korean hemorrhagic fever, a serious influ-enza-like illness in which approximately 33% of the affected individuals develop hemorrhagic disease and 5% to 10% die. In 1993, in the southwest United States, a new hantavirus emerged that causes hantavirus pulmonary syndrome, a serious respiratory disease that is fatal in approximately 50% of cases. This new virus has now been detected in 27 states in the United States and has recently appeared in Argentina, Brazil and Canada.

Assays and inhibitor compounds derived from the Company's HCV program may accelerate antiviral drug discovery for the related virus group called flaviviruses. There are 38 flaviviruses associated with human disease, including the dengue fever viruses, yellow fever virus and Japanese encepha-litis virus. Importantly, the epidemiology of these diseases is changing. For example, with global urbanization, the incidence of dengue fever has increased dramatically. Dengue fever viruses typically cause a severe influenza-like ill-ness and, in a more serious form, can cause a fatal hemorrhagic disease. Prior to 1970, only nine countries reported outbreaks of fatal dengue hemorrhagic fever. As of 1995, at least 41 countries have reported incidences of this serious form of dengue fever virus disease. The WHO estimates that there are 50 million cases of dengue fever each year, and 500,000 cases of dengue hemorrhagic fever requiring hospitalization, of which 5% result in death.

There are currently no approved antiviral pharmaceuticals for any of the dis-eases mentioned above.

STRATEGIC RELATIONSHIPS

ViroPharma pursues strategic relationships by leveraging its RNA virology expertise, while seeking to maintain independence and flexibility in the devel-opment and commercialization of its products. The Company has entered into sev-eral development and licensing agreements and research collaborations and con-tinues to seek opportunities to enhance its ability to discover, develop and commercialize RNA antiviral drugs. There can be no assurance that the Company will be able to enter into additional beneficial relationships or maintain its current relationships.

Currently, the Company is a party to a licensing and co-marketing agreement with one multinational pharmaceutical company, a drug discovery and development agreement with another multinational pharmaceutical company, a development agreement with an international pharmaceutical manufacturing company and sev-eral licensing and collaborative agreements with various pharmaceutical and technology companies and academic institutions for certain biological and chem-ical technologies. From time to time, the Company engages in discussions regarding additional strategic relationships. Currently, the Company does not have any understandings, agreements or commitments to enter into any additional strategic relationships.

Sanofi S.A.
In December 1995, the Company entered into an agreement with Sanofi under which it received exclusive rights to develop and market all products relating to pleconaril and related compounds for use in enterovirus and rhinovirus disease indications in the United States and Canada, as well as a right of first refusal in respect of any other indications in the United States and Canada. The Company's rights include rights to use all of Sanofi's patents, know-how and trademarks relating to pleconaril. The Company paid Sanofi a licensing fee of $1,000,000 in February 1996 and is obligated to make a milestone payment of up to $2,000,000 upon the earlier of enrollment of the first patient in a Phase III trial or December 22, 1998. In addition, the Company is required to make milestone payments upon the achievement of certain other development milestones and, until the expiration of the last patent on pleconaril or any related drug, royalty payments on any sales of products developed under the agreement in the United States and Canada. Sanofi is required to pay the Company royalties on sales in all other territories of the world during the term of the agreement (as described below) and must reimburse certain of the milestone fees previ-ously paid by the Company upon submission of pleconaril for regulatory approval in Japan. The Company believes that the royalty rates payable by both the Com-pany and Sanofi are comparable to the rates generally payable by other compa-nies under similar arrangements. See "--Patents."

Upon the completion of data analysis from the Company's Phase II trials, Sanofi has the option to co-develop the drug in the European Union. If Sanofi chooses to co-develop, Sanofi has agreed to share all development costs and to make royalty payments to the Company based on sales in the European Union. If Sanofi does not choose to co-develop, it must make royalty payments to the Company based on such sales at a higher royalty rate and will be required to reimburse a percentage of all previously paid milestone fees and reduce future milestone fees by the same percentage. In addition, if Sanofi does not choose to co-develop and foreign regulatory authorities require significant additional studies of pleconaril for use in the European Union, the Company will be required to conduct such studies at its own expense.

The Sanofi agreement terminates on the later of the expiration of the last patent on pleconaril or any related drug in the United States or Canada or ten years following the commencement of the Company's sale of the drug in the United States or Canada, or earlier under certain circumstances. In addition, Sanofi has the right to terminate the agreement in the event that there is a change of control that would materially and adversely affect the development, manufacturing and marketing of the products under the agreement. The term auto-matically renews for successive five year terms unless six months' prior written notice of termination is given by either party. The Company and Sanofi amended their agreement as of February 21, 1997 to permit the Company to seek third party suppliers of pleconaril bulk drug supply. The Company also has the right to manufacture, or contract with third parties to manufacture, any drug product derived from the pleconaril drug substance. See "--Manufacturing."

Boehringer Ingelheim Pharmaceuticals, Inc.
In August 1996, the Company entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim for one hepatitis C target identified by ViroPharma. Under this agreement, the Company granted to Boehr-inger Ingelheim the exclusive worldwide rights to develop and commercialize compounds discovered under the agreement. In return, Boehringer Ingelheim paid a technology access fee of $1,000,000 to the Company and is required to make research and milestone payments to the Company in connection with the Company's transfer of HCV screening and assay technology and at various stages in the development of compounds under this agreement. In February 1997, ViroPharma achieved its first scientific milestone under this agreement, for which it received a $750,000 milestone payment from Boehringer Ingelheim. In addition, Boehringer Ingelheim is required to make royalty pay-ments to the Company on sales of products developed and marketed under this agreement beginning on the date a given product is first sold in a given country and ending on the date that the last patent covering such product in such country expires (or 12 years from the first sales in such country if a patent is never issued for such product in such country). The amounts of required royalty payments vary depending on which party originated the compound for the product. The Company believes that the royalty rates payable under this agreement are comparable to royalty rates generally payable by other companies under similar agreements. Pursuant to the agreement with Boehringer Ingelheim, the Company has the right to obtain a loan in the amount of $1,000,000 from Boehringer Ingelheim, at any time during 1997, creditable against future mile-stone payments that may be payable to the Company under the agreement. The term of the agreement is two years.

Collaborative Agreements
The Company is a party to collaborative drug discovery agreements with various pharmaceutical and technology companies, including 3-Dimensional Pharmaceuti-cals, Inc. and NPS Pharmaceuticals, Inc. Generally, under these agreements, the collaborators make available enabling technologies and compounds from their chemical libraries, and ViroPharma applies such technology and compounds to RNA virus diseases using the Company's proprietary RNA replication assays. If a successful drug is discovered, these agreements typically provide for good faith negotiations to establish the terms and conditions of a mutually accept-able collaboration agreement. Generally, any such resulting collaborative agreement will base the economic benefits to the parties upon the relative con-tribution by each party to a drug's discovery and development.

The Company, in collaboration with Minnesota Manufacturing and Mining Company, is developing an additional formulation of pleconaril for use in an intranasal aerosal delivery system.

The Company has established material transfer and licensing agreements and research collaborations with academic institutions and their affiliates, including the Academy of Sciences of the Czech Republic, Northwestern Univer-sity, Pennsylvania State University, Renssalear Polytechnic Institute, the Uni-versity of Florida and Washington University. Generally, these agreements pro-vide for the licensing to the Company of materials for either (i) an initial fee and certain other fees payable by the Company, with, in most cases, no future commercial rights for the institution or (ii) an initial fee payable by the Company and certain rights to negotiate collaborative agreements for drug development and commercialization.

PATENTS

ViroPharma believes that patent protection and trade secret protection are important to its business and that the Company's future will depend, in part, on its ability to maintain its technology licenses, maintain trade secret pro-tection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad. The Company currently has received one issued U.S. patent covering compounds active against HCV and one Notice of Allowance for compounds active against influenza. The Company cur-rently has four pending patent applications covering technology for identifying inhibitors of RNA viruses, compounds active against influenza viruses, com-pounds active against HCV, and compounds active against related RNA virus dis-eases. The Company also has filed a patent application for technology for iden-tifying inhibitors of RNA viruses, two patent applications covering compounds active against HCV and a patent application covering compounds active against influenza viruses in certain foreign jurisdictions. The Company has also obtained a license from Sanofi, which grants the Company exclusive rights for use in enterovirus and rhinovirus applications under two issued United States patents and two related Canadian patent applications to develop, manufacture and market antiviral compounds in the United States and Canada. Pleconaril, which is currently in clinical trials, is covered by one of the licensed United States patents, which expires in 2012, and one of the licensed Canadian patent applications. The Company will be dependent on Sanofi to prosecute such patent applications and may be dependent on Sanofi to protect such patent rights. As patent applications in the United States are maintained in secrecy until pat-ents issue and as publication of discoveries in the scientific or patent liter-ature often lag behind the actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharma-ceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. There can be no assurance that patents will issue from any of the Company's patent appli-cations or, should patents issue, that the Company will be provided with ade-quate protection against potentially competitive products. Furthermore, there can be no assurance that should patents issue, they will be of commercial value to the Company, or that private parties, including competitors, will not successfully challenge the Company's patents or circumvent the Company's patent position in the United States or abroad. In the absence of adequate patent protection, the Company's business may be adversely affected by competitors who develop comparable tech-nology or products. Moreover, pursuant to the terms of the Uruguay Round Agree-ments Act, patents filed on or after June 8, 1995 have a term of twenty years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This may shorten the period of patent pro-tection afforded to the Company's products as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984, a patent which claims a product, use or method of manufacture covering drugs and certain other products may be extended for up to five years to compensate the patent holder for a portion of the time required for FDA review of the product. This law also establishes a period of time, following NDA approval, during which the FDA may not accept or approve applications for certain similar or identical drugs from other sponsors unless those sponsors provide their own safety and effectiveness data. There can be no assurance that the Company will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law.

In order to protect the confidentiality of the Company's technology, including trade secrets and know-how and other proprietary technical and business infor-mation, the Company requires all of its employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige the Company's employees, consultants, advisors and collaborators to assign to the Company ideas, developments, discoveries and inventions made by such persons in connection with their work with the Company. There can be no assurance that confidentiality will be maintained or disclosure prevented by these agreements or that the Company's proprietary information or intellectual property will be protected thereby or that others will not independently develop substantially equivalent proprietary information or intellectual prop-erty.

The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with those being developed by the Company. Therefore, the Company's drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that ViroPharma or its consultants or research collaborators use intellectual prop-erty owned by others in work performed for the Company, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject the Company to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. There can be no assurance that any license required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. In addition, the Company could incur substantial costs in defending itself in legal proceedings instituted before the PTO or in a suit brought against it by a private party based on such patents or proprietary rights, or in suits by the Company asserting its patent or proprietary rights against another party, even if the outcome is not adverse to the Company. The Company has not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties. See "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information."

MANUFACTURING

The Company does not currently have manufacturing capabilities, nor does the Company intend to develop such capabilities for any products in the near future. The Company believes that internal manufacturing capabilities will not be necessary to successfully commercialize its products. Pleconaril drug sub-stance is prepared from readily available materials using well-established syn-thetic processes. Technology involved in the production of pleconaril is pro-prietary and covered by a patent licensed to the Company by Sanofi. In April 1997, the Company entered into a Development Agreement with SICOR S.A. and SELOC AG, related companies and subsidiaries of Schwarz Pharma AG, for the man-ufacture of pleconaril bulk drug substance and the development of a process for commercial-scale production of pleconaril. The Company anticipates that its current supply of pleconaril drug substance will be sufficient to complete its ongoing clinical trials for viral meningitis, "summer flu" and hand-foot-and-mouth disease. The Company believes that it will be able to obtain additional drug substance from SICOR and, if necessary, other manufacturers for the pro-duction of pleconaril drug product on terms acceptable to the Company. In the event that SICOR is unable to satisfy the Company's requirements and the Com-pany is required to find an additional or alternative source of supply, there may be additional cost and delay in product development or commercialization. The Company is currently negotiating with several contractors for the commer-cial manufacture of the liquid formulation of pleconaril drug product. The Com-pany has established quality control guidelines, which require that third party manufacturers under contract produce the drug product in accordance with the FDA's GMP requirements.

The Company maintains confidentiality agreements with potential and existing manufacturers in order to protect its proprietary rights related to pleconaril. For the preparation of other compounds, the Company intends to contract with third-party manufacturers for preclinical research, manufacture of drug sub-stances for clinical development and manufacture of drug products for commer-cial sale. See "Risk Factors--Absence of Manufacturing Capabilities."

MARKETING

Under its agreement with Sanofi, the Company has the exclusive right to market and sell pleconaril for all enterovirus and rhinovirus indications in the United States and Canada. The Company is currently conducting market research on the multiple disease indications for which pleconaril is being developed. The Company intends to establish its marketing strategy based upon the results of this market research coupled with information gained through its clinical trials. The Company may elect to seek a marketing partner for certain disease indications, establish its own sales force or pursue both alternatives. In order to develop its marketing strategy, the Company has recently hired an Executive Director of Marketing. The Company does not currently have a sales and marketing staff. The success and commercialization of the Company's other potential products will be dependent, in part, upon the ability of the Company to maintain its existing arrangement with Boehringer Ingelheim, which governs marketing of the Company's proposed product for hepatitis C, and to enter into additional collaborative agreements for other potential products. There can be no assurance that the Company will be successful in developing a sales force, entering into collaborative arrangements, penetrating the markets for any pro-posed products or achieving market acceptance of its products. There can be no assurance that any such marketing arrangements will be available on terms acceptable to the Company, if at all, that such third parties would perform adequately their obligations as expected, or that any revenue would be derived from such arrangements. See "Risk Factors--Absence of Marketing and Sales Capa-bility," "Risk Factors--No Assurance of Market Acceptance" and "--Strategic Relationships."

GOVERNMENT REGULATION

Regulation by governmental authorities in the United States and foreign coun-tries is a significant factor in the Company's ongoing research and product development activities and in the manufacturing and marketing of the Company's drug candidates. All of the Company's products will require regulatory approval by governmental agencies, principally the FDA, prior to commercialization. In particular, therapeutic products for human use are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, stor-age, recordkeeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial resources. Any failure by the Company or its collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of products then being developed by the Company and its ability to receive product or royalty revenues.

The steps required before a new drug may be commercially distributed in the United States include (i) conducting appropriate preclinical laboratory and animal tests, (ii) submitting to the FDA an IND application which must be approved before clinical trials may commence, (iii) conducting controlled human clinical trials that establish the safety and efficacy of the drug product,
(iv) filing an NDA with the FDA and (v) obtaining FDA approval of the NDA prior to any commercial sale or shipment of the drug. This process can take a number of years and involve the expenditure of substantial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may require substantial additional funds, delays or modifications due to, among other factors, difficulty in obtaining sufficient patient populations, clini-cians or support. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with GMP requirements and be subject to inspection by the FDA. Moreover, the submis-sion of applications for approval may require additional time to complete manu-facturing stability studies. Foreign manufacturing establishments distributing drugs in the United States also must comply with GMP requirements and list their products with the FDA. They are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA. See "Risk Factors--Gov-ernment Regulation; No Assurance of Regulatory Approval."

Upon approval in the United States, a drug may only be marketed for the approved indications in the approved dosage forms and dosages. The FDA also may require post-marketing testing and surveillance to monitor safety and efficacy history of the approved product and continued compliance with regulatory requirements. Adverse experiences with the product must be reported to the FDA. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The FDA also mandates that drugs be manufactured in conformity with GMP regu-lations. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to ensure that the product meets applicable specifications and other require-ments. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable GMP requirements. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action. The Company currently relies on, and intends to continue to rely on, third parties to manufacture compounds and products. Such third par-ties will be required to comply with GMP requirements.

Even after FDA approval has been obtained, and often as a condition to expe-dited approval, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, manufacturing facility or labeling, an NDA supplement may be required to be submitted to the FDA.

Products marketed outside the United States which are manufactured in the United States may be subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold. If products are marketed abroad, the Company will also be subject to foreign regulatory requirements governing clinical trials and pharmaceutical sales, which may vary from country to country. In connection with certain of its strategic relationships, the Company's collaborators may be responsible for the foreign regulatory approval process of the Company's drugs, although the Company may be legally liable for noncompliance.

The Company is also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and dis-posal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted. Moreover, although the Company believes that its safety procedures for han-dling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

Moreover, the Company anticipates that Congress, state legislatures and the private sector will continue to review and assess controls on health care spending. Any such proposed or actual changes could cause the Company or its collaborators to limit or eliminate spending on development projects and may otherwise impact the Company. Additionally, in both domestic and foreign mar-kets, sales of the Company's proposed products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. In addition, third-party payors are increasingly challenging the price and cost effective-ness of medical products and services. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. See "Risk Factors--Uncertainty of Pharmaceu-tical Pricing and Related Matters; Need for Reimbursement."

COMPETITION

The pharmaceutical and biopharmaceutical industries are intensely competitive and are characterized by rapid technological progress. Certain pharmaceutical and biopharmaceutical companies and academic and research organizations cur-rently engage in, or have engaged in, efforts related to the discovery and development of new antiviral medicines. Significant levels of research in chemistry and biotechnology occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also com-pete with the Company in recruiting skilled scientific talent. There are cur-rently available antiviral therapeutics which address certain of the disease indications for which the Company is developing therapeutics. In addition, many companies are developing therapies to treat viral diseases and, in this regard, are in competition with the Company. The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and suc-cessfully market its products either alone or through outside parties. Some of the Company's competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experi-ence in drug discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than ViroPharma. Moreover, the Company believes that the technologies used by the Company have never been applied to develop an approved pharmaceutical product. See "Risk Factors--Competition" and "Risk Factors--Rapid Technological Change and Uncertainty."

HUMAN RESOURCES

As of July 1, 1997, ViroPharma had 44 full-time employees, including 12 persons with Ph.D. or M.D. degrees. Thirty-four of ViroPharma's employees are engaged in research and development activities at the Company's laboratory facility in Malvern, Pennsylvania. A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotech-nology or medical products companies. None of the Company's employees is cov-ered by collective bargaining agreements. The Company believes that its rela-tions with its employees are good. There can be no assurance that the Company will be able to continue to attract and retain qualified personnel, and the Company does not maintain "key man" life insurance on any of its employees. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

The Company's principal facility consists of approximately 17,000 square feet of leased laboratory and office space in Malvern, Pennsylvania. The lease expires in 1998. On July 21, 1997, the Company entered into an operating lease for approximately 48,400 square feet of laboratory and office space commencing after the current operating lease expires. The term of the new lease is ten years with two five-year renewal options. Under the lease terms, the Company is required to contribute approximately $800,000 in 1997 to the cost of the labo-ratory construction. The Company also has the right, under certain circum-stances, to purchase the new facility at a purchase price based on a pre-deter-mined formula.

LEGAL PROCEEDINGS

The Company has no pending legal proceedings. There can be no assurance that any future claims against the Company will be successfully defended, that the insurance carried by the Company will be sufficient or that collaborators and licensees will fully protect the Company from product liability or other claims.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

As of July 21, 1997, the executive officers and directors of the Company are as follows:

NAME                          AGE   POSITION
Claude H. Nash, Ph.D.         54    Chief Executive Officer, President and Chairman of the Board of Directors
Mark A. McKinlay, Ph.D.       46    Vice President, Research & Development
Marc S. Collett, Ph.D.        46    Vice President, Discovery Research
Johanna A. Griffin, Ph.D.     53    Vice President, Business Development
Guy D. Diana, Ph.D.           61    Vice President, Chemistry Research
Jon M. Rogers, M.D.           45    Vice President, Clinical Research
Vincent J. Milano             33    Vice President, Finance & Administration and Treasurer
Thomas F. Doyle               36    Executive Director, Counsel and Secretary
Michael Kelly                 32    Executive Director, Marketing
Frank Baldino, Jr., Ph.D.(1)  44    Director
Steve Dow (2)                 42    Director
Jon N. Gilbert                34    Director
Ann H. Lamont (2)             40    Director
Christopher Moller, Ph.D.(1)  43    Director

-------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

CLAUDE H. NASH, PH.D., a co-founder of the Company, has served as Chairman of the Board of Directors since February 1997, and as Chief Executive Officer, President and director since the Company's commencement of operations in December 1994. From 1983 until 1994, Dr. Nash served as Vice President, Infec-tious Disease and Tumor Biology at Schering-Plough Corporation, a pharmaceu-tical company. Dr. Nash received his Ph.D. from Colorado State University.

MARK A. MCKINLAY, PH.D., a co-founder of the Company, has served as Vice Presi-dent, Research & Development since the Company's commencement of operations in December 1994, and served as Secretary from December 1994 until February 1997. From 1989 through 1994, Dr. McKinlay served in several positions, including Senior Director, at Sterling Winthrop Pharmaceuticals Research Division, a division of Sterling Winthrop Incorporated, a pharmaceutical company. Dr. McKinlay received his Ph.D. from Renssalear Polytechnic Institute.

MARC S. COLLETT, PH.D., a co-founder of the Company, has served as Vice Presi-dent, Discovery Research of the Company since the Company's commencement of operations in December 1994. From 1993 until he co-founded the Company, he served as Senior Director, Viral Therapeutics at PathoGenesis Corporation, a biotechnology company. Prior to joining PathoGenesis Corporation, Dr. Collett served as Director, Virology & Antibody Engineering and Director, Biochemical Virology at MedImmune, Inc., a biotechnology company, where he was employed from 1988 to 1993. Dr. Collett received his Ph.D. from the University of Michi-gan.

JOHANNA A. GRIFFIN, PH.D., a co-founder of the Company, has served as Vice President, Business Development since June 1995 and, from the Company's com-mencement of operations in December 1994 until June 1995, served as Executive Director, Business Development. From 1990 until she joined the Company, Dr. Griffin served as Director of Molecular Biology at Boehringer Ingelheim Pharma-ceuticals, Inc., a pharmaceutical company. Dr. Griffin received her Ph.D. from the University of Alabama at Birmingham.

GUY D. DIANA, PH.D., a co-founder of the Company, has served as Vice President, Chemistry Research since June 1995 and, from the Company's commencement of operations in December 1994 until June 1995, as Executive Director, Chemistry Research. Prior to joining ViroPharma, he worked at Sterling Winthrop Incorporated, a pharmaceutical company, for 33 years, most recently as a Senior Fellow in Medicinal Chemistry, where he led the team that discovered pleconaril. Dr. Diana received his Ph.D. from Rice University.

JON M. ROGERS, M.D., has served as Vice President, Clinical Research since joining ViroPharma in June 1996. From February 1995 until he joined the Com-pany, Dr. Rogers was Vice President of Medical and Scientific Affairs for the pharmaceuticals and diagnostics divisions of Boehringer Mannheim Corporation, a pharmaceutical company. From August

1989 through February 1995, Dr. Rogers served in various positions at Sterling Winthrop Incorporated, a pharmaceutical company, the latest being Senior Director of Clinical Research. Dr. Rogers received his M.D. from the University of Cincinnati College of Medicine.

VINCENT J. MILANO has served as Vice President, Finance & Administration of the Company since February 1997, as Treasurer since July 1996, and as Executive Director, Finance & Administration from April 1996 until February 1997. From 1985 until he joined the Company, Mr. Milano was with KPMG Peat Marwick LLP, independent certified public accountants, where he was Senior Manager since 1991. Mr. Milano is a Certified Public Accountant. Mr. Milano received his B.S. in accounting from Rider College.

THOMAS F. DOYLE has served as Secretary since February 1997 and as Executive Director, Counsel since joining the Company in November 1996. From 1990 until he joined the Company, Mr. Doyle was a corporate attorney with the law firm of Pepper, Hamilton & Scheetz. Mr. Doyle received his J.D. from Temple University School of Law. Prior to attending Temple University, Mr. Doyle was a Certified Public Accountant. Mr. Doyle received his B.S. in accounting from Mt. St. Mary's College.

MICHAEL KELLY has served as Executive Director, Marketing since joining the Company in April 1997. From 1991 until he joined the Company, Mr. Kelly held various positions at TAP Pharmaceuticals, a pharmaceutical company, the latest being Manager of Hospital Account Executives within the Mid-Atlantic Region. Mr. Kelly received his B.S. in Marketing from the Trenton State College and his M.B.A. from Rider College.

FRANK BALDINO, JR., PH.D., has served as a director of the Company since June 1995. Since 1987, Dr. Baldino has served as President, CEO and director of Cephalon, Inc., an integrated specialty biopharmaceutical company that discov-ers, develops, and markets products to treat neurological disorders. Dr. Baldino is also a director of Integrated Systems Consulting Group, Inc. and Pharmacopeia, Inc. He received his Ph.D. from Temple University.

STEVE DOW has served as a director of the Company since June 1995. Since 1983, he has been a general partner of Sevin Rosen Funds, a venture capital firm whose affiliates are principal stockholders in the Company. Mr. Dow also serves on the Board of Directors of Citrix Systems and Arqule, Inc.

JON N. GILBERT has served as a director of the Company since September 1996. Mr. Gilbert is a general partner of Frazier & Company L.P., a private equity firm specializing in health care which he joined at its inception in 1991 and whose affiliate is a principal stockholder in the Company. Mr. Gilbert received his M.B.A. from Dartmouth College.

ANN H. LAMONT, a co-founder of the Company, has served as director of the Com-pany since June 1995. Since 1986, Ms. Lamont has served as general partner and managing member of certain limited partnerships affiliated with Oak Investment Partners, a venture capital organization whose affiliates are principal stock-holders in the Company.

CHRISTOPHER MOLLER, PH.D., has served as a director of the Company since June 1995. Since January 1990, Dr. Moller has served as managing director of Tech-nology Leaders II Management L.P. and its predecessors, venture capital limited partnerships whose affiliates are principal stockholders in the Company. Dr. Moller received his Ph.D. from the University of Pennsylvania School of Medi-cine.

All of the members of the Board of Directors were elected to the Board of Directors pursuant to an Amended and Restated Shareholders' Voting Agreement, dated as of May 31, 1996, by and among the Company and certain of its stock-holders and executive officers (the "Voting Agreement"). Dr. Moller was re-elected to the Board of Directors at the Company's annual meeting on May 28, 1997.

The Voting Agreement, which terminated upon completion of the Company's initial public offering, provided for the designation of one director each by Oak Investment Partners VI, Limited Partnership, Sevin Rosen Fund IV, L.P., TL Ven-tures and Frazier & Company, Inc., the designation of two directors by the holders of all outstanding shares of the Redeemable Preferred Stock and Common Stock, voting together as a single class, and the designation of one director by the holders of all of the outstanding shares of Common Stock, which director was required to be the Chief Executive Officer of the Company. Ms. Lamont was designated to be a director by Oak Investment Partners VI, Limited Partnership, Mr. Dow was designated to be a director by Sevin Rosen Fund IV, L.P., Dr. Moller was designated to be a director by TL Ventures and Mr. Gilbert was des-ignated to be a director by Frazier & Company, Inc. In addition, Dr. Baldino was designated to be a director by the holders of all outstanding shares of Redeemable Preferred Stock and Common Stock voting as a single class, and Dr. Nash was designated to be a director by the holders of Common Stock.

Each director is elected to hold office until the next annual meeting of stock-holders and until his or her respective successor is elected and qualified. Upon the closing of the Company's initial public offering in November 1996, the Board of Directors was divided into three classes. Each class of directors serves (after a transitional period in which the first class served until their successors have been elected and qualified at the 1997 annual meeting of stock-holders, the second class will serve until their successors have been elected and qualified at the 1998 annual meeting of stockholders and the third class will serve until their successors have been elected and qualified at the 1999 annual meeting of stockholders) for a term of three years and until their suc-cessors have been elected and qualified. Officers serve at the discretion of the Board of Directors. The terms of Mr. Dow and Ms. Lamont will expire at the 1998 annual meeting, the terms of Dr. Baldino, Mr. Gilbert and Dr. Nash will expire at the 1999 annual meeting, and the term of Dr. Moller will expire at the 2000 annual meeting.

SCIENTIFIC ADVISORY BOARD

The Company has assembled a Scientific Advisory Board consisting of individuals with demonstrated expertise in particular fields who periodically advise the Company on matters relating to long-term scientific planning, research and development activities and technological matters. Several of the advisors have had previous scientific working relationships with members of the Company's management team.

Most of the members of the Scientific Advisory Board are employed by or have consulting agreements with entities other than the Company, some of which enti-ties may in the future compete with the Company, and are expected to devote only a small portion of their time to the Company. They are not expected to participate actively in the Company's affairs or in the development of the Company's technology. Certain of the institutions with which such members of the Scientific Advisory Board are affiliated may adopt new regulations or poli-cies that limit the ability of the members to consult with the Company. The loss of the services of certain of the members could adversely affect the Com-pany, to the extent that the Company is pursuing research or development in areas of a member's expertise. In addition, since the Company has not entered into non-competition agreements with all members of the Scientific Advisory Board, if any member of the Scientific Advisory Board were to consult with or become employed by any competitor of the Company, the Company could be materi-ally adversely affected.

Pursuant to several of the scientific advisory/consulting agreements entered into with some of such members of the Scientific Advisory Board, any inventions or other intellectual property discovered by the members may not become the property of the Company but may remain the property of such persons or of such persons' employers. In addition, the institutions with which such members are affiliated may make available the research services of their personnel, including the members of the Scientific Advisory Board, to competitors of the Company pursuant to sponsored research agreements. Competitors of the Company may gain access to trade secrets and other proprietary information developed by the Company and disclosed to the members of the Scientific Advisory Board. Thus, assistance provided by the various members is generally limited to advice and consultation unless the Company has entered into separate collaborative arrangements with the entities with which the members are affiliated. See "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information," "Business--Patents" and "Business--Strategic Relationships."

The members of the Company's Scientific Advisory Board are as follows:

HUGH E. BLACK, D.V.M., PH.D. is President of Hugh E. Black & Associates, Inc. In 1994, Dr. Black retired from Schering-Plough Research Institute where he served as Vice President, Drug Safety and Metabolism. Dr. Black received his D.V.M. degree from the University of Toronto and his Ph.D. degree in veterinary pathology from Ohio State University.

GARY L. DAVIS, M.D., is Professor of Medicine and the Director of the Hepatobiliary Diseases Section of the Gastroenterology, Hepatology, and Nutri-tion Division at the University of Florida College of Medicine in Gainesville. Dr. Davis received his M.D. degree from the University of Minnesota.

JAMES B. FLANEGAN, PH.D., is Professor of Molecular Genetics and Microbiology at the University of Florida College of Medicine in Gainesville. Dr. Flanegan received his Ph.D. degree in biochemistry from the University of Michigan.

FREDERICK G. HAYDEN, M.D., is the S. Stuart Richardson Professor of Clinical Virology in Internal Medicine and Professor of Internal Medicine and Pathology at the University of Virginia School of Medicine in Charlottesville. Dr. Hayden received his M.D. degree from Stanford University School of Medicine.

MICHAEL D. HAYRE, D.V.M., is Director of the Laboratory Animal Research Center, The Rockefeller University in New York. Dr. Hayre received his D.V.M. degree from Tuskegee University.

ROBERT A. LAMB, PH.D., SC.D., is the John Evans Professor of Molecular and Cell Biology at Northwestern University and a Howard Hughes Medical Institute Inves-tigator. Dr. Lamb received his Ph.D. in virology and Sc.D. degree from the Uni-versity of Cambridge, England.

CHARLES M. RICE, PH.D., is Professor in the Department of Molecular Microbiology at Washington University School of Medicine in St. Louis, Mis-souri. Dr. Rice received his Ph.D. degree in biochemistry from the California Institute of Technology.

MICHAEL G. ROSSMANN, PH.D., is the Hanley Professor of Biological Sciences at Purdue University in West Lafayette, Indiana. Dr. Rossmann received his Ph.D. degree in chemical crystallography from the University of Glasgow.

HARLEY A. ROTBART, M.D. is Professor in the Departments of Pediatrics and Microbiology at the University of Colorado Health Science Center in Denver. Dr. Rotbart received his M.D. degree from Cornell University Medical College.

RICHARD WHITLEY, M.D., is the Loeb Eminent Scholar and Professor of Pediatrics, Microbiology and Medicine at University of Alabama at Birmingham. Dr. Whitley received his M.D. degree from George Washington University School of Medicine.

Members of the Scientific Advisory Board receive consulting fees for their services. In addition, to date, the Company has granted an aggregate of 66,300 options to members of the Scientific Advisory Board, of which 2,550 have been exercised.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

Non-employee directors who are not affiliated with investors in the Company receive $10,000 annually, plus travel costs for each meeting of the Board of Directors they attend.

In connection with the founding of the Company, Dr. Nash purchased 331,500 shares of Common Stock in December 1994. Dr. Nash paid $0.002 per share for the Common Stock, then valued at $0.10 per share. Dr. Nash's shares vest in four equal annual installments commencing on the first anniversary of the date of issuance. The Company has the option to repurchase all unvested shares for $0.10 per share. In addition, pursuant to a right granted in December 1994, Dr. Baldino purchased 51,000 shares of Common Stock in January 1996 at $0.10 per share. The shares vest in four equal annual installments commencing on the date of issuance. The restrictions on Dr. Baldino's shares are identical to the restrictions on Dr. Nash's shares. See "Certain Transactions--Transactions with Founders" and "Certain Transactions--Right Grant and Exercise."

The Board of Directors has a Compensation Committee, which makes recommenda-tions concerning salaries and incentive compensation for employees of and con-sultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

Dr. Baldino, Mr. Dow, Mr. Gilbert, Ms. Lamont and Dr. Moller are parties to indemnification agreements with the Company. Pursuant to the agreements, the directors are to be indemnified against liabilities and expenses incurred in connection with their services to the Company to the fullest extent permitted by Delaware law. Such indemnification is subject to the director's meeting the applicable standard of care and to a determination to indemnify by a majority of disinterested directors (as defined in the agreements) or by independent counsel (also as defined in the agreements).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks with other entities or insider participation on the Compensation Committee. See "--Director Compensation and Board Committees" for a description of Mr. Dow's and Ms. Lamont's indemnifica-tion agreements with the Company, "Certain Transactions--Transactions with Founders" for a description of Ms. Lamont's participation in the founding of the Company and "Certain Transactions--Financings" for a description of partic-ipation by Oak and Sevin Rosen, of which Ms. Lamont and Mr. Dow are principals, in the Company's financings.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid or earned during the fiscal years ended December 31, 1995 and December 31, 1996 to the Company's chief executive officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Execu-tive Officers").

Summary Compensation

                                 --------------------------------------------
                                            ANNUAL COMPENSATION
                                                                        OTHER
                                                                       ANNUAL
                                 YEAR SALARY($)    BONUS($) COMPENSATION $(1)
NAME AND POSITION                ---- ---------    -------- -----------------
Claude H. Nash.................. 1996  $180,000     $18,000         $20,000(2)
 Chief Executive Officer and
 President                       1995   180,000(3)      --                --
Mark McKinlay................... 1996   165,000      16,500               --
 Vice President, Research &
 Development                     1995   165,000(3)      --                --
Marc S. Collett................. 1996   145,000      14,500               --
 Vice President, Discovery
 Research                        1995   145,000(3)      --                --
Johanna A. Griffin.............. 1996   125,000      12,500               --
 Vice President, Business
 Development                     1995   125,000(3)      --                --
Guy D. Diana.................... 1996   125,000      12,500               --
 Vice President, Chemistry
 Research                        1995   125,000(3)      --                --

-------
(1) Excludes perquisites and other personal benefits, securities or property which are, in the aggregate, less than 10% of the total annual salary and bonus.
(2) Represents premiums paid by the Company for life insurance of which the Company is not the beneficiary.
(3) In 1995, each Named Executive Officer also received cash payments for deferred compensation for services performed in December 1994. Drs. Nash, McKinlay, Collett, Griffin and Diana received payments of $6,923, $6,346, $5,576, $4,807 and $4,807, respectively.

The following table provides information on stock options granted by the Com-pany in the last fiscal year to the Named Executive Officers.

Option Grants in Last Fiscal Year

                         ----------------------------------------------------------------
                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                                                            VALUE
                                                                      AT ASSUMED ANNUAL
                          NUMBER OF PERCENTAGE                            RATES OF
                         SECURITIES         OF                           STOCK PRICE
                         UNDERLYING      TOTAL                        APPRECIATION FOR
                            OPTIONS    OPTIONS  EXERCISE EXPIRATION    OPTION TERM(3)
                         GRANTED(1) GRANTED(2)     PRICE       DATE         5%        10%
NAME                     ---------- ----------  -------- ---------- ---------- ----------
Claude H. Nash..........     17,850        6.1%    $2.16     7/1/06 $   24,248 $   61,448
Mark McKinlay...........     51,000       17.3      0.20     1/1/06      6,415     16,256
                              9,180        3.1      2.16     7/1/06     12,470     31,602
Marc S. Collett.........     38,250       13.0      0.20     1/1/06      4,811     12,192
                              9,180        3.1      2.16     7/1/06     12,470     31,602
Johanna A. Griffin......     19,763        6.7      2.16     7/1/06     26,846     68,034
Guy D. Diana............      8,288        2.8      2.16     7/1/06     11,259     28,531

-------
(1) These options are exercisable in four annual installments commencing on the first anniversary of the date of grant.
(2) Based on an aggregate of 294,104 options granted to employees in 1996, including options granted to the Named Executive Officers.
(3) Represents the hypothetical gains or "option spreads" that would exist for the options at the end of their ten year term. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term and are calculated based on the exercise price per share on the date of grant. Such 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's esti-mate or projection of the future Common Stock price.

The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996.

Fiscal Year-End Option Values

                          ------------------------------------------------------
                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 OPTIONS(#)           IN-THE-MONEY OPTIONS($)
                          ------------------------- ----------------------------
                          EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE(1)
NAME                      ----------- ------------- ----------- ----------------
Claude H. Nash...........         --         17,850         --          $117,632
Mark McKinlay............         --         60,180         --           496,546
Marc S. Collett..........         --         47,430         --           387,534
Johanna A. Griffin.......         --         19,763         --           130,238
Guy D. Diana.............         --          8,288         --            54,618

-------

(1) Based on the difference between $8.75, which was the closing price per share on December 31, 1996, and the exercise price of the option.

STOCK OPTIONS

The Company adopted the 1995 Stock Option Plan on September 20, 1995 (the "Plan"). The Plan provides for grants of stock options ("Options") to employees of the Company or its subsidiaries and consultants and advisors who perform valuable services to the Company or its subsidiaries. The purposes of the Plan are (i) to further the growth and success of the Company and its subsidiaries by enabling selected employees of, and consultants and advisors to, the Company and any subsidiaries to acquire shares of Common Stock, thereby increasing their personal interest in the Company's growth and success and (ii) to provide a means of rewarding outstanding performance by such persons to the Company and/or its subsidiaries.

General
Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 1,200,000 shares of Common Stock for issuance pursuant to the terms of the Plan. If and to the extent Options granted under the Plan expire or are terminated or cancelled without having been fully exercised, the shares of Common Stock subject to such unexercised portion of such Options again will be available for grant under the Plan. Options to purchase an aggregate of 163,099 shares of Common Stock were granted prior to adoption of the Plan pur-suant to non-qualified stock option agreements.

Administration of the Plan
The Plan is administered and interpreted by a committee (the "Committee") of the Board of Directors of the Company. The Committee has the full power and authority to take all actions and to make all determinations required or pro-vided for under the Plan, any Option or any Option agreement ("Option Agree-ment") entered into under the Plan and all such other actions and determina-tions not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Option or any Option Agreement entered into under the Plan. The Committee has plenary authority, in its discretion, to determine (i) the per-sons to whom Options will be granted, (ii) the time or times at which Options will be granted, (iii) the number of shares subject to each Option, (iv) the Option price, (v) the time or times when each Option will become exercisable and the duration of the exercise period and (vi) any restrictions on sale and repurchase rights which will be placed upon the shares of Common Stock pur-chased upon exercise of an Option. In addition, the Committee has the authority to provide for acceleration of the exercisability of Options at any time prior to termination of such Options. The members of the Compensation Committee cur-rently serve as this Committee. See "--Director Compensation and Committees."

Grants
Options granted under the Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986 (the "Code") or (ii) so-called "nonqualified stock options" that are not intended to so qualify ("NQSOs").

Eligibility for Participation
Options may be granted to officers and employees of, or consultants or advisors to, the Company or its subsidiaries. As of July 1, 1997, 44 employees were eligible for grants under the Plan. Officers and employees are eligible to receive ISOs or NQSOs, and consultants and advisors are eligible to receive NQSOs only. As of July 1, 1997, 707,037 options were outstanding and held by all participants as a group, at an average exercise price of $4.07 per share. As of July 1, 1997, 149,940 options issued pursuant to non-qualified stock option agreements prior to the adoption of the Plan were outstanding.

Options
The option exercise price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the option exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The option exercise price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant, but in any case not less than the minimum price under applicable state law. The Committee will determine the term of each Option; provided, however, that the exercise period for ISOs may not exceed ten years from the date of grant and the exercise period of an ISO granted to a person who owns more than 10% of the voting stock of the Company may not exceed five years from the date of grant. Unless otherwise provided by the Committee, Options granted under the Plan vest at a rate of 25% per year over a four-year period. All options granted to date vest at a rate of 25% per year over a four-year period, except that 8,288 options granted to Mr. Milano vested imme-diately upon the completion of the Company's initial public offering, the options granted to Mr. Doyle and Mr. Kelly vest over a three year period and 5,100 options in the aggregate granted to two consultants to the Company vest upon the achievement of certain agreed-upon milestones. The option exercise price must be paid in full at the time the notice of exercise of the Option is delivered to the Company and must be tendered in the form specified by the Committee which may be (i) in cash by bank certified, cashier's or personal check, (ii) by delivery of shares of Common Stock owned by the participant and having a fair market value on the date of exercise equal to the Option price or (iii) any combination of (i) and (ii). Options are nontransferable except by will or the laws of descent and distribution. An optionee whose relation-ship with the Company or any subsidiary ceases for any reason (other than ter-mination for cause, death or total disability, as such terms are defined in the Plan) may exercise Options in the three-month period following such cessa-tion (unless such Options terminate or expire sooner by their terms), or in such longer period determined by the Committee in the case of NQSOs. In the event an optionee's relationship terminates on account of disability or death, such optionee (or his or her executors or legal representatives) may exercise such Option during the 12-month period following such disability or death.

Amendment and Termination of the Plan
The Board of Directors may at any time modify and amend the Plan; provided, however, that stockholder approval is required for any amendment which (i) changes the class of persons eligible for the grant of Options, (ii) increases (other than pursuant to the adjustment provisions discussed below) the maximum number of shares subject to Options granted under the Plan, or (iii) materi-ally increases benefits accruing to participants under the Plan, within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors may ter-minate the Plan at any time. The Plan will terminate on September 20, 2005, unless terminated earlier by the Board of Directors or extended, although any termination will not affect Options outstanding at such date.

Adjustment Provisions
Subject to the change of control provisions below, in the event of certain transactions identified in the Plan, the Company may appropriately adjust (i) the number and kind of shares for the acquisition of which Options may be granted under the Plan and (ii) the number and kind of shares for which Options are outstanding. Any such adjustment in outstanding Options will not change the aggregate option exercise price payable with respect to shares sub-ject to the unexercised portion of the outstanding Options but will include a corresponding adjustment in the option exercise price per share.

Change of Control of the Company
Upon the dissolution or liquidation of the Company, a merger, consolidation, or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, a sale or other transfer of sub-stantially all of the assets of the Company to another corporation or any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board of Directors that results in any person or entity (other than persons and affili-ates who meet certain requirements) owning 80 percent or more of the combined voting power, or 80 percent or more of the total value, of all classes of stock of the Company, the Plan and all Options outstanding thereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of such Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted will continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each individual holding an Option will have the right (subject to the Plan's general limita-tions on exercise), immediately before the occurrence of such termination and during such period occurring before such termination as the Committee, in its sole discretion, determines and designates, to exercise such Option in whole or in part, subject to the limitations on the exercisability of an Option (in-cluding the acceleration of such exercisability). The Committee shall send written notice of an event that will result in such a termination to all indi-viduals who hold Options not later than the time at which the Company gives notice thereof to its stockholders.

Section 162(m)
Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Plan. An excep-tion does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the Options granted under the Plan are intended to meet the requirements of "performance-based compensation."

401(K) PROFIT SHARING PLAN & TRUST

Effective July 1, 1995, the Company adopted the ViroPharma 401(k) Employee Sav-ings Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who have completed three months of service with the Company. Each employee may elect to reduce his or her current compensation by up to 15%, sub-ject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a discretionary contribution, which will be allocated based on the pro-portion of the employee's compensation for the plan year to the aggregate com-pensation for the plan year for all eligible employees. All employee contribu-tions to the 401(k) Plan are fully vested at all times. The 401(k) Plan permits distributions upon hardship, termination of employment, death, disability or retirement. The 401(k) Plan does not permit loans. As of December 31, 1996, the Company had made no contributions to the 401(k) Plan.

CONFIDENTIALITY AND INVENTIONS AGREEMENTS

The Company has entered into confidentiality and inventions agreements with each of its employees. The agreements provide that, among other things, all inventions, discoveries and ideas made or conceived by an employee during employment which are useful to the Company or related to the business of the Company or which were made or conceived with the use of the Company's time, material, facilities or trade secret information, belong exclusively to the Company, without additional compensation to the employee. The agreements also have confidentiality provisions in favor of the Company and a noncompetition provision in favor of the Company during employment.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH FOUNDERS

Drs. Nash, Collett, McKinlay, Griffin and Diana and Ms. Lamont founded the Com-pany in December 1994. In connection with the founding of the Company, Drs. Nash, Collett, McKinlay, Griffin and Diana purchased 331,500, 102,000, 102,000, 63,750 and 63,750 shares of Common Stock, respectively, in December 1994 pur-suant to restricted stock purchase agreements. Each paid $.002 per share for the Common Stock, then valued at $0.10 per share. The shares vest in four equal annual installments commencing on the first anniversary of the date of the issuance. If the valuation of the Company is greater than $50,000,000 in con-nection with certain fundamental transactions, such as a merger in which the Company is not the surviving entity, a merger in which the Company survives, but fifty percent or more of the voting stock outstanding prior to the merger is transferred to new holders, or a sale of all or substantially all of the assets of the Company, all such shares vest immediately. Prior to vesting, the stockholders have full voting and dividend rights, but unvested shares may not be transferred, with certain exceptions for, among others, transfers to family members and to trusts for family members. The Company has the option to repur-chase all unvested shares owned by a particular founder for $0.10 per share upon termination of that founder's service to the Company as an employee, non-employee director or non-employee consultant. However, the Company has cove-nanted with certain investors not to make repurchases that would limit such investors' qualification under Section 1202 of the Code. To make such a repur-chase, the Company would need to obtain a waiver from such investors. In addi-tion, for two years following the initial public offering, the holders of shares of such stock, whether vested or unvested, are required to agree not to transfer their shares for up to 180 days after the effective date of a regis-tration statement filed pursuant to the Securities Act of 1933.

See "Management--Executive Compensation" for a description of option grants in 1996 to certain of the founders, "Management--Director Compensation and Commit-tees" for a description of the Company's indemnification agreements with cer-tain directors, including Ms. Lamont, and "Executive Compensation--Agreements with Employees" for a description of the Company's confidentiality and inven-tions agreements with all employees, including Drs. Nash, Collett, McKinlay, Griffin and Diana. See "--Financings" for a description of the founders' par-ticipation in the Company's equity financings.

FINANCINGS

Since December 1994, various officers, directors and greater than 5% stock-holders have participated in the Company's equity financings. For information regarding beneficial ownership of the Company's securities by officers, direc-tors and greater than 5% stockholders of the Company, see "Principal Stockhold-ers." These financings have included the following:

Between December 1994 and January 1995, the Company sold 675,000 shares of its Series A Preferred Stock at $0.50 per share to a limited number of accredited investors in a private placement. In connection with this offering, Drs. Nash, Collett, McKinlay, Griffin and Diana purchased 140,000, 120,000, 20,000, 50,000 and 20,000 shares of Series A Preferred Stock, respectively. See "--Transac-tions with Founders" for a description of the acquisition by these individuals of Common Stock of the Company pursuant to restricted stock purchase agreements and the acquisition of Series A Preferred Stock by Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership. All shares of Series A Preferred Stock converted into an aggregate of 344,250 shares of Common Stock upon the closing of the Company's initial public offering.

Between June 1995 and October 1995, the Company sold 7,060,000 shares of Series B Preferred Stock at $1.00 per share to a limited number of accredited investors in a private placement. In connection with this financing, Oak Investment Partners VI, Limited Partnership, Sevin Rosen Fund IV L.P. and Tech-nology Leaders, L.P. each purchased two 9.5% Convertible Demand Promissory Notes from the Company in the principal amounts of $100,000 and $50,000, and Dr. Nash purchased a 9.5% Convertible Demand Promissory Note in the principal amount of $30,000. All the notes were cancelled on the first closing date of the sale of Series B Preferred Stock in partial or full payment for the shares purchased at such closing by each party. In connection with their purchases of notes, the Company issued to each of Oak Investment Partners VI, Limited Part-nership, Sevin Rosen Fund IV L.P. and Technology Leaders, L.P. warrants to pur-chase 49,998 shares of Series B Preferred Stock and to Dr. Nash a warrant to purchase 10,000 shares of Series B Preferred Stock, all with exercise prices of $1.00 per share. Oak Investment Partners VI, Limited Partnership subsequently transferred rights to purchase 760 shares under the first warrant and 380 shares under the second warrant to its affiliate, Oak VI Affiliates Fund Lim-ited Partnership. Technology Leaders L.P. later transferred its warrants to its successor fund and an affiliate as follows: Technology Leaders II, L.P. received warrants to purchase 18,577 and 9,287 shares, respectively, and Tech-nology Leaders II Offshore C.V. received warrants to purchase 14,756 and 7,378 shares, respectively. Upon the closing of the Company's initial public offer-ing, the warrants became exercisable for an aggregate of 81,597 shares of Common Stock at $1.96 per share. In June 1997, the Company issued 71,795 shares of Common Stock pursuant to a cashless exercise of warrants that were otherwise exercisable on a cash basis for 81,597 shares of Common Stock.

Also in connection with the Series B financing, Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund Limited Partnership purchased 1,954,400 and 45,600 shares of Series B Preferred Stock, respectively, Sevin Rosen Fund IV L.P. and Sevin Rosen Bayless Management Company purchased 2,000,000 and 10,000 shares of Series B Preferred Stock, respectively, Tech-nology Leaders II L.P. and Technology Leaders II Offshore C.V. purchased 1,114,600 and 885,400 shares of Series B Preferred Stock, respectively, and New York Life Insurance Company purchased 1,000,000 shares of Series B Preferred Stock. In addition, Dr. Nash purchased 30,000 shares of Series B Preferred Stock. All outstanding shares of Series B Preferred Stock converted into an aggregate of 3,600,600 shares of Common Stock upon the closing of the Company's initial public offering.

In May 1996, the Company sold 3,222,222 shares of Series C Preferred Stock at $2.25 per share to a limited number of accredited investors in a private place-ment. In connection with the financing, Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership purchased 497,830 and 11,615 shares of Series C Preferred Stock, respectively, Sevin Rosen Fund IV L.P. and Sevin Rosen Bayless Management Company purchased 424,099 and 2,222 shares of Series C Preferred Stock, respectively, Technology Leaders II L.P. and Technology Leaders II Offshore C.V. purchased 245,062 and 194,669 shares of Series C Preferred Stock, respectively and Frazier Healthcare II L.P. and New York Life Insurance Company purchased 1,500,000 and 214,503 shares of Series C Preferred Stock, respectively. In addition, Drs. Nash, Collett, Griffin and Diana purchased 28,889, 31,112, 11,111 and 11,111 shares of Series C Preferred Stock, respectively. All outstanding shares of Series C Preferred Stock con-verted into an aggregate of 1,643,333 shares of Common Stock upon closing of the Company's initial public offering.

Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership purchased 102,606 shares of Common Stock and 2,394 shares of Common Stock, respectively, in connection with the Company's initial public offering in November 1996. The Dow Family Trust purchased 14,000 shares of Common Stock in connection with the Company's initial public offering. Mr. Dow and his spouse are trustees of The Dow Family Trust, and he and members of his immediate family are the beneficiaries.

RIGHT GRANT AND EXERCISE

Pursuant to a right granted in December 1994, Dr. Baldino purchased 51,000 shares of Common Stock under a January 1996 restricted stock purchase agreement at $0.10 per share. The shares vest in four equal annual installments com-mencing on the date of issuance. The restrictions on the shares are identical to the restrictions on the shares of Common Stock issued to founders. See "-- Transactions with Founders."

See "Executive Compensation--Option Grants and Year-End Values" for a descrip-tion of option grants to executive officers.

PROMISSORY NOTE

On June 12, 1997, the Company loaned $104,107 to Jon M. Rogers, M.D., Vice President-Clinical Research of the Company, in connection with the relocation of his residence required by his employment with the Company. The loan is evi-denced by a promissory note (the "Rogers Note"), which bears interest at an annual rate of 6.8% and comes due in full on the date of Dr. Rogers' resigna-tion from the Company or in monthly installments beginning on the date of ter-mination of Dr. Rogers' employment with the Company (other than by resigna-tion), and extending over a period of between 48 months and 192 months thereaf-ter, depending upon when the termination of employment occurs. The Rogers Note provides that on each of the first four anniversaries of the date of the Rogers Note, 25% of the original principal amount of the loan will be forgiven by the Company so long as Dr. Rogers is in the Company's employ.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 21, 1997, except as otherwise indi-cated in the relevant footnote, as adjusted for the sale by the Company of the Common Stock offered hereby, by (i) each person or group who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all current executive officers and directors as a group.

                                                    ---------------------------

                                                          PERCENTAGE OF
                                                        OUTSTANDING SHARES
                                               NUMBER BENEFICIALLY OWNED (1)
                                            OF SHARES -----------------------
                                         BENEFICIALLY BEFORE THE    AFTER THE
                                             OWNED(1)   OFFERING  OFFERING(2)
                                         ------------ ----------  -----------
5% STOCKHOLDERS
Oak Investment Partners VI, Limited         1,573,003       17.2%        14.1%
Partnership(3)..........................
One Gorham Island
Westport, Connecticut 06880
Technology Leaders II L.P.(4)...........    1,266,700       13.9         11.4
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania 19087
Sevin Rosen Fund IV L.P.(5).............    1,264,962       13.8         11.4
550 Lytton Avenue, Suite 200
Palo Alto, CA 94301
Frazier Healthcare II L.P.(6)...........      765,000        8.4          6.9
Two Union Square
601 Union Street, Suite 2110
Seattle, Washington 98101
New York Life Insurance Company(7)......      619,397        6.8          5.6
51 Madison Avenue
New York, New York 10016

Wellington Management Company, LLP(8)...      503,000        5.5          4.5
75 State Street
Boston, MA 02109
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Ann H. Lamont(3)........................    1,573,003       17.2         14.1
Steve Dow(5)(9).........................    1,278,962       14.0         11.5
Christopher Moller(4)...................    1,266,700       13.9         11.4
Jon N. Gilbert(6).......................      765,000        8.4          6.9
Claude H. Nash(10)......................      447,483        4.9          4.0
Marc S. Collett(11).....................      195,209        2.1          1.8
Mark A. McKinlay(12)....................      127,245        1.4          1.1
Johanna A. Griffin(13)..................       99,857        1.1            *
Guy D. Diana(14)........................       83,546          *            *
Frank Baldino, Jr.(15)..................       51,000          *            *
Vincent J. Milano(16)...................        9,836          *            *
Jon M. Rogers(17).......................        9,036          *            *
Thomas F. Doyle.........................          714          *            *
Michael Kelly...........................          --         --           --
All directors and executive officers as     5,907,591       64.6         53.0
a group (14 persons)(18)................

 * Less than one percent.

 (1) Applicable percentage of ownership is based on 9,148,911 shares of Common Stock outstanding as of July 21, 1997 and 11,148,911 shares of Common Stock to be outstanding upon consummation of this offering. In accordance with the rules of the Securities and Exchange Commission, shares underlying options or war-rants to purchase Common Stock that are exercisable as of the date of this Pro-spectus or exercisable within 60 days thereafter are deemed outstanding and to be beneficially owned by the person holding such option or warrant for purposes of computing such person's percentage ownership, but are not treated as out-standing for the purpose of computing the percentage ownership of any other person.
 (2) Assumes no exercise of Underwriters' over-allotment option.
 (3) Includes 1,537,139 shares of Common Stock owned by Oak Investment Partners VI, Limited Partnership and 35,864 shares of Common Stock owned by Oak VI Affiliates Fund, Limited Partnership. Ms. Lamont is a managing member of Oak Associates VI, LLC and Oak VI Affiliates, LLC, the general partners of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively. Ms. Lamont shares voting and investment power with respect to the limited partnerships with the other managing members of Oak Associates VI, LLC and Oak VI Affiliates, LLC, respectively. Ms. Lamont dis-claims beneficial ownership of shares in which she has no pecuniary interest. See "Description of Capital Stock--Warrants."
 (4) Includes 705,931 shares of Common Stock owned by Technology Leaders II L.P. and 560,769 shares of Common Stock owned by Technology Leaders II Offshore C.V. Dr. Moller is Managing Director of Technology Leaders II Management L.P., which is the general partner of Technology Leaders II L.P. and of Technology Leaders II Offshore C.V. Dr. Moller shares voting and investment power with the other managing directors of the general partner of the stockholders and dis-claims beneficial ownership of shares in which he has no pecuniary interest. See "Description of Capital Stock--Warrants."
 (5) Includes 1,258,728 shares of Common Stock owned by Sevin Rosen Fund IV L.P. and 6,234 shares of Common Stock owned by Sevin Rosen Bayless Management Company. Mr. Dow is general partner of SRB Associates IV L.P., general partner of Sevin Rosen IV L.P., and an officer of Sevin Rosen Bayless Management Com-pany. He shares voting and investment power with the other general partners and officers, as applicable, and disclaims beneficial ownership of shares in which he has no pecuniary interest. See "Description of Capital Stock--Warrants."
 (6) Mr. Gilbert is a member of Frazier Management, L.L.C., which is the man-aging member of FHMII, LLC, which, in turn, is the general partner of Frazier Healthcare II, L.P. Mr. Gilbert shares voting and investment power with the other members of Frazier Management, L.L.C. and disclaims beneficial ownership of shares in which he has no pecuniary interest.

 (7) As reflected in a Schedule 13G dated January 22, 1997.



 (8) According to Wellington Management Company, LLP ("WMC"), it (i) is a reg-istered investment advisor under the Investment Advisors Act of 1940, and (ii) has shared power to dispose or direct the disposition of and to vote all of such shares.

 (9) Includes 14,000 shares of Common Stock owned by The Dow Family Trust, of which Mr. Dow and his spouse are trustees and he and members of his family are beneficiaries.

(10) Includes 165,750 issued but unvested shares of Common Stock purchased by Dr. Nash upon the founding of the Company in December 1994. Also includes 4,462 shares of Common Stock issuable upon exercise of currently exercisable options and 200 shares of Common Stock held by Dr. Nash as custodian for two minor children. See "Certain Transactions--Transactions with Founders" and "Descrip-tion of Capital Stock--Warrants."

(11) Includes 51,000 issued but unvested shares of Common Stock purchased by Dr. Collett upon the founding of the Company in December 1994. Also includes 11,857 shares of Common Stock issuable upon exercise of currently exercisable options. See "Certain Transactions--Transactions with Founders."

(12) Includes 51,000 issued but unvested shares of Common Stock purchased by Dr. McKinlay upon the founding of the Company in December 1994. Also includes 15,045 shares of Common Stock issuable upon exercise of currently exercisable options. See "Certain Transactions--Transactions with Founders."

(13) Includes 31,875 issued but unvested shares of Common Stock purchased by Dr. Griffin upon the founding of the Company in December 1994. Also includes 4,940 shares of Common Stock issuable upon exercise of currently exercisable options. See "Certain Transactions--Transactions with Founders."

(14) Includes 31,875 issued but unvested shares of Common Stock purchased by Dr. Diana upon the founding of the Company in December 1994. Also includes 2,072 shares of Common Stock issuable upon exercise of currently exercisable options See "Certain Transactions--Transactions with Founders."

(15) Includes 25,500 issued but unvested shares of Common Stock purchased by Dr. Baldino in January 1996.

(16) Represents 1,134 shares of Common Stock and currently exercisable options to purchase 8,702 shares of Common Stock.

(17) Represents 9,036 shares of Common Stock issuable upon exercise of exercis-able options.

(18) Includes 357,000 issued but unvested shares of Common Stock purchased by the founders and a director of the Company. Includes options to purchase 56,114 shares of Common Stock, which either are exercisable as of July 21, 1997 or will be exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

See the Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and By-Laws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, for additional information relating to the description of capital stock below.

The authorized capital stock of the Company consists of 32,000,000 shares, including 27,000,000 shares of Common Stock, par value $0.002 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. At July 1, 1997 there were 9,148,911 shares of Common Stock outstanding held of record by 41 stockholders and no shares of Preferred Stock outstanding.

COMMON STOCK

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Elections of directors are determined by a plurality of the votes cast and the Board of Directors is divided into three classes, as nearly equal in number as possible. The Certificate may be amended as permitted by law. Except as otherwise required by law, all other matters are determined by a majority of the votes cast. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock (none of which will be outstanding upon the closing of this offering). Upon the liquidation, dissolution or winding up of the Company, subject to any preferential liquidation rights of outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscrip-tion, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Com-pany may designate and issue in the future. See "Risk Factors--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions," "--Preferred Stock" and "--Anti-Takeover Provisions."

PREFERRED STOCK

The Company has authorized 5,000,000 shares of Preferred Stock, which the Board of Directors has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of Common Stock. Such preferences and rights may be superior to those of the holders of Common Stock. For example, the holders of Preferred Stock may be given a pref-erence in payment upon liquidation of the Company, or for the payment or accu-mulation of dividends before any distributions are made to the holders of Common Stock. No shares of Preferred Stock are currently outstanding, none will be outstanding upon the closing of this offering, and the Company has no plans, agreements or understandings for the issuance of any shares of any series of Preferred Stock. For a description of the possible anti-takeover effects of the Preferred Stock, see "Risk Factors--Availability of Preferred Stock for Issu-ance; Anti-Takeover Provisions" and "--Anti-Takeover Provisions."

WARRANTS

Pursuant to a Warrant Agreement dated as of September 13, 1995 (the "Warrant Agreement"), the Company issued a warrant to purchase 42,500 shares of Series B Preferred Stock to Comdisco, Inc. ("Comdisco"), an equipment supplier in con-nection with a Master Lease Agreement between the Company and the equipment supplier (the "Equipment Warrant"). Upon the closing of the Company's initial public offering, the Equipment Warrant automatically became exercisable for 21,675 shares of Common Stock. The Equipment Warrant is exercisable at a price of $2.94 per share and expires in November 2001. At Comdisco's discretion, the purchase price may be paid in cash or by surrender of shares purchasable on exercise pursuant to a formula in the agreement. The number of shares of Common Stock purchasable under the warrant and the exercise price of the warrant are subject to adjustment in the event of certain recapitalizations, reorganiza-tions, stock splits and combinations and in the event of certain dilutive issu-ances of capital stock by the Company. In addition, if the total cost of equip-ment leased under the Master Lease Agreement exceeds $750,000, Comdisco will be entitled to purchase additional shares under the warrant, as determined by a formula in the Warrant Agreement.

INDEMNIFICATION AND LIMITATION OF LIABILITY

The Company's Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law, and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

The Company has obtained a directors' and officers' liability insurance policy which provides directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and the Company is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the Certificate or By-Laws. For a description of the Company's indemnification agreements with certain of its directors, see "Cer-tain Transactions--Transactions with Founders."

ANTI-TAKEOVER PROVISIONS

Classified Board and Other Matters
Upon the closing of the Company's initial public offering, the Company's Board of Directors was divided into three classes, as nearly equal in number as pos-sible. Each class of directors will serve (after a transitional period in which the first class will serve until their successors have been elected and quali-fied at the 1997 annual meeting of stockholders, the second class will serve until their successors have been elected and qualified at the 1998 annual meeting of stockholders and the third class will serve until their successors have been elected and qualified at the 1999 annual meeting of stockholders), for a term of three years and until their successors have been elected and qualified. Accordingly, the Company's officers and directors, and related stockholders who hold a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for elec-tion and may exert considerable influence over the management and policies of the Company and all matters requiring stockholder approval, including funda-mental transactions. Moreover, under the Delaware General Corporation Law and the Certificate, stockholders may remove a director only for cause. The classi-fication of the Board of Directors, the voting control of the officers and directors and the limitation on the removal of directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company.

In addition, the ability of the Board of Directors to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for stockholder approval, which Preferred Stock may be used to create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company, may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Risk Factors--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions," "--Common Stock" and "--Preferred Stock."

Section 203 of Delaware General Corporation Law
Upon the consummation of the offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law ("Delaware 203"). In certain circumstances, Delaware 203 pre-vents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "Interested Stockholder" (generally, a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "Interested Stockholder," unless
(i) the business combination or transaction which resulted in the Interested Stockholder's becoming an Interested Stockholder is approved by the corpora-tion's board of directors prior to the date the Interested Stockholder becomes an Interested Stockholder or (ii) the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation may "opt out" of Delaware 203 with an express provision either in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from a stockhold-ers' amendment approved by at least a majority of the outstanding voting shares. The Company is subject to Delaware 203 and has not "opted out" of its provisions. The business combination provisions of Section 203 of the Delaware General Corporation law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the shares of Common Stock is StockTrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, the Company will have a total of 11,148,911 shares of Common Stock outstanding (11,448,911 shares if the underwriter's over-allotment is exercised in full). Of these shares, 4,587,500 shares of Common Stock (4,887,500 shares if the underwriter's over-allotment is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,561,411 shares of Common Stock out-standing are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act and may not be resold except pursuant to an effective registration statement or an applicable exemption from registra-tion, including Rule 144.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 111,489 shares after the sale of Common Stock offered hereby) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company as required by the rule is then available and the seller complies with certain other requirements. In addition, under Rule 144(k) a person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Of the 6,561,411 shares of Common Stock that are considered to be "restricted securities," (i) all of such shares are eligible for immediate resale under Rule 144 subject to the conditions and lim-itations of that rule, and (ii) 714,000 shares will be subject in varying degrees to the additional restrictions of a stock purchase agreement. Holders of 5,851,277 of these 6,561,411 shares have agreed not to directly or indi-rectly sell or dispose of their shares without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days following the date of this Prospectus. See "Certain Transactions--Transactions with Founders."

As of July 1, 1997, options to purchase a total of 707,037 shares of Common Stock were outstanding with a weighted average exercise price of $4.07 per share, of which options to purchase 62,794 shares of Common Stock were exercis-able. An additional 471,288 shares of Common Stock were available for future option grants under the Company's stock option plan as of July 1, 1997. The Company has also granted warrants to purchase Common Stock. Upon the closing of this offering, the Company will have outstanding warrants exercisable for 21,675 shares of Common Stock at $2.94 per share. All shares subject to options and warrants are subject to lock-up agreements. See "Management--Stock Options," and "Description of Capital Stock--Warrants."

Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act of offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not sub-ject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The rule also provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its one-year minimum holding period. The Company also intends to file one or more reg-istration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options, which would also permit the resale of the shares acquired upon the exercise of such options.

As of the date hereof, stockholders of the Company are entitled to certain pig-gyback and demand registration rights with regard to 5,659,979 shares of Common Stock upon the closing of this offering. In addition, the founders of the Com-pany are entitled to certain piggyback registration rights with regard to 879,750 outstanding shares of Common Stock. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All such rights in connection with this offering have been waived.

In addition, Rule 144A permits unlimited resales of restricted shares under certain circumstances involving Qualified Institutional Buyers, which are gen-erally defined as institutions with over $100 million invested in securities. Such resales can be made without regard to any volume or other restrictions.

No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock, under Rule 144, pursuant to reg-istration rights or otherwise, will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market (and distributions by the Company's principal venture capital investors and sales by such distributees who may qualify for resales under Rule 144(k) without any volume limitation), or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom J.P. Morgan Securities Inc. and Cowen & Com-pany are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell them, the respective numbers of shares of Common Stock set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all such shares of Common Stock, if any are taken. Under certain circumstances, the commitments of nondefaulting Under-writers may be increased as set forth in the Underwriting Agreement.

                                                                         ------

                                                                       NUMBER OF
                                                                          SHARES
   UNDERWRITERS                                                        ---------
   J.P. Morgan Securities Inc. .......................................
   Cowen & Company ...................................................
                                                                       ---------
     Total............................................................ 2,000,000
                                                                       ---------

The Underwriters propose initially to offer the Common Stock directly to the public at the price set forth on the cover page of this Prospectus and to cer-
tain dealers at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain other dealers. After the initial public offering of the Common Stock, the public offering price and such concession may be changed.

The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. To the extent the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such addi-tional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.

The Company has agreed to indemnify the Underwriters against certain liabili-ties, including liabilities under the Securities Act.

The Company, its officers and directors and certain stockholders related to the directors, have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of J.P. Morgan Securities Inc., for a period of 90 days after the date of this Prospectus. The foregoing does not prohibit the Company's sale of shares of Common Stock pursuant to the Underwriting Agree-ment, the grant of options under the Company's 1995 Stock Option Plan, the issuance of shares of Common Stock upon the exercise of options granted under the 1995 Stock Option Plan or the issuance of shares of Common Stock upon the exercise of outstanding warrants issued to Comdisco, Inc. J.P. Morgan Securi-ties Inc. may, in its sole discretion at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements.

In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Common Stock in the open market to cover syndicate shorts or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters and dealers may also engage in passive market making transac-tions in the Common Stock in accordance with Rule 103 of Regulation M promul-gated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting sys-tem. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

From time to time in the ordinary course of their respective businesses, the Representatives and their respective affiliates have provided, and may in the future provide, investment banking and other financial services to the Company and its affiliates.

                                 LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the Com-pany by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, and for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The financial statements of the Company as of December 31, 1995 and 1996 and for the period from December 5, 1994 (inception) to December 31, 1994 and for the years ended December 31, 1995 and 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
Independent Auditors' Report.............................................. F-2
Balance Sheets at December 31, 1995 and 1996 and March 31, 1997
(unaudited)............................................................... F-3
Statements of Operations for the period December 5, 1994 (inception) to
December 31, 1994, the years ended December 31, 1995 and 1996, the three months ended March 31, 1996 and 1997 (unaudited) and the period December
5, 1994 (inception) to March 31, 1997 (unaudited)......................... F-4
Statements of Stockholders' Equity (Deficit) for the period December 5,
1994 (inception) to December 31, 1994, the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997 (unaudited)........... F-5
Statements of Cash Flows for the period December 5, 1994 (inception) to
December 31, 1994, the years ended December 31, 1995 and 1996, the three months ended March 31, 1996 and 1997 (unaudited) and the period December
5, 1994 (inception) to March 31, 1997 (unaudited)......................... F-6
Notes to Financial Statements............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
ViroPharma Incorporated:

We have audited the accompanying balance sheets of ViroPharma Incorporated (A Development Stage Company) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from December 5, 1994 (inception) to December 31, 1994 and for the years ended December 31, 1995 and 1996 . These financial statements are the responsi-bility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViroPharma Incorporated (A Development Stage Company) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from December 5, 1994 (incep-tion) to December 31, 1994 and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

                                                     KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
February 28, 1997

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                         DECEMBER 31, 1995 AND 1996 AND
                           MARCH 31, 1997 (UNAUDITED)

                                         -------------------------------------
                                              DECEMBER 31,
                                         ------------------------    MARCH 31,
                                                1995         1996         1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............. $   337,044  $10,810,310  $ 7,709,854
  Short term investments................   4,376,382   11,737,369   13,734,144
  Other current assets..................     103,948      197,171      220,044
                                         -----------  -----------  -----------
    Total current assets................   4,817,374   22,744,850   21,664,042
Equipment and leasehold improvements,
 net....................................         --       672,029      906,063
Restricted investment...................         --           --       300,000
Other assets............................      56,471       36,000       70,400
                                         -----------  -----------  -----------
    Total assets........................ $ 4,873,845  $23,452,879  $22,940,505
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable...................... $   310,560  $   356,171  $   274,753
  Notes payable.........................      37,500          --           --
  Loan payable--current.................         --           --       100,000
  Obligation under capital lease--
   current..............................         --        52,950       56,250
  Accrued expenses and other current
   liabilities..........................   1,198,939    2,334,026    2,955,724
                                         -----------  -----------  -----------
    Total current liabilities...........   1,546,999    2,743,147    3,386,727
Loan payable--noncurrent................         --           --       483,333
Obligation under capital lease--
 noncurrent.............................         --       104,571       99,979
                                         -----------  -----------  -----------
                                           1,546,999    2,847,718    3,970,039
                                         -----------  -----------  -----------
Mandatorily redeemable convertible
 preferred stock, par value $.001 per
 share (at redemption value which
 includes accretion of $19,104 at
 December 31, 1995); issuable in Series
 A, B and C. Authorized 10,315,000
 shares in 1995 and none in 1996 and
 1997; issued and outstanding 7,735,000
 shares in 1995 and none in 1996 and
 1997; converted into 5,588,191 common
 shares upon consummation of initial
 public offering in 1996................   7,416,604          --           --
                                         -----------  -----------  -----------
Stockholders' equity (deficit):
  Preferred stock, par value $.001 per
   share. Authorized 5,000,000 shares at
   December 31, 1996 and March 31, 1997;
   none outstanding.....................         --           --           --
  Common stock, par value $.002 per
   share. Authorized 12,790,000 shares
   at December 31, 1995 and 27,000,000
   shares at December 31, 1996 and March
   31, 1997; issued and outstanding
   828,750 shares at December 31, 1995,
   9,076,861 at December 31, 1996, and
   9,077,116 at March 31, 1997..........       1,657       18,154       18,154
  Additional paid-in capital............     103,577   31,758,996   31,763,030
  Deferred compensation.................     (47,775)    (661,337)    (608,598)
  Unrealized gains on available for sale
   securities...........................      26,742       58,311       98,257
  Deficit accumulated during the
   development stage....................  (4,173,959) (10,568,963) (12,300,377)
                                         -----------  -----------  -----------
      Total stockholders' equity
       (deficit)........................  (4,089,758)  20,605,161   18,970,466
Commitments:
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficit)................... $ 4,873,845  $23,452,879  $22,940,505
                                         ===========  ===========  ===========

-------
See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                  THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
           THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)
   AND THE PERIOD DECEMBER 5, 1994 (INCEPTION) TO MARCH 31, 1997 (UNAUDITED)

                          --------------------------------------------------------------------------------
                           DECEMBER 5,                                                              PERIOD
                                  1994                                                         DECEMBER 5,
                           (INCEPTION)        YEAR ENDED               THREE MONTHS                   1994
                                    TO       DECEMBER 31,             ENDED MARCH 31,       (INCEPTION) TO
                          DECEMBER 31,  ------------------------  ------------------------       MARCH 31,
                                  1994         1995         1996         1996         1997            1997
                          ------------  -----------  -----------  -----------  -----------  --------------
                                                                        (UNAUDITED)            (UNAUDITED)
Revenues:
  License fee...........     $     --   $       --   $ 1,000,000  $       --   $       --     $  1,000,000
  Milestone revenue.....           --           --           --           --       750,000         750,000
  Grant revenue.........           --        90,813      436,081          --           --          526,894
                             ---------  -----------  -----------  -----------  -----------    ------------
    Total revenues......           --        90,813    1,436,081          --       750,000       2,276,894
                             ---------  -----------  -----------  -----------  -----------    ------------
Operating expenses
 incurred in the
 development stage:
  Research and
   development..........        75,779    2,930,106    6,694,703    1,415,429    1,908,252      11,608,840
  General and
   administrative.......       243,318    1,091,299    1,421,524      220,173      764,569       3,520,710
                             ---------  -----------  -----------  -----------  -----------    ------------
    Total operating
     expenses...........       319,097    4,021,405    8,116,227    1,635,602    2,672,821      15,129,550
                             ---------  -----------  -----------  -----------  -----------    ------------
    Loss from
     operations.........      (319,097)  (3,930,592)  (6,680,146)  (1,635,602)  (1,922,821)    (12,852,656)
Interest income, net....           --        75,730      285,142       55,824      191,407         552,279
                             ---------  -----------  -----------  -----------  -----------    ------------
    Net loss............     $(319,097) $(3,854,862) $(6,395,004) $(1,579,778) $(1,731,414)   $(12,300,377)
                             =========  ===========  ===========  ===========  ===========    ============
Accretion of redemption
 value attributable to
 mandatorily redeemable
 convertible preferred
 stock..................           --        19,104    1,597,341      116,415          --        1,616,445
                             ---------  -----------  -----------  -----------  -----------    ------------
Net loss allocable to
 common shareholders....     $(319,097) $(3,873,966) $(7,992,345) $(1,696,193) $(1,731,414)   $(13,916,822)
                             =========  ===========  ===========  ===========  ===========    ============
Pro forma net loss per
 share..................                $      (.98) $      (.93) $      (.32) $      (.19)
                                        ===========  ===========  ===========  ===========
Shares used in computing
 pro forma net loss per
 share..................                  3,931,743    6,839,674    4,933,093    9,076,986
                                        ===========  ===========  ===========  ===========

-------
See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                   THE YEARS ENDED DECEMBER 31, 1995 AND 1996
             AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                         -----------------------------------------------------------------------------------------------
                                                                                  UNREALIZED      DEFICIT
                                                             NOTES                  GAINS ON  ACCUMULATED          TOTAL
                           COMMON STOCK     ADDITIONAL  RECEIVABLE                 AVAILABLE   DURING THE  STOCKHOLDERS'
                         -----------------     PAID-IN   ON COMMON      DEFERRED    FOR SALE  DEVELOPMENT         EQUITY
                            SHARES  AMOUNT     CAPITAL       STOCK  COMPENSATION  SECURITIES        STAGE      (DEFICIT)
                         --------- ------- -----------  ----------  ------------  ---------- ------------  -------------
Balance, December 5,
 1994 (Inception).......       --  $   --  $       --       $  --        $   --        $ --  $        --     $       --
 Issuance of common
  stock to founders.....   828,750   1,657      79,593      (1,625)      (79,625)        --           --             --
 Amortization of
  deferred
  compensation..........       --      --          --          --         15,925         --           --          15,925
 Net loss for period....       --      --          --          --            --          --      (319,097)      (319,097)
                         --------- ------- -----------  ----------  ------------   --------- ------------    -----------
Balance, December 31,
 1994...................   828,750   1,657      79,593      (1,625)      (63,700)        --      (319,097)      (303,172)
 Proceeds from notes
  receivable............       --      --          --        1,625           --          --           --           1,625
 Issuance costs of
  Series A and B
  preferred stock.......       --      --      (46,912)        --            --          --           --         (46,912)
 Unrealized gains on
  available for sale
  securities............       --      --          --          --            --       26,742          --          26,742
 Amortization of
  deferred
  compensation..........       --      --          --          --         15,925         --           --          15,925
 Accretion of redemption
  value attributable to
  mandatorily redeemable
  convertible preferred
  stock.................       --      --      (19,104)        --            --          --           --         (19,104)
 Value attributed to
  issuance of warrants..       --      --       90,000         --            --          --           --          90,000
 Net loss...............       --      --          --          --            --          --    (3,854,862)    (3,854,862)
                         --------- ------- -----------  ----------  ------------   --------- ------------    -----------
Balance, December 31,
 1995...................   828,750   1,657     103,577         --        (47,775)     26,742   (4,173,959)    (4,089,758)
 Deferred compensation
  resulting from grant
  of options............       --      --      753,461         --       (753,461)        --           --             --
 Amortization of
  deferred
  compensation..........       --      --          --          --        139,899         --           --         139,899
 Unrealized gains on
  available for sale
  securities............       --      --          --          --            --       31,569          --          31,569
 Issuance costs of
  Series C preferred
  stock.................       --      --      (27,100)        --            --          --           --         (27,100)
 Exercise of common
  stock options.........    72,420     145       6,955         --            --          --           --           7,100
 Value attributed to
  issuance of warrants..       --      --       19,920         --            --          --           --          19,920
 Accretion of redemption
  value attributable to
  mandatorily redeemable
  convertible preferred
  stock.................       --      --   (1,597,341)        --            --          --           --      (1,597,341)
 Conversion of preferred
  stock to common
  stock................. 5,588,191  11,177  16,253,022         --            --          --           --      16,264,199
 Issuance of common
  stock, net of issuance
  costs................. 2,587,500   5,175  16,246,502         --            --          --           --      16,251,677
 Net loss...............       --      --          --          --            --          --    (6,395,004)    (6,395,004)
                         --------- ------- -----------  ----------  ------------   --------- ------------    -----------
Balance, December 31,
 1996................... 9,076,861  18,154  31,758,996         --       (661,337)     58,311  (10,568,963)    20,605,161
 Exercise of common
  stock options
  (unaudited)...........       255     --           50         --            --          --           --              50
 Warrant expense
  (unaudited)...........       --      --        3,984         --            --          --           --           3,984
 Unrealized gain on
  available for sale
  securities
  (unaudited)...........       --      --          --          --            --       39,946          --          39,946
 Amortization of
  deferred compensation
  (unaudited)...........       --      --          --          --         52,739         --           --          52,739
 Net loss (unaudited)...       --      --          --          --            --          --    (1,731,414)    (1,731,414)
                         --------- ------- -----------  ----------  ------------   --------- ------------    -----------
Balance, March 31, 1997
 (unaudited)............ 9,077,116 $18,154 $31,763,030         --   $   (608,598)    $98,257 $(12,300,377)   $18,970,466
                         ========= ======= ===========  ==========  ============   ========= ============    ===========

See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                  THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
           THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)
   AND THE PERIOD DECEMBER 5, 1994 (INCEPTION) TO MARCH 31, 1997 (UNAUDITED)

                         --------------------------------------------------------------------------------
                          DECEMBER 5,                                                              PERIOD
                                 1994                                                         DECEMBER 5,
                          (INCEPTION)        YEAR ENDED               THREE MONTHS                   1994
                                   TO       DECEMBER 31,             ENDED MARCH 31,       (INCEPTION) TO
                         DECEMBER 31,  ------------------------  ------------------------       MARCH 31,
                                 1994         1995         1996         1996         1997            1997
                         ------------  -----------  -----------  -----------  -----------  --------------
                                                                       (UNAUDITED)            (UNAUDITED)
Cash flows from
 operating activities:
 Net loss..............  $   (319,097) $(3,854,862) $(6,395,004) $(1,579,778) $(1,731,414)   $(12,300,377)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Non-cash compensation
  expense..............        15,925       15,925      139,899          --        52,739         224,488
 Non-cash warrant
  value................           --        90,000       19,920          --         3,984         113,904
 Depreciation and
  amortization
  expense..............           --           --        58,022          --        50,741         108,765
 Changes in assets and
  liabilities:
  Other current
   assets..............        (2,000)    (101,948)     (93,223)     (46,236)     (22,873)       (220,044)
  Other assets.........           --       (56,471)      20,471       20,324      (34,400)        (70,400)
  Accounts payable.....         2,207      308,353       45,611      310,145      (81,418)        274,753
  Accrued expenses and
   other current
   liabilities.........       103,335    1,095,604    1,135,087     (744,659)     621,698       2,955,724
                         ------------  -----------  -----------  -----------  -----------    ------------
   Net cash used in
    operating
    activities.........      (199,630)  (2,503,399)  (5,069,217)  (2,040,203)  (1,140,943)     (8,913,187)
                         ------------  -----------  -----------  -----------  -----------    ------------
Cash flows from
 investing activities:
 Purchase of
  equipment............           --           --      (730,052)         --      (284,775)     (1,014,828)
 Purchase of short-term
  investments..........           --   (11,018,731) (15,335,938)  (1,272,131)  (4,877,179)    (31,231,848)
 Sales of short-term
  investments..........           --     4,363,754          --           --           --        4,363,754
 Maturities of short-
  term investments.....           --     2,305,337    8,006,520    4,771,518    2,620,350      12,932,206
                         ------------  -----------  -----------  -----------  -----------    ------------
   Net cash provided by
    (used in) investing
    activities.........           --    (4,349,640)  (8,059,470)   3,499,387   (2,541,604)    (14,950,716)
                         ------------  -----------  -----------  -----------  -----------    ------------
Cash flows from
 financing activities:
 Net proceeds from
  issuance of preferred
  stock................        60,000    6,648,088    7,223,155          --           --       13,931,243
 Net proceeds from
  issuance of common
  stock................           --           --    16,258,777        5,000           50      16,258,827
 Proceeds from loan
  payable..............           --           --           --           --       600,000         600,000
 Proceeds received on
  notes receivable.....           --         1,625          --           --           --            1,625
 Proceeds from notes
  payable..............       162,500      517,500       12,500       12,500          --          692,500
 Payment of notes
  payable..............           --           --       (50,000)         --       (16,667)        (66,667)
 Obligation under
  capital lease........           --           --       157,521          --        (1,292)        156,229
                         ------------  -----------  -----------  -----------  -----------    ------------
   Net cash provided by
    financing
    activities.........       222,500    7,167,213   23,601,953       17,500      582,091      31,573,757
                         ------------  -----------  -----------  -----------  -----------    ------------
Net increase in cash
 and cash equivalents..        22,870      314,174   10,473,266    1,476,683   (3,100,456)      7,709,854
Cash and cash
 equivalents at
 beginning of period...           --        22,870      337,044      337,044   10,810,310             --
                         ------------  -----------  -----------  -----------  -----------    ------------
Cash and cash
 equivalents at end of
 period................  $     22,870  $   337,044  $10,810,310  $ 1,813,727  $ 7,709,854    $  7,709,854
                         ============  ===========  ===========  ===========  ===========    ============
Supplemental disclosure
 of noncash
 transactions:
 Conversion of Note
  Payable to Series A
  and Series B
  Preferred Stock......           --   $   642,500          --           --           --     $    642,500
 Conversion of
  mandatorily
  redeemable
  convertible preferred
  stock to common
  shares...............           --           --   $16,264,199          --           --     $ 16,264,199
 Notes issued for
  828,750 common
  shares...............  $      1,625          --           --           --           --     $      1,625
 Deferred
  compensation.........  $     79,625          --   $   753,461          --           --     $    833,086
 Accretion of
  redemption value
  attributable to
  mandatorily
  redeemable
  convertible preferred
  stock................           --   $    19,104  $ 1,597,341  $   116,415          --     $  1,616,445
 Unrealized gains on
  available for sale
  securities...........           --   $    26,742  $    31,569  $    26,742  $    39,946    $     98,257

See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996
             (INFORMATION AS OF MARCH 31, 1997 AND WITH RESPECT TO
         THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND BUSINESS ACTIVITIES

ViroPharma Incorporated (a development stage Company) (the "Company") was incorporated in Delaware on December 5, 1994. The Company is a development stage biopharmaceutical company committed to the discovery, development, and commercialization of novel small molecule drugs to treat infections caused by RNA viruses. The accompanying financial statements include the results of operations of the Company from December 5, 1994 (inception) to March 31, 1997.

The Company is devoting substantially all of its efforts towards conducting drug discovery and development, raising capital, conducting clinical trials and pursuing regulatory approval for products under development, and recruiting personnel and building infrastructure. In the course of such activ-ities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any signif-icant revenues or product sales and has not achieved profitable operations or positive cash flow from operations. The Company's deficit accumulated during the development stage aggregated $12,300,377 through March 31, 1997. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

The Company plans to continue to finance its operations with a combination of stock issuances, private placements and follow-on public offerings, license payments, payments from strategic research and development arrangements and, in the longer term, revenues from product sales. There are no assurances, how-ever, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its planned products.

2. BASIS OF ACCOUNTING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States (U.S.) financial institutions, including commercial paper of U.S. companies, with a cost and fair value of $248,659 at December 31, 1995, a cost and fair value of $11,047,013 and $11,074,310, respectively, at December 31, 1996, and a cost and fair value of $7,698,375 and $7,719,990, respectively, at March 31, 1997.

Short-term investments
Short-term investments consist primarily of debt securities backed by the U.S. government. The Company's entire short-term investment portfolio is currently classified as available for sale and is stated at fair value as determined by quoted market values. Changes in the net unrealized holding gains and losses are included as a separate component of stockholders' equity (deficit). For purposes of determining gross realized gains and losses, the cost of short-term investments sold is based upon specific identification. The Company has not experienced any significant realized gains or losses on its investments through March 31, 1997.

Concentration of credit risk
The Company invests its excess cash and short-term investments in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to certain types of instruments issued by the U.S. government and institutions with strong investment grade credit ratings and places restrictions in their terms and concentrations by type and issuer.

Equipment and leasehold improvements
Equipment and leasehold improvements are recorded at cost. Depreciation and amortization is computed on a straight-line basis over the useful lives of the assets or the lease term, whichever is shorter, ranging from two to seven years.

The Company leases certain of its equipment and facilities under operating leases. Operating lease payments are charged to operations over the related period that such leased equipment is utilized in service.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. BASIS OF ACCOUNTING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

Assets and liabilities related to capital leases are recorded at the present value of the future minimum rental payments using interest rates appropriate at the inception of the lease. Capital lease amortization is included with depre-ciation and amortization expense.

Expenditures for repairs and maintenance are expensed as incurred.

Patent costs
Patent application and maintenance costs are expensed as incurred.

Research and development
Research and product development costs are expensed as incurred.

Licensed technology
Costs incurred in obtaining the license rights to technology in the research and development stage are expensed as incurred and in accordance with the spe-cific contractual terms of such license agreements.

Accounting for income taxes
Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabili-ties and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recog-nized in the period that such tax rate changes are enacted.

Revenue recognition--collaborative research, contract and license agreements Collaborative research revenue from cost-reimbursement and grant agreements are recorded as the related expenses are incurred, up to the contractual limits. Contract and licensing revenue is recognized when milestones are met and the Company's specific performance obligations have been satisfied in accordance with the terms of the respective agreements. Cash received that is related to future performance under such contracts is deferred and recognized as revenue when earned.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reverse stock split
On November 5, 1996, the Company effected a reverse stock split of its common stock on a .51-for-1 basis. All common share and pro forma per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented. Preferred stock amounts have not been retroactively adjusted to reflect the reverse stock split.

Stock-based compensation
The Company accounts for its stock option plan in accordance with the provi-sions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. On January 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, "Ac-counting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made in 1995 and in future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the accounting provisions of APB Opinion No 25 and provide the pro forma disclosure requirements of SFAS No. 123.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. BASIS OF ACCOUNTING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

Pro forma net loss per share
For periods subsequent to the Company's Initial Public Offering (IPO), net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the respective periods adjusted for the dilutive effect, if any, of common stock equivalents which consist of stock options and warrants using the treasury stock method. Common stock equivalents that are anti-dilutive are excluded from net loss per share calculations subse-quent to the IPO.

For periods prior to the Company's IPO, all common and common equivalent shares from stock options and warrants and convertible preferred stock issued during the twelve-month period prior to the IPO at prices below the IPO price are pre-sumed to have been issued in contemplation of the IPO and have been included in the calculation of pro-forma net loss per share as if they were outstanding for all periods presented (using the treasury stock method and an IPO price of $7.00 per share). The calculation of shares used in computing pro-forma net loss per share prior to the Company's IPO also included all series of mandatorily redeemable convertible preferred stock, assuming conversion into shares of common stock (using the if-converted method) from their respective original dates of issuance. In the computation of pro forma net loss per share, accretion of the redemption value attributable to mandatorily redeemable con-vertible preferred stock is not included as an increase to net loss.

The following table sets forth the calculation of total number of shares used in the computation of pro forma net loss per share:

                                        ---------------------------------------
                                            YEAR ENDED      THREE MONTHS ENDED
                                           DECEMBER 31,          MARCH 31,
                                        ------------------- -------------------
                                             1995      1996      1996      1997
                                        --------- --------- --------- ---------
Weighted average common shares
 outstanding...........................   828,750 2,053,114   891,480 9,076,986
Incremental shares assumed to be
 outstanding related to common stock,
 stock options and warrants granted and
 convertible preferred stock based on
 the treasury stock method.............   853,620   486,123    96,763       --
Convertible preferred stock (if
 converted method)..................... 2,249,373 4,300,437 3,944,850       --
                                        --------- --------- --------- ---------
Weighted average common and common
 equivalent shares used in computation
 of pro forma net loss per share....... 3,931,743 6,839,674 4,933,093 9,076,986
                                        ========= ========= ========= =========

Interim financial statements (unaudited):
The balance sheet at March 31, 1997, the statements of operations and state-ments of cash flows for the three months ended March 31, 1996 and 1997 and the period from December 5, 1994 (inception) to March 31, 1997 and the statement of stockholders' equity (deficit) for the three months ended March 31, 1997 are unaudited. In the opinion of management of the Company, such unaudited finan-cial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial results for the interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the entire year.

3. SHORT-TERM INVESTMENTS

Short-term investments consist of fixed income securities with original maturi-ties of greater than three months but less than one year including U.S. trea-sury instruments of agencies of the U.S. Government and high-grade commercial paper. At December 31, 1995 and 1996 and March 31, 1997, all of the short-term investments were deemed as "available for sale" investments.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. SHORT-TERM INVESTMENTS--(CONTINUED)

The following summarizes the "available for sale" investments at December 31, 1995 and 1996, and March 31, 1997:

                                 ---------------------------------------------
                                                  GROSS      GROSS
                                             UNREALIZED UNREALIZED
                                        COST      GAINS     LOSSES  FAIR VALUE
                                 ----------- ---------- ---------- -----------
Obligations of the U.S.
 Government and agencies of the
 U.S.:
  December 31, 1995............. $ 4,349,640    $26,742    $   --  $ 4,376,382
                                 ===========    =======    ======= ===========
Obligations of the U.S.
 Government and agencies of the
 U.S............................   5,383,095      7,877      6,160   5,384,812
Commercial paper................   6,295,963     56,594        --    6,352,557
                                 -----------    -------    ------- -----------
  December 31, 1996............. $11,679,058    $64,471    $ 6,160 $11,737,369
                                 ===========    =======    ======= ===========
Obligations of the U.S.
 Government and agencies of the
 U.S............................   7,045,448     11,032     17,020   7,039,460
Commercial paper................   6,612,054     82,630        --    6,694,684
                                 -----------    -------    ------- -----------
  March 31, 1997................ $13,657,502    $93,662    $17,020 $13,734,144
                                 ===========    =======    ======= ===========

4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following at December 31, 1996 and March 31, 1997:

                                                             ------------------
                                                                 1996      1997
                                                             -------- ---------
     Computer and equipment................................. $603,265 $ 873,282
     Leasehold improvements.................................  126,786   141,546
                                                             -------- ---------
                                                              730,051 1,014,828
     Less accumulated depreciation and amortization.........   58,022   108,765
                                                             -------- ---------
                                                             $672,029 $ 906,063
                                                             ======== =========

Included in equipment and leasehold improvements at December 31, 1996 and March 31, 1997 is approximately $215,000 of assets held under capital lease.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following at December 31, 1995 and 1996 and March 31, 1997:

                                               --------------------------------
                                                   DECEMBER 31,
                                               ---------------------  MARCH 31,
                                                     1995       1996       1997
                                               ---------- ---------- ----------
     License fee payable...................... $1,036,000 $1,333,332 $1,666,665
     Clinical development and research........        --     827,175  1,053,098
     Payroll and payroll taxes payable........     72,986     30,329     78,577
     Other current liabilities................     89,953    143,190    157,384
                                               ---------- ---------- ----------
                                               $1,198,939 $2,334,026 $2,955,724
                                               ========== ========== ==========

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. LICENSE AND RESEARCH AGREEMENTS

In December 1995, the Company entered into a license agreement with Sanofi S.A. (Sanofi) for its most advanced drug candidate. Under the Sanofi agreement, the Company was required to pay a license fee of $1,000,000. This amount was charged to operations in 1995 and paid in February 1996. In addition, the Com-pany is required to make a milestone payment of up to $2,000,000 upon the ear-lier of the occurrence of a future milestone event, as defined, or three years from the date of the agreement. The $2,000,000 milestone payment is being charged to operations on a pro-rata monthly basis commencing in December 1995 over eighteen months, the expected time frame in which the milestone is antici-pated to be achieved.

In connection with the Sanofi agreement, the Company is also required to make certain significant additional payments, including royalties, as defined, should agreed-upon future milestones be attained. At the present time, there can be no assurance that such milestones will be attained.

The Company has entered into various licensing, research and other agreements. Under these agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Com-pany would be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under any other agreement other than Sanofi.

In July 1996, the Company entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim Pharmaceuticals Inc. (BI) for one hepatitis C target identified by the Company. Under this agreement, the Company granted to BI the exclusive worldwide rights to develop and commer-cialize compounds discovered under the agreement. In return, BI paid a non-refundable technology access fee of $1,000,000 to the Company and is required to make certain research and milestone payments, as defined, to the Company in connection with the Company's transfer of HCV screening and assay technology and at various stages in the development of compounds under the agreement. In addition, BI is required to make royalty payments to the Company on sales of products developed and marketed under this agreement.

In February 1997, the Company received a $750,000 milestone payment related to the BI agreement. Such amount was recognized as revenue in the quarter ended March 31, 1997 pursuant to the specific terms of the agreement.

In 1996, the Company recognized approximately $340,000 of grant revenue from a not-for-profit entity for which a director of the Company serves as an officer.

7. COMMON STOCK AND COMMON STOCK OPTIONS

On November 22, 1996, the Company completed its Initial Public Offering (IPO) of common stock. The Company sold 2,587,500 shares (including 337,500 shares excised by the underwriters for the overallotment). Net proceeds approximated $16,250,000.

Upon inception of the Company in December 1994, certain members of management and a co-founder/director purchased 828,750 shares of common stock. Management purchased 663,000 of these shares which vest annually over a four-year period. The Company has the right to repurchase any unvested shares at the original price paid for such shares should the employee leave the Company before such shares are fully vested. A co-founder/director purchased 165,750 shares. The difference between the deemed fair value and the price paid ($.002) per share, for the aforementioned common stock at inception in December 1994 was $79,625, which amount was recorded as deferred compensation. Compensation expense related to these shares of common stock aggregated $15,925 in each of 1994, 1995 and 1996, and $3,982 in 1997. Pursuant to a right granted in December 1994, a director purchased in January 1996, 51,000 shares of common stock at $.10 per share, pursuant to a restricted stock purchase agreement.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. COMMON STOCK AND COMMON STOCK OPTIONS--(CONTINUED)

The Company has adopted the 1995 Stock Option Plan (the "Plan") to provide eli-gible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage such individuals to continue in the employment of the Company. Prior to the adoption of the Plan, stock options granted in 1994 and 1995 were non-qualified stock options. Stock options are granted at the deemed fair market value of the stock on the day immediately preceding the date of grant. Stock options are exercisable for a period not to exceed ten years from the date of grant. Vesting of the stock options occurs, generally 25% per year, over four years. There are 1,200,000 shares reserved under the Plan.

Stock option activity from December 5, 1994 (inception) to March 31, 1997 is as follows:

                                    ------------------------------------------
                                                           WEIGHTED- WEIGHTED-
                                                             AVERAGE   AVERAGE
                                      EXERCISE             REMAINING  EXERCISE
                                     PRICE PER   SHARE   CONTRACTUAL     PRICE
                                         SHARE OPTIONS  LIFE (YEARS) PER SHARE
                                    ---------- -------  ------------ ---------
Balance, December 5, 1994 (date of
 inception)........................ $      --      --                   $  --
  Granted..........................        .10 150,349                     .10
  Exercised........................        --      --                      --
  Canceled.........................        --      --                      --
                                               -------
Balance, December 31, 1994.........        .10 150,349          10.0       .10
  Granted..........................        .20  12,750                     .20
  Exercised........................        --      --                      --
  Canceled.........................        --      --                      --
                                               -------
Balance, December 31, 1995.........    .10-.20 163,099           8.7       .11
  Granted..........................    .20-.45 174,775                     .25
                                          2.16  95,869                    2.16
                                          5.25  23,460                    5.25
  Exercised........................        .10 (21,420)                    --
  Canceled.........................        --      --                      --
                                               -------
Balance, December 31, 1996.........   .10-5.25 435,783          8.75       .90
  Granted (unaudited)..............       8.75 229,800                    8.75
                                         12.00     250                   12.00
                                         13.00  17,000                   13.00
                                         13.25   2,000                   13.25
  Exercised (unaudited)............        .20    (255)                    --
  Canceled (unaudited).............        --      --                      --
                                               -------
Balance, March 31, 1997
 (unaudited).......................  .10-13.25 684,578          9.03      3.87
                                               =======
Shares exercisable at March 31,
 1997 (unaudited).................. $  .10-.20  52,428                  $  .13
                                               -------

At December 31, 1996, there were 742,797 shares available for grant under the Plan. In the quarter ended March 31, 1997, the Company granted 249,050 options to its employees. Such options were granted at exercise prices equal to the fair market value at the grant date.

During 1996, various executive officers and certain employees of the Company were granted options to acquire 270,644 shares of common stock at exercise prices ranging from $.20 to $2.16 per share. The exercise price of the options was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. However, for financial statement pur-poses, the difference between a deemed value in the range of $2.35 to $5.25 per share and the respective exercise prices at the grant dates has been recorded as deferred compensation ($753,461) and is being amortized over the four-year vesting period. Compensation expense for the aforementioned options aggregated $123,974 for the year ended December 31, 1996, and $48,757 for the quarter ended March 31, 1997.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. COMMON STOCK AND COMMON STOCK OPTIONS--(CONTINUED)

The per share weighted-average fair value of stock options granted during 1995 and 1996 ranged from $.14 to $4.45 per share, respectively, on the date of grant. Such fair values were determined using the Black-Scholes option-pricing model and are based on the following weighted-average assumptions: an expected dividend yield of 0%, a risk-free interest rate of 7.5%, volatility of 50% and an expected option life of ten years.

The Company applies APB Opinion No. 25 in accounting for its stock option plan. Had the Company determined compensation cost for options granted during 1995 and 1996 based on the fair value at the grant date under SFAS No. 123, the Company's net loss and pro forma net loss per share would have been increased to the pro forma amounts under SFAS No. 123 indicated below:

                                                      ------------------------
                                                           DECEMBER 31,
                                                             1995         1996
                                                      -----------  -----------
     Net loss:
       As reported................................... $(3,854,862) $(6,395,004)
       Pro forma under SFAS No 123................... $(3,855,318) $(6,524,213)
                                                      ===========  ===========
     Pro forma net loss per share:
       As reported................................... $      (.98) $      (.93)
       Pro forma under SFAS No. 123.................. $      (.98) $      (.95)
                                                      ===========  ===========

Pro forma net loss reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is incurred under SFAS 123 over the respective vesting period of such options, and options granted by the Company prior to January 1, 1995 are not reflected in the pro forma net loss figures above.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company completed the sale of its Series A (675,000 shares) and Series B (7,060,000 shares) mandatorily redeemable convertible preferred stock (the Preferred Stock) at per share prices of $.50 and $1.00, respectively. Aggre-gate net proceeds from these transactions totaled approximately $7,350,000, which included a $162,500 promissory note with an investor was converted into Series A Preferred Stock in June 1995.

On May 31, 1996, the Company sold 3,222,222 shares of Series C mandatorily redeemable convertible preferred stock at a per share price of $2.25 for aggregate net proceeds of approximately $7,223,000.

On November 22, 1996, all mandatorily redeemable convertible preferred stock was converted into 5,588,191 shares of common stock on a .51 for 1 basis in connection with completion of the Company's Initial Public Offering.

The Company also secured $480,000 in bridge financing loans in March and May 1995, which amounts were converted to Series B preferred stock in June 1995.

In 1995, in connection with the bridge financing, the Company issued 159,994 warrants to Series B investors to purchase Series B preferred stock at the fair value of the Series B preferred stock at the date of issuance ($1.00 per share). The deemed fair value of such warrants at their issuance date aggre-gated $90,000, which amount was charged to operations in 1995.

The difference between the deemed fair market value of the Preferred Stock and the liquidation amount was accreted on a pro-rata basis in the accompanying financial statements through the consummation of the Company's IPO in November 1996, at which point all shares of Preferred Stock were converted into 5,588,191 common shares. All rights with respect to the Preferred Stock ceased upon consummation of the IPO.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

9. INCOME TAXES

At December 31, 1996, the Company had available for Federal and state income tax purposes net operating loss carryforwards of approximately $1,731,000. Such carryforwards, which expire between 2011 and 1999, respectively, are available to reduce future Federal and state taxable income, if any.

Based on "change in ownership" provisions of the Tax Reform Act of 1986, net operating loss and research and development credit carryforwards may be subject to annual limitations that could reduce the Company's ability to utilize these carryforwards in the future.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1996 are shown below. At December 31, 1996, a valua-tion allowance of $4,152,890 has been recognized to offset the deferred tax assets as realization of such assets is uncertain. The change in the valuation allowance for 1995 and 1996 was an increase of $1,480,287 and $2,545,044 respectively.

                                                      ------------------------
                                                           DECEMBER 31,
                                                             1995         1996
                                                      -----------  -----------
     Deferred tax assets:
       Net operating loss carryforwards.............. $   549,171  $   758,592
       Capitalized research and development costs....   1,033,238    2,848,527
       Expenses not currently deductible.............         --       533,333
       Capitalized start up costs....................      50,917       37,918
                                                      -----------  -----------
         Total gross deferred tax assets.............   1,633,326    4,178,370
     Deferred tax liability:
       Employee compensation.........................      25,480       25,480
                                                      -----------  -----------
         Net deferred tax assets.....................   1,607,846    4,152,890
     Valuation allowance.............................  (1,607,846)  (4,152,890)
                                                      -----------  -----------
         Total deferred tax assets...................         --           --
                                                      ===========  ===========

10. 401(K) PROFIT SHARING PLAN

In 1995, the Company adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 15% of their compensation not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately in the participant's account. The Company did not contribute to the 401(k) Plan in 1995, 1996, or 1997.

11. COMMITMENTS

In September 1995, the Company entered into a lease arrangement for the financing of certain lab equipment, leasehold improvements, computers and office equipment. The terms range from three to four years.

The lease line expired in September 1996. In connection with this arrangement, 63,750 warrants to purchase Series B preferred stock were originally granted to the lessor at the original Series B issuance price of $1.00 per share. The deemed fair value of such warrants at their issuance date aggregated $63,750, which amount is being amortized to operations over the term of the lease arrangement. The number of warrants and the related exercise price were adjusted based on a formula to reflect the increase in per share price of the Series C Preferred Stock over Series B Preferred Stock and the .51 for 1 reverse stock split to 21,675 warrants to purchase common stock at an exercise price of $2.94 per share.

In October 1995, the Company entered into an operating lease agreement for its present corporate facilities. The lease term is for two years with a one year renewal option, subject to lessor consent. The option was exercised in February 1997 extending the term of the lease to October 1998.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

11. COMMITMENTS--(CONTINUED)

In December 1995, the Company entered into a capital lease arrangement for the financing of certain equipment. The terms of this arrangement are for four years from the date of funding. The maximum amount that can be financed under this arrangement is $620,000, which includes $120,000 of used equipment which the Company is obligated to purchase at the end of the lease term for $24,000.

The Company's future minimum lease payments under the aforementioned leases for years subsequent to December 31, 1996 are as follows:

                                                            ------------------
     YEAR ENDING                                            OPERATING  CAPITAL
     DECEMBER 31,                                              LEASES   LEASES
     ------------                                           --------- --------
      1997.................................................  $378,337 $ 69,545
      1998.................................................   330,121   69,545
      1999.................................................   152,827   51,302
      2000.................................................    45,747    2,373
      2001 and thereafter..................................       --       --
                                                             -------- --------
         Total minimum lease payments......................  $907,032 $192,765
                                                             ======== ========
     Amounts representing interest.........................           $(35,244)
                                                                      --------
     Present value of net minimum lease payments...........           $157,521
     Current portion.......................................           $ 52,950
                                                                      --------
     Long term portion.....................................           $104,571
                                                                      ========

Rent expense for the period from December 5, 1994 (date of inception) to December 31, 1994, the years ended December 31, 1995 and 1996, and the three month period ended March 31, 1997 aggregated $20,000, $271,000, $335,000, and $106,450 respectively.

12. SUBSEQUENT EVENTS (UNAUDITED)

In February 1997, the Company entered into a $600,000 loan agreement with a bank of which $583,333 is outstanding at March 31, 1997. The term of the loan is six years, with principal and interest due monthly. The interest rate is approximately 9% and is secured by certain equipment and a $300,000 certificate of deposit.

In April 1997, the Company entered into a development agreement with SELOC AG (SELOC) and SICOR S.A. (SICOR), subsidiaries of Schwarz Pharma AG, for the man-ufacture of clinical supplies of pleconaril, the Company's most advanced drug candidate. Under the terms of the agreement, SELOC and SICOR will manufacture pleconaril for use in clinical trials and further develop the synthetic process for production of commercial quantities of pleconaril.

On July 21, 1997, the Company entered into a lease for laboratory and office space commencing after the current lease expires in 1998. The term of the new lease is ten years with two five-year renewal options. Under the lease terms, the Company is required to contribute approximately $800,000 in 1997 to the cost of the laboratory construction. The Company also has the right, under cer-tain circumstances, to purchase the new facility at a purchase price based on a pre-determined formula.

                [LOGO OF VIROPHARMA INCORPORATED APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registra-tion fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market filing fee:

                                                                       --------
       Securities and Exchange Commission registration fee............ $ 11,152
       National Association of Securities Dealers, Inc. Filing Fee....    4,180
       The Nasdaq Stock Market Listing Fee............................   17,500
       Transfer Agent and Registrar Fees..............................    5,000
       Printing and engraving expenses................................  100,000
       Legal fees and expenses........................................  100,000
       Accounting fees and expenses...................................   45,000
       Blue Sky fees and expenses (including legal fees)..............   15,000
       Miscellaneous..................................................    2,168
                                                                       --------
         Total........................................................ $300,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and the Company's By-Laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's By-Laws filed as Exhibit 3.2 hereto.

In addition, certain directors of the Company are parties to indemnification agreements with the Company. Pursuant to the agreements, such directors are to be indemnified against liabilities and expenses incurred in connection with their services to the Company to the fullest extent permitted by Delaware law. Such indemnification is subject to the director's meeting the applicable stan-dard of care and to a determination to indemnify by a majority of disinterested directors (as defined in the agreements) or by independent counsel (also as defined in the agreements).

The Underwriting Agreement provides that the Underwriter is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


Since December 1994, the registrant has issued and sold the following unregis-tered securities:

  1. Upon the founding of the Company in December 1994, certain founders of the Company purchased an aggregate of 675,750 shares of Common Stock pur-suant to restricted stock purchase agreements. Each purchaser paid $0.002 per share of Common Stock, then valued at $0.10 per share. In addition, an affiliate of a founder purchased 165,750 shares of Common Stock. The affil-iate paid $0.002 per share.

  2. From December 1994 to January 1995, the Company sold 350,000 shares of Series A Preferred Stock for an aggregate price of $175,000, or $0.50 per share, to certain of the founders of the Company. All of such outstanding shares of Series A Preferred Stock converted into an aggregate of 178,500 shares of Common Stock upon completion of the Company's initial public offering.

  3. In December 1994, the Company sold an 8.5% Convertible Demand Promissory
  Note in the principal amount of $162,500 to an affiliate of a founder of the Company. In December 1994, the founder assigned the note to two affili-ates of another founder, who converted their notes into a total of 325,000 shares of Series A Preferred Stock at $0.50 per share in June 1995. All of such outstanding shares of Series A Preferred Stock converted into an aggregate of 165,750 shares of Common Stock upon completion of the Company's initial public offering.

  4. Pursuant to a right granted in December 1994, a director purchased 51,000 shares of Common Stock under a January 1996 restricted stock pur-chase agreement at $0.10 per share.

  5. In March and May 1995, the Company sold two 9.5% Convertible Demand Promissory Notes in the principal amounts of $100,000 and $50,000 to each of three private investors and one 9.5% Convertible Promissory Note in the principal amount of $30,000 to an executive officer. All the notes were cancelled in connection with such investors' and executive officer's pur-chase of Series B Preferred Stock described in paragraph 7 below, in par-tial or full payment for the shares.

  6. In connection with the purchase of the 9.5% Convertible Demand Promis-sory Notes, the Company issued warrants to purchase 49,998 shares of Series B Preferred Stock, respectively, to each of the three private investors and 10,000 shares to the executive officer. Two of the private investors subse-quently transferred all or portions of the warrants to successors or affil-iates. Upon the closing of the Company's initial public offering, the war-rants automatically became exercisable for 25,499 shares of Common Stock for each of the private investors and 5,100 shares for the chief executive officer.

  7. Between June 1995 and October 1995, the Company sold 7,060,000 shares of Series B Preferred Stock for an aggregate of $7,060,000, or $1.00 per share, to private investors and an executive officer of the Company. All of such outstanding shares of Series B Preferred Stock converted into an aggregate of 3,600,600 shares of Common Stock upon the closing of the Company's initial public offering.

  8. In September 1995, the Company issued a warrant to purchase 42,500 shares of Series B Preferred Stock at $1.50 per share to an equipment sup-plier in connection with a Master Lease Agreement between the Company and the equipment supplier. Upon the closing of the Company's initial public offering, the warrant automatically became exercisable for 21,675 shares of Common Stock at $2.94 per share.

  9. In May 1996, the Company sold 3,222,222 shares of Series C Preferred Stock for an aggregate of $7,249,999.50, or $2.25 per share, to private investors and the executive officers of the Company. All of such out-standing shares of Series C Preferred Stock converted into an aggregate of 1,643,333 shares of Common Stock upon the closing of the Company's initial public offering.

  10. From 1994 to the present, the Company has granted options to acquire an aggregate of 728,712 shares of Common Stock, at exercise prices ranging from $0.10 to $13.25, to various directors, officers, employees and non-employees. To date, options to purchase 21,675 shares of Common Stock have been exercised.

  11. In June 1997, the Company issued 71,795 shares of Common Stock pursuant to a cashless exercise of warrants that were otherwise exercisable on a cash basis for 81,597 shares of Common Stock.

The Company believes that the transactions described above were exempt from registration under Sections 3(a)(9), 3(b) or 4(2) of the Securities Act because the subject securities were, respectively, either (i) exchanged by the issuer with its existing security holders exclusively, with no commission or other remuneration being paid or given directly or indirectly for soliciting such exchange, (ii) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or (iii) sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

Specifically, the Company believes that the transactions described in paragraph 1 and certain transactions described in paragraphs 2, 3, 5, 6, 7, 8, 9 and 11 were exempt from registration under Section 4(2) of the Securities Act. The Company believes that the transactions relating to the conversion of the pre-ferred stock and the notes described in paragraphs 2, 3, 5, 6, 7 and 9 were or will be exempt from registration under Section 3(a)(9) of the Securities Act. In respect of the right described in paragraph 4 and the options described in paragraph 10, the Company is relying upon the fact that such grants were not sales or, if such grants were sales, they and the exercises described were exempt from registration under Sections 4(2) and 3(b) of the Securities Act. The Company intends to file registration statements on Form S-8 under the Secu-rities Act to register all of the shares of Common Stock underlying the Company's outstanding options.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A)EXHIBIT DESCRIPTION
 ---------- -----------
  1.1**     Form of Underwriting Agreement.
  3.1       Second Amended and Restated Certificate of Incorporation of the
            Company.(1) (Exhibit 3.1)
  3.2++     By-Laws of the Company, as amended.(1) (Exhibit 3.2)
  5**       Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being offered.
 10.1++     1995 Stock Option Plan.(1) (Exhibit 10.1)
 10.2       ViroPharma 401(k) Employee Savings Plan, effective July 1, 1995.(1)
            (Exhibit 10.2)
 10.3       Lease dated September 19, 1995 between the Company and Centocor
            Property Management Corp.(1)
            (Exhibit 10.3)
 10.4       Master Lease Agreement dated September 13, 1995 between the Company and Comdisco, Inc.(1) (Exhibit 10.4)
 10.5       Master Equipment Lease No. 053-0005 dated December 1, 1995 between the Company and Phoenix Leasing Incorporated.(1) (Exhibit 10.5)
 10.6(a)+   Agreement dated December 22, 1995 between the Company and
            Sanofi.(1) (Exhibit 10.6)
 10.7+      Collaborative Research Agreement dated as of August 15, 1996 between the Company and Boehringer Ingelheim Pharmaceuticals,
            Inc.(1) (Exhibit 10.7)
 10.8       Form of Employment Agreement.(1) (Exhibit 10.8)
 10.9       Form of Indemnification Agreement.(1) (Exhibit 10.9)
 10.10      Form of Employee Stock Purchase Agreement.(1) (Exhibit 10.10)
 10.11      Restricted Stock Purchase Agreement dated as of January 17, 1996, by and between the Company and Frank Baldino, Jr.(1) (Exhibit 10.11)
 10.12      Series B Convertible Preferred Stock Purchase Agreement dated as of
            June 16, 1995 among the Company and each of the entities on the
            "Schedule of Purchasers" attached thereto as Schedule A.(1)
            (Exhibit 10.12)
 10.13      Series C Convertible Preferred Stock Purchase Agreement dated as of
            May 30, 1996 among the Company and each of the individuals and entities on the "Schedule of Purchasers" attached thereto as
            Schedule A.(1)
            (Exhibit 10.13)
 10.14      Form of Warrants to Purchase Series B Preferred Stock dated March
            3, 1995 and May 12, 1995.(1)
            (Exhibit 10.14)
 10.15      Warrant Agreement dated as of September 13, 1995 between the
            Company and Comdisco, Inc.(1)
            (Exhibit 10.15)
 10.16      Amended and Restated Investors' Rights Agreement, dated as of May
            30, 1996, by and among the Company and the persons identified on
            Schedule A, Schedule B and the Schedule of Founders thereto.(1)
            (Exhibit 10.16)
 10.17      Form of Amendment to Employee Stock Purchase Agreement.(1) (Exhibit
            10.17)
 10.18      Amendment to Restricted Stock Purchase Agreement dated as of
            January 17, 1996, among the Company and Frank Baldino, Jr., dated as of January 17, 1996.(1) (Exhibit 10.18)
 10.19**    Development Agreement dated as of April 16, 1997, by and among
            SELOC AG, SICOR, S.A. and the Company.
 10.20**    First Amendment to Agreement dated as of February 21, 1997 by and between Sanofi and the Company.
 10.21**    Promissory Note of Jon M. Rogers and Traci J. Rogers, dated as of
            June 12, 1997.
 10.22**    Letter Agreement dated May 6, 1997, by and between the Company and
            Centocor, Inc.
 10.23*     Lease, dated July 21, 1997, between the Company and The Hankin
            Group.
 10.24*     Purchase Option Agreement, dated July 21, 1997, between the Company and The Hankin Group.
 10.25*     Escrow Agreement, dated July 21, 1997, among the Company, The
            Hankin Group and Manito Abstract Company, Inc.
 10.26*     Work Letter to Lease between the Company and The Hankin Group.
 23.1*      Consent of KPMG Peat Marwick LLP.
 23.2**     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).
 24**       Power of Attorney (included on signature page).
 27**       Financial Data Schedule.

(b) No Financial Statement Schedules filed.
-------
* Filed herewith.
** Previously filed.
+ Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.
++ Compensation plans and arrangements for executives and others.
(1) Filed as an Exhibit to Registration Statement on Form S-1 (File No. 333-12407), as amended, initially filed on September 20, 1996.

ITEM 17. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Regis-trant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, there-fore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the suc-cessful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the securities being reg-istered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Reg-istration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Regis-tration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN MALVERN, PENNSYLVANIA ON JULY 22, 1997.

                                        Viropharma Incorporated


                                        By:   /s/ Claude H. Nash, Ph.D.
                                            -----------------------------------
                                                  CLAUDE H. NASH, PH.D.
                                           PRESIDENT, CHIEF EXECUTIVE OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


/s/ Claude H. Nash, Ph.D.               President, Chief        July 22, 1997
---------------------------------------  Executive Officer
CLAUDE H. NASH, PH.D.                    and Chairman of the
                                         Board (Principal
                                         Executive Officer)

/s/ Vincent J. Milano                   Vice President,         July 22, 1997
---------------------------------------  Finance and
VINCENT J. MILANO                        Administration
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                   *                    Director                July 22, 1997
---------------------------------------
FRANK BALDINO, JR., PH.D.

                   *                    Director                July 22, 1997
---------------------------------------
STEVE DOW

                   *                    Director                July 22, 1997
---------------------------------------
JON N. GILBERT

                   *                    Director                July 22, 1997
---------------------------------------
ANN H. LAMONT

                   *                    Director                July 22, 1997
---------------------------------------
CHRISTOPHER MOLLER, PH.D.                                       July 22, 1997


*By: /s/ Claude H. Nash, Ph.D.
    -------------------------------
    CLAUDE H. NASH, PH.D. AS
    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT  DESCRIPTION
 -------  -----------
  1.1**   Form of Underwriting Agreement.
  3.1     Second Amended and Restated Certificate of Incorporation of the
          Company.(1) (Exhibit 3.1)
  3.2++   By-Laws of the Company, as amended.(1) (Exhibit 3.2)
  5**     Opinion of Morgan, Lewis & Bockius LLP regarding legality of shares of Common Stock being registered.
 10.1++   1995 Stock Option Plan.(1) (Exhibit 10.1)
 10.2     ViroPharma 401(k) Employee Savings Plan, effective July 1, 1995.(1)
          (Exhibit 10.2)
 10.3     Lease dated September 19, 1995 between the Company and Centocor
          Property Management Corp.(1)
          (Exhibit 10.3)
 10.4     Master Lease Agreement dated September 13, 1995 between the Company and Comdisco, Inc.(1) (Exhibit 10.4)
 10.5     Master Equipment Lease No. 053-0005 dated December 1, 1995 between the Company and Phoenix Leasing Incorporated.(1) (Exhibit 10.5)
 10.6(a)+ Agreement dated December 22, 1995 between the Company and Sanofi.(1)
          (Exhibit 10.6)
 10.7+    Collaborative Research Agreement dated as of August 15, 1996 between the Company and Boehringer Ingelheim Pharmaceuticals, Inc.(1)
          (Exhibit 10.7)
 10.8     Form of Employment Agreement.(1) (Exhibit 10.8)
 10.9     Form of Indemnification Agreement.(1) (Exhibit 10.9)
 10.10    Form of Employee Stock Purchase Agreement.(1) (Exhibit 10.10)
 10.11    Restricted Stock Purchase Agreement dated as of January 17, 1996, by and between the Company and Frank Baldino, Jr.(1) (Exhibit 10.11)
 10.12    Series B Convertible Preferred Stock Purchase Agreement dated as of
          June 16, 1995 among the Company and each of the entities on the
          "Schedule of Purchasers" attached thereto as Schedule A.(1) (Exhibit
          10.12)
 10.13    Series C Convertible Preferred Stock Purchase Agreement dated as of
          May 30, 1996 among the Company and each of the individuals and entities on the "Schedule of Purchasers" attached thereto as Schedule
          A.(1)
          (Exhibit 10.13)
 10.14    Form of Warrants to Purchase Series B Preferred Stock dated March 3,
          1995 and May 12, 1995.(1)
          (Exhibit 10.14)
 10.15    Warrant Agreement dated as of September 13, 1995 between the Company and Comdisco, Inc.(1)
          (Exhibit 10.15)
 10.16    Amended and Restated Investors' Rights Agreement, dated as of May 30,
          1996, by and among the Company and the persons identified on Schedule
          A, Schedule B and the Schedule of Founders thereto.(1) (Exhibit 10.16)
 10.17    Form of Amendment to Employee Stock Purchase Agreement.(1) (Exhibit
          10.17)
 10.18    Amendment to Restricted Stock Purchase Agreement dated as of January
          17, 1996, among the Company and Frank Baldino, Jr., dated as of
          January 17, 1996.(1) (Exhibit 10.18)
 10.19**  Development Agreement dated as of April 16, 1997, by and among SELOC
          AG, SICOR, S.A. and the Company.
 10.20**  First Amendment to Agreement dated as of February 21, 1997 by and between Sanofi and the Company.
 10.21**  Promissory Note of Jon M. Rogers and Traci J. Rogers, dated as of
          June 12, 1997.
 10.22**  Letter Agreement dated May 6, 1997, by and between the Company and
          Centocor, Inc.
 10.23*   Lease, dated July 21, 1997, between the Company and The Hankin Group.
 10.24*   Purchase Option Agreement, dated July 21, 1997, between the Company and The Hankin Group.
 10.25*   Escrow Agreement, dated July 21, 1997, among the Company, The Hankin
          Group and Manito Abstract Company, Inc.
 10.26*   Work Letter to Lease between the Company and The Hankin Group.
 23.1*    Consent of KPMG Peat Marwick LLP.
 23.2**   Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).
 24**     Power of Attorney (included on signature page).
 27**     Financial Data Schedule.

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* Filed herewith.
** Previously filed.
+ Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.
++ Compensation plans and arrangements for executives and others.
(1) Filed as an Exhibit to Registration Statement on Form S-1 (File No. 333-12407), as amended, initially filed on September 20, 1996.